Form 10-K, Exhibit 13
period 1996-12-31
MONTEREY BAY BANCORP INC
filed 1997-03-31
CIK 930429

Exhibit 13


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Related Notes of the Company (dollars in thousands).

                                                                     At December 31,
                                          ------------------------------------------------------------------------
                                             1996            1995            1994          1993          1992
                                          ------------   --------------  -------------  ------------  -----------
Selected Financial Condition Data:
Total assets..........................     $425,762         $329,768       $298,278      $252,389     $161,240
Loans receivable held for sale........          130               92         16,082        58,875            -
Investment securities available
    for sale(1).......................       49,955           30,990         19,703         8,235
Investment securities held to
    maturity(1).......................          404              790            395             -        9,506
Mortgage backed securities available
    for sale(1).......................      116,610           52,417         13,523        32,218        3,624
Mortgage backed securities held to
    maturity(1).......................          173              205            160           177       43,495
Loans receivable held for
    investment, net(2)................      233,208          228,387        227,423       132,703       93,545
Deposits..............................      318,145          215,284        214,310       218,342      130,500
FHLB advances.........................       46,807           46,520         59,782        10,000       10,000
Securities sold under agreements to
repurchase............................       13,000           17,361              -             -            -
Equity, substantially restricted......       45,759           47,604         23,249        23,073       20,197
Nonperforming assets..................        1,393            1,545            711             1          644

                                                            For the Year Ended December 31,
                                         ------------------------------------------------------------------------
                                            1996             1995            1994           1993         1992
                                         -----------     -------------   -------------   ------------ -----------
Selected Operating Data:
Interest income.......................    $23,986           $22,544         $17,727        $16,048     $13,530
Interest expense......................     14,333            14,227           9,841          8,253       6,607
                                          -------           -------         -------        -------     -------
Net interest income before provision
for loan losses.......................      9,653             8,317           7,886          7,795       6,923
Provision (credit) for loan losses....         28               663             421            220          (2)
                                          -------           -------         -------        -------     -------
Net interest income after provision
(credit) for loan losses..............      9,625             7,654           7,465          7,575       6,925
Non interest income...................        941               573           1,048          1,961         306
General and administrative expenses(3)      9,091             7,140           6,316          5,235       2,880
                                          -------           -------         -------        -------     -------
Income before income tax expense......      1,475             1,087           2,197          4,301       4,351
Income tax expense....................        623               414             949          1,786       1,844
                                          -------           -------         -------        -------     -------
Net income............................        852              $673         $ 1,248        $ 2,515     $ 2,507
                                          =======           =======         =======        =======     =======
Net income per share(4)...............    $   .27           $   .17             N/A            N/A         N/A
                                          =======           =======         =======        =======     =======

------------------------------------
(1) The Company has historically classified its investment and mortgage backed securities as "held to maturity" or "available for sale." The Company elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during the fiscal year ended December 31, 1993.
(2) The, allowance for estimated loan losses at December 31, 1996, 1995, 1994, 1993 and 1992 was $1,311,000, $1,362,000 $808,000, $387,000,and
       $167,000, respectively.
(3) General and administrative expenses for 1996 includes a non-recurring special insurance premium assessment of $1.4 million.
(4) Net income per share is meaningful only for the twelve months ended December 31, 1996 and 1995, since the Company's common stock was issued February 14, 1995 in connection with the Conversion of Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995 to December 31, 1995 were used to compute net income per share for the 12 months ended December 31, 1995.

                                                                         At or For the Year Ended
                                                                               December 31,
                                                    --------------------------------------------------------------------
                                                        1996          1995          1994          1993         1992
                                                    ------------- ------------- ------------- ------------- ------------
Selected Financial Ratios and Other Data(1):
Performance Ratios:
    Return on average assets......................        .26%          .21%          .45%         1.03%        1.58%
    Return on average equity......................       1.83%         1.49%         5.45%        11.47%       12.75%
    Average equity to average assets..............      13.98%        14.04%         8.33%         8.96%       12.41%
    Equity to total assets at end of period.......      10.75%        14.44%         7.79%         9.14%       12.53%
    Average interest rate spread(2)...............       2.39%         1.98%         2.73%         2.98%        3.86%
    Net interest margin(3)........................       3.00%         2.65%         2.96%         3.27%        4.43%
    Average interest earning assets to
       average interest bearing liabilities.......     113.76%       114.94%       107.40%       108.49%      113.45%
    General and administrative expenses to
       average assets.............................       2.74%         2.22%         2.23%         2.14%        1.82%
Regulatory Capital Ratios:
    Tangible capital..............................       8.28%        11.65%         7.74%         8.69%       12.53%
    Core capital..................................       8.36%        11.83%         8.03%         9.14%       12.53%
    Risk-based capital............................      19.22%        24.42%        15.50%        18.70%       23.37%
Asset Quality Ratios:
    Nonperforming loans as a percent of
       gross loans receivable(4)(5)...............        .59%         1.39%          .29%         NM(6)         .66%
    Nonperforming assets as a percent of
       total assets(5)............................        .33%          .97%          .24%         NM(6)         .40%
    Allowance for loan losses
         as a percent of gross loans receivable(4)        .56%          .59%          .33%          .20%         .17%
    Allowance for loan losses
         as a percent of nonperforming loans(5)...      94.10%        42.56%       113.64%         NM(6)       25.93%
Number of full-service customer
    facilities....................................           7             6             6             6            3

---------------------------------------------------

(1) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.
(2) The average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) The net interest margin represents net interest income as a percent of average interest earning assets.
(4) Gross loans receivable includes loans receivable held for investment and loans held for sale, less undisbursed loan funds, deferred loan fees and unamortized discounts/premiums.
(5) Nonperforming assets consist of nonperforming loans (nonaccrual loans and restructured loans not performing in accordance with their restructured terms) and REO. REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure. The Company had no REO or nonperforming restructured loans, and nonperforming loans equaled nonperforming assets, at each of the dates presented above.
(6) At December 31, 1993, the Company had $1,000 of nonperforming loans and no other nonperforming assets. Accordingly, referenced ratio data would not be meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Monterey Bay Bancorp, Inc. ("the Company") completed its initial offering of common stock on February 14, 1995, in connection with the conversion of Monterey Bay Bank (the "Bank"), formerly Watsonville Federal Savings and Loan Association, from the mutual to stock form of ownership. The Company utilized approximately 50% of the net proceeds to acquire all of the issued and outstanding stock of the Bank. The Company is headquartered in Watsonville, California and its principal business currently consists of the operations of its wholly-owned subsidiary, the Bank. The Company had no operations prior to February 14, 1995, and accordingly, the results of operations prior to that date reflect only those of the Bank and its subsidiary.

         The Company's results of operations are dependent, to a large extent, on net interest income, which is the difference between the interest and dividend income it receives on its interest earning assets, (principally loans and investment securities) and the interest expense, or the cost of funds of its interest bearing liabilities (principally deposits and, to a lesser extent, FHLB advances and reverse repurchase agreements). The Company's service charges, mortgage loan servicing fees, and commissions from the sale of insurance products and investments through its wholly owned subsidiary also have significant effects on the Company's results of operations. The Company's general and administrative expenses consist primarily of employee compensation, occupancy expenses, federal deposit insurance premiums, data processing fees and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Company exceeded all of its regulatory capital requirements at December 31, 1996.

Interest Rate Risk

         The objective of the Company's asset/liability management activities is to improve earnings by adjusting the type and mix of assets and liabilities to effectively address changing conditions and risks. Through overall management of its balance sheet and by controlling various risks, the Company seeks to optimize its financial returns within safe and sound parameters. Financial institutions are subject to interest rate risk to the degree that interest-bearing liabilities reprice or mature on a different basis and at different times than interest-earning assets.

         The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. The Company's interest rate risk policies are established and monitored by its Asset/Liability committee ("ALCO"). The ALCO reviews the sensitivity of the Company's net interest income and market value of equity to interest rate changes. The objective of the Company's ALCO activities is to improve earnings by adjusting the types of assets and liabilities to effectively address changing conditions and risks. The ALCO seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The ALCO closely monitors its interest rate risk as such risk relates to its operational strategies and reports on these matters to the Board of Directors. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Company.

         To measure the Company's interest rate sensitivity, a cumulative gap measure can be used to assess the impact of potential changes in interest rates on the net interest income. The repricing gap represents the net position of assets and liabilities subject to repricing in specified time periods. Assets and liabilities are categorized according to the expected repricing time frames based on management's judgment.

         The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at December 31, 1996 which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the terms of the asset or liability. It is intended to provide an approximation of the projected repricing of assets and liabilities at December 31, 1996 on the basis of contractual maturities, adjusted for anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable rate loans and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans. For loans on residential properties, adjustable rate loans and fixed rate loans are projected to prepay at rates between 6% and 15% annually. Passbook amounts in the table reflect an assumed run-off of 25% in the first year and 25% annually thereafter. Money market accounts reflect an assumed run-off of 70% in the first year and 30% thereafter. The Company's interest bearing checking accounts are subject to immediate withdrawal ($13.9 million) and are assumed to reprice within the first three months. Based upon the assumptions used in the following table, at December 31, 1996, the Company's total interest bearing liabilities maturing or repricing within one year exceeded its total net interest earning assets maturing or repricing in the same time by $81.2 million, representing a one year cumulative "gap" ratio, as defined below, as a percentage of total assets of negative 19.06%. As a result, the Company is vulnerable to increases in interest rates.

                                                                        At December 31, 1996
                                  -------------------------------------------------------------------------------------------------
                                              More than 3 More than 6 More than 1  More than 3  More than 5     Non-
                                    3 Months   Months to   Months to    Year to     Years to     Years to   Interest
                                    or Less     6 Months     1 Year     3 Years      5 Years     10 Years    Bearing     Total
                                  -------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Interest earning assets (1):
   Federal funds sold and
     other short-term investments.. $  4,978    $      -    $      -    $      -     $      -     $      -    $        $   4,978
   Investment securities,
     net(2)(3)(5)..................   14,998       1,111       2,149       2,239       18,091       11,970         -      50,558
   Loans receivable(2)(4)(5).......   76,678      53,905       3,825      17,557       34,848       46,443         -     233,256
   Mortgage backed
     securities(2)(5)..............    8,193       8,192      16,386      67,453       16,559            -         -     116,783
   FHLB stock......................    5,040           -           -           -            -            -         -       5,040
                                    --------    --------    --------    --------     --------     --------    ------   ---------
      Total interest earning
        assets.....................  109,887      63,208      22,360      87,249       69,498       58,413         -     410,615
   Allowance for loan losses.......     (431)       (303)        (21)        (99)        (196)        (261)        -      (1,311)
                                    --------    --------    --------    --------     --------     --------    ------   ---------
      Net interest earning
        assets.....................  109,456      62,905      22,338      87,151       69,302       58,152         -     409,304
   Non interest earning assets.....        -           -           -           -            -            -    16,458      16,458
                                    --------    --------    --------    --------     --------     --------    ------   ---------
          Total assets.............  109,456      62,905      22,338      87,151       69,302       58,152    16,458     425,762
                                    --------    --------    --------    --------     --------     --------    ------   ---------
Interest bearing liabilities:
   Money market deposits...........    6,568       6,568      13,137      11,260            -            -         -      37,534
   Passbook deposits...............      839         839       1,678       6,712        3,356            -         -      13,423
   Checking accounts...............    7,156           -           -           -            -            -     6,788      13,944
   Certificate accounts............   50,829      53,172      83,849      63,444        1,659          291         -     253,244
   FHLB advances...................   17,650      13,575       7,000       1,000            -        7,582         -      46,807
   Securities sold under
     agreements to repurchase......        -           -      13,000           -            -            -         -      13,000
                                    --------    --------    --------    --------     --------     --------    ------   ---------
   Total interest bearing
     liabilities...................   83,042      74,154     118,664      82,416        5,015        7,873     6,788     377,952
   Noninterest bearing
     liabilities...................        -           -           -           -            -            -     2,051       2,051
   Equity..........................        -           -           -           -            -                 45,759      45,759
                                    --------    --------    --------    --------     --------     --------    ------   ---------
         Total liabilities and
           equity..................   83,042      74,154     118,664      82,416        5,015        7,873    54,598     425,762
                                    --------    --------    --------    --------     --------     --------    ------   ---------
Interest sensitivity gap(6)........ $ 26,413    $(11,250)   $(96,325)   $  4,735     $ 64,287     $ 50,279
                                    ========    ========    ========    ========     ========     ========
Cumulative interest
  sensitivity gap.................. $ 26,413    $ 15,164    $(81,162)   $(76,427)    $(12,139)    $ 38,140
                                    ========    ========    ========    ========     ========     ========
Cumulative interest
  sensitivity gap as a percent of
  total assets.....................     6.20%       3.56%     (19.06%)    (17.95%)      (2.85%)       8.96%
                                    ========    ========    ========    ========     ========     ========
Cumulative net interest earning
  assets as a percent of
  cumulative interest bearing
  liabilities......................   131.81%     109.65%      70.58%      78.67%       96.66%      110.28%
                                    ========    ========    ========    ========     ========     ========

--------------------------------------------------------

(1) Interest earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated early payoffs, scheduled rate adjustments, and contractual maturities.
(2)    Includes assets available for sale.
(3) Includes $199,000 of certificates of deposit with original maturities greater than 90 days.
(4) For purposes of the gap analysis, mortgage and other loans are reduced for loans greater than 90 days past due but are not reduced for the allowance for loan losses.
(5) Investments and mortgage backed securities are at fair market value. Assets are reported net of unearned (discount) premium and deferred loan fees.
(6) Interest sensitivity gap represents the difference between interest earning assets and interest bearing liabilities.

         A cumulative gap measure alone cannot be used to evaluate interest rate sensitivity because interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. In measuring interest rate sensitivity, the Company also uses simulation modeling to estimate the potential effects of movements in interest rates. Interest rate risk sensitivity estimated by management, as measured by the change in the net portfolio value of equity as a percentage of the present value of assets from an immediate 200 basis point increase in interest rates, was 3.85% and 3.42% at December 31, 1996 and 1995, respectively.

Analysis of Net Interest Income

         Net interest income represents the difference between income on interest earning assets and expense on interest bearing liabilities. Net interest income also depends upon the relative amounts of interest earning assets and interest bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet

         The following table sets forth certain information relating to the Company for the fiscal years ended December 31, 1996, 1995 and 1994. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                              Year Ended December 31,
                        -----------------------------------------------------------------------------------------------------
                                       1996                              1995                              1994
                        -----------------------------------------------------------------------------------------------------
                                                Average                           Average                           Average
                          Average                Yield/     Average                Yield/     Average               Yield/
                          Balance    Interest     Cost      Balance    Interest     Cost      Balance    Interest    Cost
                         ----------- ---------  --------- ------------ --------  --------- ------------ ---------  ---------
                                                                (Dollars in thousands)

Assets:
  Interest earning
  assets:
    Federal funds sold
    and other
    short-term
    investments........  $  3,612     $            6.97%     $  4,299   $   276     6.43%    $  3,838    $   146      3.79%
    Investment                            252
    securities,
    net(1)(2)..........    37,593       2,314      6.15%       33,309     2,228     6.69%      20,614      1,257      6.10%
    Loans
    receivable(3)(6)(7)   231,530      18,015      7.78%      241,744    17,826     7.37%     221,307     14,998      6.76%
    Mortgage backed
    securities,
    net(1).............    45,635       3,224      7.06%       31,291     2,080     6.65%      18,887      1,205      6.38%
    FHLB stock.........     2,986                  6.08%        2,657               5.06%       2,386        121      5.40%
                         --------     -------                --------   -------              --------    -------
    Total interest
      earning assets...   321,356     $23,986      7.46%      313,300   $22,544     7.20%     267,032    $17,727      6.65%
    Non interest                      =======                           =======                          =======
    earning assets.....    10,849                               8,666                           7,768
                         --------                            --------                        --------

      Total assets.....  $332,205                            $321,966                        $274,800
                         ========                            ========                        ========

Liabilities and
Stockholders' Equity:
  Interest bearing
  liabilities:
    Money market
    deposits...........  $ 19,387     $   695      3.58%     $ 14,619   $   395     2.70%    $ 19,773    $   450      2.32%
    Passbook deposits..    13,381         254      1.90%       15,048       308     2.04%      18,341        402      2.23%
    Checking accounts..    13,485          78      0.58%       10,781       120      .80%      10,583        121       .89%
    Certificate
    accounts...........   177,964       9,922      5.58%      171,878     9,779     5.69%     161,403      6,981      4.40%
                         --------     -------                --------   -------              --------    -------
      Total savings
        accounts.......   224,217      10,949      4.88%      212,326    10,602     4.99%     210,100      7,954      3.85%
    FHLB advances......    43,619       2,509      5.75%       45,744     2,746     6.00%      38,532      1,887      4.58%
    Securities sold
      under agreements
      to repurchase....    14,644         875      5.98%       14,497       879     6.06%           -          -
                         --------     -------                --------   -------              --------    -------
    Total interest
      bearing
      liabilities......   282,480     $14,333      5.07%      272,567   $14,227     5.22%     248,632    $ 9,841      3.92%
                                      =======                           =======                          =======
  Non interest bearing
    liabilities........     3,284                               4,231                           3,268
                         --------                            --------                        --------
      Total liabilities   285,764                             276,798                         251,900
  Stockholders' equity.    46,441                              45,168                          22,900
                         --------                            --------                        --------

    Total liabilities
    and stockholders'
    equity.............  $332,205                            $321,966                        $274,800
                         ========                            ========                        ========
  Net interest rate
  spread(4)............                            2.39%                            1.98%                             2.73%
  Net interest
  margin(5)............                            3.00%                            2.65%                             2.96%
  Ratio of interest
  earning assets to
  interest bearing
  liabilities..........   113.76%                             114.94%                         107.40%

--------------------------------------------------

(1) Includes related assets available for sale and unamortized discounts and premiums.
(2) Amount includes certificates of deposit with original maturities greater than 90 days.
(3) Amount is net of deferred loan fees, loan discounts and premiums, loans in process, and loan loss allowances, and includes loans held for sale.
(4) Net interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest earning assets.
(6) For purposes of these calculations, the nonaccruing loans receivable have been included in the average balances.
(7)    Loan fees recognized for the year ended December 31, 1996 were $217,000.

Rate/Volume Analysis

       The following table presents the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                  Year Ended December 31, 1996         Year Ended December 31, 1995
                                                           Compared to                          Compared to
                                                  Year Ended December 31, 1995         Year Ended December 31, 1994
                                             ---------------------------------------- ---------------------------------
                                                   Increase (decrease) due to           Increase (decrease) due to
                                              Average                                  Average
                                              Volume            Rate           Net     Volume        Rate        Net
                                             -------------  ------------- ----------- ---------- ------------ ---------
Interest earning assets:
  Federal funds sold and
  other short-term investments...............      ($41)           $17           ($24)      $27         $103       $130
  Investment securities, net (1)(2)..........       358           (272)            86       788          183        971
  Loans receivable, net(2)...................    (1,019)         1,208            189     1,425        1,403      2,828
  Mortgage backed securities, net(2).........       963            181          1,144       794           81        875
  FHLB stock.................................        19             28             47        38          (25)        13
                                                -------         ------         ------    ------       ------     ------
     Total interest earning assets...........       280          1,162          1,442     3,072        1,745      4,817
                                                -------         ------         ------    ------       ------     ------
Interest bearing liabilities:
  Money market deposits......................       150            150            300       (92)          37        (55)
  Passbook deposits..........................       (33)           (21)           (54)      (66)         (28)       (94)
  Checking accounts..........................        12            (54)           (42)        1           (2)        (1)
  Certificate accounts.......................       356           (213)           143       593        2,205      2,798
  FHLB advances..............................      (125)          (112)          (237)      343          516        859
  Securities sold under agreements to
  repurchase.................................         8            (12)            (4)      879            -        879
                                                -------         ------         ------    ------       ------     ------
     Total interest bearing liabilities......       368           (262)           106     1,658        2,728      4,386
                                                -------         ------         ------    ------       ------     ------
Net change in net interest income............      ($88)        $1,424         $1,336    $1,414        $(983)      $431
                                                =======         ======         ======    ======       ======     ======

(1) Includes certificates of deposit with original maturities greater than 90 days.
(2)   Includes assets available for sale.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995

General

         The Company recorded net income of $852,000 for the year ended December 31, 1996, compared to $673,000 for the year ended December 31, 1995. The fully diluted earnings per share for the year ended December 31, 1996 was $.27, compared to $.17 per share for the year ended December 31, 1995. Included in net income for the year ended December 31, 1996 was a non-recurring expense of $1,387,000 ($815,000 net of taxes) resulting from the federally mandated recapitalization of the Savings Association Insurance Fund (SAIF) on September 30, 1996. Excluding the non-recurring special insurance premium assessment, net income would have been $1.7 million, or $.53 per share for the year ended December 31, 1996. The improvement in earnings, exclusive of the special SAIF insurance assessment, was the result of higher net interest income, a reduction in the provision for loan losses, and increased revenue from customer service charges and mortgage loan servicing income in 1996, partially offset by higher noninterest expenses. Implementation of the Company's strategic decision to transition from a traditional savings institution to a community banking orientation resulted in an increase in general and administrative expenses which are expected to continue to increase as the Company expands its branch locations and product lines. The planned benefits of this transition, increased net interest margin and fee income, are expected to lag behind the increase in expenditures. Increases in average yields earned on earning assets, in addition to a decline in the Company's cost of deposits, increased the Company's net interest margin to 3.00% for the year ended December 31, 1996, from 2.65% for the year ended December 31, 1995.

         The operating results of the Company for the year ended December 31, 1996 were influenced by the December 1996 assumption of $102.1 million of deposit liabilities from Fremont Investment and Loan for an approximately equivalent amount of cash. No fixed assets were acquired in the transaction. The cash was reinvested in various mortgage backed securities and other investments. Also during the fourth quarter of 1996, the Company purchased a former First Interstate Bank branch in Capitola, California, which began operations as a full service bank branch on January 6, 1997. The expansion activity resulted in an increase in general and administrative expenses for the year ended December 31, 1996.

Interest Income

         Interest income for the year ended December 31, 1996 increased by $1.4 million, or 6.4%, to $24.0 million compared to $22.6 million for the year ended December 31, 1995. Interest income from loans, which accounted for 75.1% of total interest income for the year ended December 31, 1996, increased by $.2 million, or 1.1%, due to an increase in the Company's weighted average yield on loans receivable to 7.78% for the year ended December 31, 1996, compared to 7.37% for the previous year, partially offset by a reduction in average outstanding loan balances during the same period. Interest income on mortgage backed securities totaled $3.2 million for the year ended December 31, 1996, an increase of $1.1 million, or 55.0%. This increase was primarily attributable to a higher average outstanding balance in 1996 and higher effective yields on mortgage backed securities resulting from lower-than-projected prepayment speeds on the underlying mortgages during 1996. Interest income from other investment securities, federal funds sold, and FHLB stock increased nominally for the year ended December 31, 1996, due to a higher average volume in 1996 as compared to 1995. Interest income on mortgage backed securities and investment securities for the year ended December 31, 1996 were favorably impacted by the fourth quarter, 1996 purchase of securities with cash proceeds from the December deposit assumption.

Interest Expense

         Interest expense for the year ended December 31, 1996 was $14.3 million, compared to $14.2 million for the year ended December 31, 1995, a $.1 million or 0.8% increase. This increase was due to a higher average balance of savings deposits in 1996, partially offset by lower rates paid on deposit accounts and borrowings. As compared to 1995, interest expense on deposits in 1996 increased $.5 million due to higher average outstanding balances and declined $.1 million due to lower rates paid on deposit accounts. The Company's cost of deposits declined to a weighted average rate of 4.88% in 1996 from 4.99% in 1995. The Company's cost of certificate of deposit accounts declined 11 basis points to a weighted average rate of 5.58% in 1996 from 5.69% in 1995, due to the maturity and renewal, at generally lower market rates, of a large portion of the Company's certificate of deposit accounts outstanding at December 31, 1995. Interest expense on FHLB advances and other borrowings declined $.2 million, or 6.7%, due to lower outstanding balances and reduced borrowing rates in 1996.

Provision for Loan Losses

         The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio. For the year ended December 31, 1996, the provision for loan losses amounted to $28,000, a decrease of $635,000 compared to 1995. The decline in the provision in 1996 was due to improved credit quality as reflected in lower levels of nonperforming and classified assets. The Company substantially increased the amount of its reserves in 1995 based upon an evaluation of loan assets, the change in the composition of the loan portfolio during 1995, information received from the OTS following a regulatory examination, and management's decision to significantly increase the reserve against potential losses in a weak economic environment. Nonperforming assets declined to .59% of gross loans receivable at December 31, 1996 compared to 1.39% at December 31, 1995.

Noninterest Income

         Total noninterest income increased by $368,000, or 64.2%, to $941,000 for the year ended December 31, 1996 compared to 1995. This increase was primarily attributable to increased mortgage servicing income, higher service charge income due to a larger customer base and increased number of deposit accounts, and a net gain on sales of investment securities. These increases were partially offset by a decline in commission income from annuity sales, from $464,000 in 1995 to $138,000 in 1996. The Company has implemented a strategic business plan intended to increase 1997 annuity sales, and has hired new management experienced in the brokerage industry to oversee these operations. There can be no assurance, however, that such sales will increase as intended.

General and Administrative Expense

         Total general and administrative expenses were $9.1 million for the year ended December 31, 1996, an increase of approximately $2.0 million, or 27.3%, over the $7.1 million recorded for the year ended December 31, 1995. Included in general and administrative expense for 1996 was a non-recurring SAIF special insurance premium assessment of $1.4 million. Excluding the special assessment, general and administrative expense would have been $7.7 million for the year ended December 31, 1996. The increases in 1996 were primarily attributable to higher compensation and employee benefits, data processing costs, legal and professional fees, and costs associated with the Company's expansion of its branch locations and product lines.

Income Tax Expense

         Total income tax expense was $623,000 for the year ended December 31, 1996 compared to $414,000 for the comparable period in 1995. This represents an increase of $209,000 or 50.5%. The increase was due to the increase in taxable income in 1996 as compared to 1995. The effective tax rate for the year ended December 31, 1996 was 42.3%, compared to 38.1% for the year ended December 31, 1995.

Comparison of Financial Condition at December 31, 1996 and December 31, 1995

         Total assets at December 31, 1996 were $425.8 million compared to $329.8 million at December 31, 1995, a $96.0 million or 29.1% increase. Asset growth reflected the Company's assumption of $102.0 million of deposit liabilities from Fremont Investment and Loan on December 6, 1996, and the subsequent reinvestment of the related cash proceeds into the Company's available for sale securities portfolio. Securities available for sale increased by $83.2 million to $166.6 million at December 31, 1996, due to the investment of the cash proceeds from the Fremont transaction, partially offset by the sale, during 1996, of $8.5 million of mortgage backed securities. Total loans receivable held for investment were $233.2 million at December 31, 1996, compared to $228.4 million at December 31, 1995, reflecting increases in outstanding balances of one-to four-family loans and multi-family, commercial real estate, and land and improvement loans. Loans held for sale were $130,000 at December 31, 1996, compared to $92,000 at December 31, 1995. Currently, the Company is selling loans only on an individual basis to the Federal Home Loan Mortgage Corporation.

         Total liabilities at December 31, 1996 were $380.0 million compared to $282.2 million at December 31, 1995, a $97.8 million, or 34.7% increase. The Company's deposits totaled $318.1 million at December 31, 1996, compared to $215.3 million at December 31, 1995, an increase of $102.9 million primarily due to the assumption of deposit liabilities in December, 1996. Borrowings declined to $59.8 million at December 31, 1996, from $63.9 million at December 31, 1995.

         At December 31, 1996, stockholders' equity was $45.8 million, compared to $47.6 million at December 31, 1995. Equity was reduced by $1.8 million during 1996, primarily due to repurchases of the Company's outstanding common stock. During the third quarter of 1996, the Company paid a cash dividend of $.05 per share on its outstanding common stock, reducing stockholders' equity by $165,000. Unrealized losses on securities available for sale at December 31, 1996, compared to unrealized gains at December 31, 1995, resulted in a decrease of $.6 million in equity.

Comparison of Operating Results for the Years Ended December 31, 1995 and December 31, 1994

General

         Net income for the year ended December 31, 1995 was $673,000, a reduction of $575,000, or 46.1%, from the $1,248,000 in net income for the year ended December 31, 1994. The operating results of the Company during the year ended December 31, 1995 were impacted by substantial earning asset growth resulting from the Conversion, a significant increase in the cost of deposits, a reduction in noninterest income due to net losses on the sales of securities and lower mortgage loan servicing fees, and an increase in general and administrative expenses primarily due to the costs of becoming a publicly-held entity, increases in occupancy and computer expenses, and increases in employee compensation. In addition, the Company added substantially to loan loss reserves during 1995. Increases in the Company's cost of deposits, from 3.85% in 1994 to 4.99% in 1995, reduced the Company's net interest margin from 2.96% for the year ended December 31, 1994 to 2.65% for the year ended December 31, 1995.

         The operating results of the Company during the years ended December 31, 1995 and 1994 were also influenced by the February 1993 acquisition of three branches from the RTC. The acquisition was comprised of deposits totaling approximately $95.3 million and an approximately equivalent amount of cash. The cash was reinvested in various mortgage backed securities and other investments. The addition of the three branches also significantly increased general and administrative expenses for the years ended December 31, 1995 and 1994.

Interest Income

         Interest income for the year ended December 31, 1995 increased by $4.8 million, or 27.1%, to $22.5 million compared to $17.7 million for the year ended December 31, 1994. Interest income from loans, which accounted for 79.1% of total interest income for the year ended December 31, 1995, increased by $2.8 million, or 18.9%, due to a $20.4 million, or 9.2%, increase in the average balance of loans and the upward repricing of a portion of the Company's adjustable rate mortgage loans during 1995. Interest income on mortgage backed securities totaled $2.1 million for the year ended December 31, 1995, an increase of $875,000, or 72.6%. This increase was primarily attributable to the sale of approximately $13.7 million of low-yielding mortgage backed securities, followed by purchases of $43.1 million of higher yielding mortgage backed securities during 1995. Interest income from other investment securities, federal funds sold, and FHLB stock increased by $1.1 million, or 73.1%, due to volume and rate increases during 1995.

Interest Expense

         Interest expense for the year ended December 31, 1995 was $14.2 million compared to $9.8 million for the year ended December 31, 1994, a $4.4 million or 44.6% increase. This increase was due to higher rates paid on deposit accounts and an increase in FHLB advances and other borrowings. Interest expense on deposits increased $2.6 million, or 33.3%, during 1995 due to higher rates paid on certificate of deposit accounts. The Company's cost of deposits rose 114 basis points to a weighted average rate of 4.99% in 1995 from 3.85% in 1994. The Company's cost of certificate of deposit accounts increased 129 basis points to a weighted average rate of 5.69% in 1995 from 4.40% in 1994. As market interest rates stabilized and declined slightly during 1995 following a year of rapid increases, the Company's average cost of deposits continued to rise as long-term certificate of deposit accounts, opened during a period of lower market interest rates, matured and were renewed at higher rates. Interest expense on FHLB advances and other borrowings increased $1.7 million, or 92.1%. Of that amount, $1.2 million was due to increases in borrowings to fund the purchase of mortgage backed securities. The remainder of the increase was due to higher rates on borrowings in 1995.

Provision for Loan Losses

         For the year ended December 31, 1995, the provision for loan losses amounted to $663,000, an increase of $242,000 over 1994. The Company increased the amount of its reserves in 1995 based upon an evaluation of loan assets, including a review of mortgage loans which are paid current but upon which property taxes are delinquent greater than two years. The increased provision in 1995 also reflected, in part, the change in the composition of the loan portfolio for the year ended December 31, 1995 compared to the year ended December 31, 1994, information received from the OTS following a regulatory examination, and management's decision to continue to increase the reserve against potential losses in a weak economic environment. Loans held for investment at December 31, 1995 totaled $228.4 million, approximately unchanged from $227.4 million at December 31, 1994. Nonperforming assets increased to 1.39% of gross loans receivable at December 31, 1995 compared to .29% at December 31, 1994, partially due to the decision of management to place on nonaccrual status $1.7 million of loans which were performing in accordance with their contractual terms but were identified as having significant risk characteristics.

Noninterest Income

         Total noninterest income decreased $475,000, or 45.3%, to $573,000 for the year ended December 31, 1995 compared to 1994. This decrease was primarily attributable to losses of $250,000 from the sale of mortgage backed and investment securities during 1995, the proceeds of which were used to purchase higher yielding mortgage backed securities. Mortgage loan servicing fee income declined in 1995, due to the negative impact of a guaranteed yield maintenance agreement on loans serviced for another financial institution. The agreement expired in 1996.

General and Administrative Expense

         Total general and administrative expense was $7.1 million for the year ended December 31, 1995, an increase of approximately $800,000, or 12.7%, over the $6.3 million recorded for the year ended December 31, 1994. Total compensation and employee benefits increased $328,000, or 11.1%, primarily due to expenses related to stock benefit plans including the ESOP, a Recognition and Retention Plan for Outside Directors, and a Performance Equity Program for Officers. The purpose of the stock benefit plans is to provide Directors and employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. Occupancy and equipment expenses increased by $66,000, or 7.7%, to $920,000, as the result of higher depreciation expenses related to the remodeling of branch offices and general upgrades of computer hardware and software. In 1995, the Company experienced expense increases related to becoming a publicly held entity, including higher accounting and legal expenses and $85,000 in Delaware franchise taxes.

Income Tax Expense

         Total income tax expense was $414,000 for the year ended December 31, 1995 compared to $949,000 for the comparable period in 1994. This represents a decline of $535,000 or 56.4%. This decline was due to the decrease in taxable income in 1995 as compared to 1994. The effective tax rate for the year ended December 31, 1995 was 38.1%, compared to 43.2% for the year ended December 31, 1994.

Comparison of Financial Condition at December 31, 1995 and December 31, 1994

         Total assets at December 31, 1995 were $329.8 million compared to $298.3 million at December 31, 1994, a $31.5 million or 10.6% increase. Asset growth reflected an increase in the Company's securities available for sale, which grew by $50.2 million, or 151.0%, to $83.4 million at December 31, 1995. This increase was due to the investment of $12.0 million of the cash proceeds from the stock conversion into a combination of short to medium term treasury notes and mortgage backed securities, and a decision by management to leverage the balance sheet through the purchase of investment securities and mortgage backed securities funded by reverse repurchase agreements and other collateralized borrowings. In addition, the Company securitized and exchanged for mortgage backed securities $15.0 million of 15-year fixed rate mortgage loans. Total loans receivable held for investment were $228.4 million at December 31, 1995, essentially unchanged from $227.4 million at December 31, 1994. Loans held for sale were $92,000 at December 31, 1995, compared to $16.1 million at December 31, 1994. During the year ended December 31, 1995, the Company sold $18.5 million of loans that it originated in 1994 and 1995. As of December 31, 1995, the Company had fulfilled an obligation to sell loans and was only designating a small number of its newly originated loans as held for sale. At December 31, 1995, the Company was selling loans only on an individual basis to the Federal Home Loan Mortgage Corporation.

         Total liabilities at December 31, 1995 were $282.2 million compared to $275.0 million at December 31, 1994, a $7.2 million, or 26.2% increase. The increase in liabilities was primarily attributable to an increase in borrowings, to $63.9 million at December 31, 1995 from $59.8 million at December 31, 1994, to fund purchases of mortgage backed and investment securities. During the year ended December 31, 1995, savings deposits increased to $215.3 million from $214.3 million at December 31, 1994.

         Equity increased to $47.6 million at December 31, 1995 from $23.2 million at December 31, 1994. The increase was primarily due to the proceeds of $24.7 million from the issuance of common stock on February 15, 1995, partially offset by the repurchase of $2.2 million of treasury stock in December 1995. Equity increased due to net income of $673,000 and net unrealized gains on securities available for sale of $169,000.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, principal and interest payments on loans, FHLB advances and, to a lesser extent, proceeds from the sale of loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank maintains the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. The Bank's average liquidity ratios were 7.7%, 6.1%, and 5.9% for the years ended December 31, 1996, 1995 and 1994, respectively. Management attempts to maintain a liquidity ratio as close to the minimum as possible, which reflects its strategy to invest excess liquidity in higher yielding interest earning assets such as loans. At December 31, 1996, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $34.4 million, or 8.28% of total adjusted assets, which was above the required level of $6.2 million or 1.5%; core capital of $34.8 million, or 8.36% of total adjusted assets, which was above the required level of $12.5 million or 3.00%, and risk-based capital of $36.1 million, or 19.22% of risk-weighted assets, which was above the required level of $15.0 million or 8.00%.

         Cash flows provided by (used in) operating activities were $24,000, $12.0 million, and ($14.4) million for the years 1996, 1995 and 1994, respectively. Net cash used for investing activities consisted primarily of loan originations and purchases of mortgage backed securities and other investment securities, offset by principal collections on loans and mortgage backed securities and proceeds from the sales and maturities of investment securities and mortgage backed securities. Disbursements on loans originated and purchased (excluding loans originated for sale) were $36.0 million, $36.0 million, and $66.8 million for the years 1996, 1995, and 1994, respectively. Principal payments on loans receivable were $31.2 million, $26.5 million, and $29.3 million during the same periods. Purchases of mortgage backed securities and investment securities were $122.3 million, $82.6 million, and $32.3 million, respectively, for 1996, 1995, and 1994. The increase in 1996 was related to investment purchases made in conjunction with the assumption of deposit liabilities in December, 1996. Proceeds from sales of investment securities were $3.2 million, $16.1 million, and $5.2 million, respectively, for the years ended 1996, 1995, and 1994. Proceeds from maturities of investment securities were $14.9 million and $11.9 million, respectively, in 1996 and 1995. The Company had no maturities of investment securities in 1994. Proceeds from sales of mortgage backed securities were $8.4 million, $13.7 million, and $29.0 million, while cash provided by principal paydowns on mortgage backed securities were $11.8 million, $6.2 million and $3.7 million, for the years ended 1996, 1995, and 1994, respectively.

         In 1996, cash provided by financing activities consisted primarily of cash proceeds of $98.4 million received in connection with the assumption of deposit liabilities, net of core deposit premium. In 1995, the Company received cash of $24.7 million in proceeds from the sale of common stock. In 1996, cash used in financing activities included the repayment of $4.4 million of reverse repurchase agreements and purchases of treasury stock totaling $2.2 million. The net increase (decrease) in deposits, excluding purchased deposits, was $1.0 million, $1.0 million, and ($4.0 million) for the years 1996, 1995 and 1994, respectively.

         The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996, cash and short-term investments totaled $5.0 million.

         The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances through the Bank. At December 31, 1996, the Company had $46.8 million in advances outstanding and $13.0 million of reverse repurchase agreements with the FHLB. Other sources of liquidity include investment securities maturing within one year.

         At December 31, 1996, the Company had outstanding loan commitments of $2.7 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1996 totaled $187.9 million.

Impact of Inflation

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

         Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," was effective January 1, 1995. Under SFAS 114, a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. SFAS 114 excludes, among other items, large groups of smaller balance homogenous loans that are collectively evaluated for impairment. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to bad debt expense. SFAS 118 eliminates the income recognition provisions included in SFAS 114, thereby permitting the use of existing methods for recognizing interest income on impaired loans. The Company adopted the provisions of SFAS 114 and SFAS 118 effective January 1, 1995.

         In November 1993, the American Institute of Certified Public Accountants issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which is effective for fiscal years beginning after December 15, 1993. The Company began applying SOP 93-6 during its fiscal year beginning July 1, 1994. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992, but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. Among other things, SOP 93-6 changed the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6, the Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential is charged or credited to equity. Employers with internally leveraged ESOPs such as the Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. See "Management of the Company Benefits - Employee Stock Ownership Plan and Trust."

         Effective December 1995, the Company adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights." SFAS 122 allows financial institutions that originate mortgages and sell them into the secondary market to recognize the retained right to service the loans. This rule amends SFAS 65, which permitted only purchased mortgage servicing rights to be recognized as an asset. SFAS 122 makes no distinction between purchased and originated mortgage servicing rights. During 1996, the Company sold $2.6 million of loans in the secondary market and recorded $21,000 of originated mortgage servicing rights on those loans.

         In October 1995, the FASB issued Statement of Financial Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," which established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS 123, beginning in 1996 the Company had the option to either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma net income and earnings per share as if the accounting provisions of SFAS 123 had been adopted. The Company has adopted only the disclosure requirements of SFAS 123, and applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options.

         In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. This statement establishes standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered a sale. SFAS No. 125 also establishes standards for when a liability should be considered extinguished. In December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 reconsiders certain provisions of SFAS 125 and defers for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending, and similar transactions. This statement is effective for transfers of assets and extinguishments of liabilities occurring after December 31, 1996, applied prospectively. Earlier adoption or retroactive application of these statements is not permitted. SFAS Nos. 125 and 127 are not expected to have a material effect on the Bank's financial statements.

         Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and identifiable intangibles that management expects to hold and use are based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Monterey Bay Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Monterey Bay Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Monterey Bay Bancorp, Inc. and subsidiary at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche, LLP

February 28, 1997


_______________
Deloitte Touche
Tohmatsu
International
_______________

San Francisco, California
MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995 (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                                                              December 31,
                                                                                        -----------------------------
                                                                                          1996              1995
ASSETS

Cash and due from depository institutions                                               $  4,447          $  4,217
Overnight deposits                                                                           531                -
                                                                                        --------          --------
     Total cash and cash equivalents                                                       4,978             4,217

Certificates of deposit                                                                      199               782
Loans held for sale, at market (Note 4)                                                      130                92
Securities available for sale:
  Mortgage backed securities (amortized cost, 1996, $117,094; 1995, $52,004) (Note 2)    116,610            52,417
  Investment securities (amortized cost, 1996, $50,322; 1995, $31,110) (Note 3)           49,955            30,990
Securities held to maturity:
  Mortgage backed securities (market value, 1996, $169; 1995, $199) (Note 2)                 173               205
  Investment securities (market value, 1996, $403; 1995, $797) (Note 3)                      404               790
Loans receivable held for investment (net of allowance for loan losses, 1996, $1,311;
  1995, $1,362) (Note 4)                                                                 233,208           228,387
Federal Home Loan Bank stock, at cost (Note 6)                                             5,040             2,542
Premises and equipment, net (Note 7)                                                       4,887             4,030
Accrued interest receivable (Note 5)                                                       2,556             2,109
Core deposit intangibles, net                                                              3,979               651
Other assets                                                                               3,643             2,556
                                                                                        --------          --------
TOTAL                                                                                   $425,762          $329,768
                                                                                        ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Savings deposits (Note 8)                                                            $318,145          $215,284
   Federal Home Loan Bank advances (Note 9)                                               46,807            46,520
   Securities sold under agreements to repurchase (Note 10)                               13,000            17,361
   Accounts payable and other liabilities                                                  2,051             2,999
                                                                                        --------          --------
        Total liabilities                                                                380,003           282,164
                                                                                        --------          --------
COMMITMENTS AND CONTINGENCIES (Note 15)

STOCKHOLDERS' EQUITY (Note 12):
   Preferred stock, $.01 par value, 2,000,000 shares authorized and unissued                   -                 -
   Common stock, $.01 par value, 9,000,000 shares authorized;
     3,593,750 shares issued and outstanding at December 31, 1996 and 1995                    36                36
   Additional paid-in capital                                                             27,114            27,037
   Unearned shares held by employee stock ownership plan                                  (1,840)           (2,070)
   Treasury stock, 350,387 and 179,687 shares at December 31, 1996 and 1995,
     respectively                                                                         (4,374)           (2,201)
   Retained earnings, substantially restricted                                            25,320            24,633
   Unrealized gain (loss) on securities available for sale, net of taxes                    (497)              169
                                                                                        --------          --------
       Total stockholders' equity                                                         45,759            47,604
                                                                                        --------          --------
TOTAL                                                                                   $425,762          $329,768
                                                                                        ========          ========


See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)

                                                 Year Ended December 31,
                                       ---------------------------------------------

                                            1996            1995            1994

INTEREST INCOME:
  Loans receivable                         $18,015         $17,826         $14,998
  Mortgage backed securities                 3,224           2,080           1,205
  Other investment securities                2,747           2,638           1,524
                                         -----------    ------------    ------------
          Total interest income             23,986          22,544          17,727
                                         -----------    ------------    ------------

INTEREST EXPENSE:
  Savings deposits                          10,949          10,602           7,954
  FHLB advances and other borrowings         3,384           3,625           1,887
                                         -----------    ------------    ------------
          Total interest expense            14,333          14,227           9,841
                                         -----------    ------------    ------------

NET INTEREST INCOME BEFORE PROVISION
  FOR LOAN LOSSES                            9,653           8,317           7,886

PROVISION FOR LOAN LOSSES                       28             663             421
                                         -----------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                            9,625           7,654           7,465
                                         -----------    ------------    ------------

NONINTEREST INCOME:
  Gain (loss) on sale of mortgage backed
    and investment securities, net             168            (250)           (110)
  Commissions from annuity sales               138             464             479
  Customer service charges                     403             315             237
  Other income                                 232              44             442
                                         ------------    ------------    ------------

          Total                                941             573           1,048
                                         ------------    ------------    ------------

GENERAL AND ADMINISTRATIVE EXPENSE:
  Compensation and employee benefits         3,372           3,280           2,952
  Occupancy and equipment                      914             920             854
  Deposit insurance premiums                   532             516             488
  SAIF recapitalization assessment           1,387               -               -
  Data processing fees                         495             428             376
  Stationery, telephone and office expenses    353             333             300
  Advertising and promotion                    194             181             265
  Amortization of core deposit premiums        340             304             304
  Other                                      1,504           1,178             777
                                         ------------    ------------    ------------

          Total                              9,091           7,140           6,316
                                         ------------    ------------    ------------
INCOME BEFORE INCOME TAX EXPENSE             1,475           1,087           2,197

INCOME TAX EXPENSE (Note 11)                   623             414             949
                                         ------------    ------------    ------------
NET INCOME                               $     852       $     673       $   1,248
                                         ============    ============    ============
NET INCOME PER SHARE (1)                 $    0.27       $    0.17       $     N/A
                                         ============    ============    ============

(1) The 1995 earnings per share computation is based on net income from February 14, 1995, the date Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) converted to a federally chartered stock association and Monterey Bay Bancorp, Inc. became the holding company for the Bank.


See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (Amounts in thousands)
--------------------------------------------------------------------------------



                                                                                                      Unrealized Gain
                                                                                                          (Loss)
                                                                                                       on Securities
                             Common Stock(1)                                                           Available for
                        -------------------------  Paid-In      Acquired     Treasury    Retained      Sale (Net of
                            Shares     Amount      Capital      by ESOP       Stock      Earnings         Taxes)         Total
                            ------     ------      -------      --------     --------    --------     ----------------   -----
  Balance at
    January 1, 1994:                                                                      $22,712         $   361       $23,073

  Change in unrea-
    lized gain (loss)
    on securities
    available for sale,
    net of taxes                                                                                           (1,072)       (1,072)

  Net income                                                                                1,248                         1,248
                                                                                          -------         -------       -------
  Balance at
    December 31, 1994:                                                                     23,960            (711)       23,249

  Issuance of
    common stock             3,594       $36       $26,990      $(2,300)                                                 24,726

  Purchase of
    treasury stock                                                           $(2,201)                                    (2,201)

  Earned ESOP shares                                    47          230                                                     277

  Change in unrea-
    lized gain (loss)
    on securities
    available for sale,
    net of taxes                                                                                              880           880

  Net income                                                                                  673                           673
                             -----       ---       -------      -------      -------      -------         -------       -------

  Balance at
    December 31, 1995:       3,594        36        27,037       (2,070)      (2,201)      24,633             169        47,604

  Purchase of
    treasury stock                                                            (2,173)                                    (2,173)

  Dividends paid                                                                             (165)                         (165)

  Earned ESOP shares                                    77          230                                                     307

  Change in unrea-
    lized gain (loss)
    on securities
    available for sale,
    net of taxes                                                                                             (666)         (666)

  Net income                                                                                  852                           852
                             -----       ---       -------      -------      -------      -------         -------       -------
  Balance at
    December 31, 1996:       3,594       $36       $27,114      $(1,840)     $(4,374)     $25,320         $  (497)      $45,759
                             =====       ===       =======      =======      =======      =======         =======       =======

(1) Number of shares of common stock includes 287,500 shares which are pledged as security for a loan to the Bank's ESOP. Shares earned at December 31, 1996 and 1995 were 57,500 and 28,750, respectively.

(2) The Company repurchased 170,700 and 179,687 share of Company common stock during 1996 and 1995, respectively.

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                                     Year Ended December 31,
                                                                              ---------------------------------------
                                                                                 1996          1995           1994
                                                                              -----------   ----------    -----------

OPERATING ACTIVITIES:
  Net income                                                                  $    852       $    673     $   1,248
  Adjustments to reconcile net income to net cash provided by (used in)
     operating activities:
     Depreciation and amortization on premises and equipment                       372            362           318
     Amortization of core deposit premium                                          340            304           304
     Amortization of premiums, net of discounts                                    487            649           113
     Loan origination fees deferred, net                                           138            216           346
     Amortization of deferred loan fees                                           (217)          (580)         (279)
     Provision for loan losses                                                      28            663           421
     Compensation expense related to ESOP shares released                          307            277             -
     (Gain) loss on sale of mortgage backed securities and
         investment securities                                                    (168)           250           110
     Charge-off on loans transferred to real estate owned                          (78)             -             -
     Loss on sale of fixed assets                                                    5              -            24
     Originations of loans held for sale                                        (2,666)        (9,597)      (52,656)
     Proceeds from sales of loans originated for sale                            2,628         18,541        37,383
     Change in income taxes payable and deferred income taxes                     (234)          (309)         (651)
     Change in other assets                                                       (376)          (911)       (1,096)
     Change in interest receivable                                                (447)          (568)         (297)
     Change in accounts payable and other liabilities                             (947)         2,062           267
                                                                              ---------      ---------    ----------

       Net cash provided by (used in) operating activities                          24         12,032       (14,445)
                                                                              ---------      ---------    ----------

INVESTING ACTIVITIES:
  Loans originated for portfolio                                               (36,061)       (35,994)      (62,793)
  Principal payments on loans receivable                                        31,171         26,535        29,331
  Purchases of loans receivable                                                      -              -        (3,988)
  Purchases of mortgage backed securities held to maturity                           -            (69)            -
  Purchases of mortgage backed securities available for sale                   (85,467)       (43,022)      (15,216)
  Proceeds from sales of investment securities available for sale                3,194         16,071         5,176
  Proceeds from sales of mortgage backed securities available for sale           8,427         13,746        29,016
  Principal paydowns on mortgage backed securities                              11,776          6,240         3,742
  Purchases of investment securities held to maturity                                -           (766)         (195)
  Purchases of investment securities available for sale                        (36,833)       (38,714)      (16,871)
  Proceeds from maturities of investment securities                             14,900         11,900             -
  Purchases of premises and equipment, net                                      (1,235)          (129)         (831)
  Decreases in certificates of deposit                                             581            687         1,478
  (Purchases) redemptions of FHLB stock                                         (2,498)           572        (1,960)
  Other                                                                              -             78             4
                                                                              ---------      ---------    ----------

     Net cash used in investing activities                                     (92,045)       (42,865)      (33,107)
                                                                              ---------      ---------    ----------

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (Dollars in thousands)
--------------------------------------------------------------------------------

                                                                                Year Ended December 31,
                                                                         ---------------------------------------
                                                                            1996         1995           1994
                                                                         -----------   ----------    -----------

FINANCING ACTIVITIES:
  Net increase (decrease) in savings deposits                            $     798    $    974     $ (4,032)
  Assumption of savings deposits, net of core deposit premiums (Note 8)     98,395           -            -
  Proceeds (repayments) on Federal Home Loan Bank advances, net                287     (13,262)      49,782
  (Repayments) proceeds on reverse repurchase agreements, net               (4,360)     17,361            -
  Proceeds from the sale of common stock                                         -      24,726            -
  Cash dividends                                                              (165)          -            -
  Purchases of treasury stock                                               (2,173)     (2,201)           -
                                                                         ----------   ---------    ---------
      Net cash provided by financing activities                             92,782      27,598       45,750
                                                                         ----------   ---------    ----------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                                761      (3,235)      (1,802)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             4,217       7,452        9,254
                                                                         ----------   ----------   ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $   4,978    $  4,217     $  7,452
                                                                         =========    ========     ========

CASH PAID DURING THE PERIOD FOR:

  Interest on savings deposits and advances                              $  14,425    $ 13,654    $   9,796

  Income taxes                                                                 954         752        1,002

NONCASH INVESTING ACTIVITIES:

  Loans transferred to held for investment, at market value                      -       7,385       58,009

  Mortgage backed securities acquired in exchange for securitized
     loans, net of deferred fees                                                 -      15,044            -

  Mortgage backed securities transferred from held to maturity to
      available for sale, net                                                    -      15,025            -

  Investment securities transferred to held to maturity                          -           -          200

  Transfer of loans to real estate owned                                       369         297            -

  Loans to facilitate the sale of real estate owned                              -         181            -



See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies of Monterey Bay Bancorp, Inc. (the "Company") are as follows:

         Basis of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Monterey Bay Bank (the "Bank," formerly Watsonville Federal Savings and Loan Association), and the Bank's wholly owned subsidiary, Portola Investment Corporation ("Portola"). All significant intercompany transactions and balances have been eliminated in consolidation. The Company is a Delaware corporation, organized by the Bank for the purpose of acquiring all of the capital stock of the Bank issued upon the 1995 conversion of the Bank from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Conversion"). On February 14, 1995, the Company completed its initial public offering in connection with the Conversion and began trading on the Nasdaq National Market under the symbol "MBBC" on February 15, 1995. All amounts prior to the completion of the Conversion relate to the Bank. The Company, the holding company of the Bank, engages only in limited business operations primarily involving investments in mortgage backed securities and other investment securities.

         Cash Equivalents - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. A percentage of the Company's transaction account liabilities are subject to Federal Reserve requirements. The Company's Federal Reserve requirement was $193,000 and $167,000, respectively, at December 31, 1996 and 1995.

         Certificates of deposit are interest bearing deposits in federally insured financial institutions with original maturities of more than three months.

         Securities available for sale are carried at fair value. Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities, establishes classification of investments into three categories: held to maturity, trading, and available for sale. The Company identifies securities as either held to maturity or available for sale. The Company has no trading securities. Securities available for sale increase the
         Company's portfolio management flexibility for investments and are reported at fair value. Net unrealized gains and losses are excluded from earnings and reported net of applicable income taxes as a separate component of stockholders' equity until realized. Gains or losses on sales of securities are recorded in earnings at the time of sale and are determined by the difference between the net sales proceeds and the cost of the security, using the specific identification method, adjusted for any unamortized premium or discount. The adoption of SFAS 115 in 1995 resulted in the reclassification of certain securities from the securities held for investment portfolio to the securities available for sale portfolio.

         Any permanent decline in the fair value of individual securities held to maturity and securities available for sale below their cost would be recognized through a write down of the investment securities to their fair value by a charge to earnings as a realized loss.

         Securities held to maturity, consisting of mortgage backed securities and investment securities held for long-term investment, are carried at amortized cost as the Company has the ability to hold these securities to maturity and because it is management's intention to hold these securities to maturity. Premiums and discounts on mortgage backed securities are amortized using the interest method over the remaining period to contractual maturity, adjusted for actual and estimated prepayments. Premiums and discounts on investment securities are amortized and accreted into interest income on the interest method over the period to maturity. Gains and losses on the sale of mortgage backed securities and investment securities are determined using the specific identification method. In limited circumstances, as specified in the provisions of SFAS 115, the Company may transfer or sell securities from the held to maturity portfolio.

         In  December   1995,   the  Company   transferred   $15.0   million  of
         held-to-maturity securities to the available-for-sale portfolio in accordance with guidance from the Financial Accounting Standards Board ("FASB") on SFAS 115. The FASB allowed the reclassification of investments in debt securities to available for sale from held to maturity during the period November 15, 1995 through December 31, 1995 without tainting the classification of the remaining held-to-maturity portfolio. The Securities and Exchange Commission and the banking regulatory agencies concurred with the FASB on this issue.

         Transfers of securities available for sale to securities held to maturity portfolio are recorded at fair value. The related net unrealized holding gains or losses, net of applicable income taxes, at the date of transfer are reported as a separate component of stockholders' equity and amortized over the remaining contractual life of these securities using the interest method.

         Loans Held for Sale - During the period of origination, real estate loans are designated as either held for sale or held for investment. Loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis, and include loan origination costs and related fees. Transfers of loans held for sale to the held for investment portfolio are recorded at the lower of cost or market value on the transfer date. Net unrealized losses are recognized through an adjustment of the loan carrying values by charges to earnings.

         Loans receivable held for investment are carried at cost adjusted for unamortized premiums and discounts and net of deferred loan origination fees and allowance for loan losses. These loans are not adjusted to the lower of cost or market because it is management's intention, and the Company has the ability, to hold these loans to maturity.

         Loan Origination Fees - The Company charges fees for originating loans. These fees, net of certain related direct loan origination costs, are deferred. The net deferred fees for loans held as investments are recognized as an adjustment of the loan's yield over the expected life of the loan using the interest method, which results in a constant rate of return. When a loan is paid off or sold, the unamortized balance of any related fees and costs is recognized as income. Other loan fees and charges representing service costs are reported in income when collected or earned.

         Originated Mortgage Serving Rights - Effective December 1995, the Company adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), Accounting for Mortgage Servicing Rights. SFAS 122 allows financial institutions that originate mortgages and sell them into the secondary market to recognize the retained right to service the loans. This rule amends SFAS 65, which permitted only purchased mortgage servicing rights to be recognized as an asset. SFAS 122 makes no distinction between purchased and originated mortgage servicing rights. During 1996, the Company sold $2.6 million of loans in the secondary market and recorded $21,000 of originated mortgage servicing rights on those loans. During 1995, the Company securitized $15.0 million of mortgage loans and recorded $118,000 of originated mortgage servicing rights.

         Sales of Loans - Gains or losses resulting from sales of loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the assets sold. When the right to service the loans is retained, a gain or loss is recognized based upon the net present value of expected amounts to be received resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer, taking into account estimated prepayments and a normal servicing fee on such loans. The net assets resulting from the present value computation, representing deferred expense, are amortized to operations over the estimated remaining life of the loan using a method that approximates the interest method. The balance of deferred premium and expense and the amortization thereon are periodically evaluated in relation to estimated future net servicing revenues, taking into consideration changes in interest rates, current prepayment rates, and expected future cash flows. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

         Interest on loans is credited to income when earned. Interest is not recognized on loans that are considered to be uncollectible. Loans are placed on a nonaccrual status when they become 90 days delinquent and an allowance is established for previously accrued but uncollected interest on such loans. Subsequent collections of delinquent interest are recognized as interest income when received.

         Impaired and Nonperforming Loans - Statement of Financial Accounting Standards No. 114 ("SFAS 114"), Accounting by Creditors for Impairment of a Loan, as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), Accounting by Creditors for Impairment of a Loan
         - Income Recognition and Disclosures, was effective January 1, 1995. Under SFAS 114, a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. SFAS 114 excludes, among other items, large groups of smaller balance homogenous loans that are collectively evaluated for impairment. SFAS 118 eliminates the income recognition provisions included in SFAS 114, thereby permitting the use of existing methods for recognizing interest income on impaired loans.

         The Company adopted the provisions of SFAS 114 and SFAS 118 effective January 1, 1995. The adoption of SFAS 114 and SFAS 118 has not had a significant impact on the financial position or the earnings of the Company.

         The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans, and to permit periodic evaluation of the adequacy of allowances for losses in a timely manner. Total loans include the following portfolios: (i) residential one- to four-family loans, (ii) multi-family loans, (iii) commercial real estate loans, (iv) construction and land loans, and (v) non-mortgage loans. In analyzing these loans, the Company has established specific monitoring policies and procedures suitable for the relative risk profile and other characteristics of the loans within the various portfolios. The Company's residential one- to four-family and non-mortgage loans, where the aggregate loans to one borrower is less than $500,000, are considered to be relatively homogeneous and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, the Company generally reviews its residential one-to four-family and non-mortgage loans, where the aggregate loans to one borrower is less than $500,000, by analyzing their performance and composition of their collateral for the portfolio as a whole. For non-homogeneous loans, including loans to one borrower that in aggregate exceed $500,000, the Company conducts a periodic review of each loan. The frequency and type of review is dependent upon the inherent risk attributed to each loan, and is directly proportionate to the adversity of the loan grade. The Company evaluates the risk of loss and default for each loan subject to individual monitoring.

         Factors considered as part of the periodic loan review process to determine whether a loan is impaired, as defined under SFAS 114, address both the amount the Company believes is probable that it will collect and the timing of such collection. As part of the Company's loan review process the Company considers such factors as the ability of the borrower to continue meeting the debt service requirements, assessments of other sources of repayment, the fair value of any collateral and the creditor's prior history in dealing with these types of credits. In evaluating whether a loan is considered impaired, insignificant delays (less than six months) or shortfalls (less than 5% of the payment amount) in payment amounts, in the absence of other facts and circumstances, would not alone lead to the conclusion that a loan is impaired.

         Any loans which meet the definition of a troubled debt restructuring, or are partially or completely classified as Doubtful or Loss, are considered impaired. As of December 31, 1996, the Company had $354,000 of restructured loans and $1,000 of loans which had been classified as Doubtful or Loss. At December 31, 1995, the Company had no restructured loans, and $1,000 of loans classified as Doubtful or Loss.

         Loans on which the Company has ceased the accrual of interest ("nonaccrual loans") constitute the primary component of the portfolio of nonperforming loans. Loans are generally placed on nonaccrual status when the payment of interest is 90 days or more delinquent, or if the loan is in the process of foreclosure.

         When a loan is designated as impaired, the Company measures impairment based on the fair value of the collateral of the collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to earnings. The Company charges off a portion of an impaired loan against the valuation allowance when it is probable that there is no possibility of recovering the full amount of the impaired loan.

         Payments received on impaired loans are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. The amount of interest income recognized is limited to the amount of interest that would have accrued at the loans' contractual rate applied to the recorded loan balance. Any difference is recorded as a loan loss recovery.

         Allowances for loan losses are maintained at levels that management deems adequate to cover estimated losses and are continually reviewed and adjusted. The Company adheres to an internal asset review system and an established loan loss reserve methodology. Management evaluates factors such as the prevailing and anticipated economic conditions, historic loss experiences, composition of the loan portfolio by property type, levels, and trends of classified loans, and loan delinquencies in assessing overall valuation allowance levels to be maintained. While management uses currently available information to provide for losses on loans, additions to the allowance may be necessary based on new information and/or future economic conditions.

         When the property collateralizing a delinquent mortgage loan is foreclosed on by the Company and transferred to real estate owned, the difference between the loan balance and the fair value of the property less estimated selling costs is charged off against the allowance for loan losses.

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. The Company's policy is to depreciate furniture and equipment on a straight-line basis over the estimated useful lives of the various assets and to amortize leasehold improvements over the shorter of the asset life or lease term as follows:

         Buildings                40 to 50 years
         Leasehold improvements   Lesser of term of lease or life of improvement
         Furniture and equipment  3 to 10 years

         The cost of repairs and maintenance is charged to operations as incurred, whereas expenditures that improve or extend the service lives of assets are capitalized.

         Core deposit intangibles arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, generally seven years. The Company continually evaluates the periods of amortization to determine whether later events and circumstances warrant revised estimates. The carrying values of unamortized core deposit intangibles at December 31, 1996 and 1995 were $4.0 million and $651,000 respectively. Accumulated amortization of core deposit intangibles at December 31, 1996 and 1995 were $1.2 million and $869,000, respectively.

         Impairment  of  Long-Lived  Assets  -  Long-lived  assets  and  certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and identifiable intangibles that management expects to hold and use are based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         Stock Based Compensation - The Company accounts for stock based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees."

         Income Taxes - The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under the asset and liability method prescribed by SFAS 109, deferred tax assets and liabilities are recognized using currently applicable tax rates for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Future tax benefits attributable to temporary differences are recognized to the extent the realization of such benefits is more likely than not.

         Commissions from annuity sales arise from Portola's sale of tax deferred annuities. Income is based on a percentage of sales which varies based on the annuity sold and is recognized as income upon receipt.

         Earnings per share is based on the weighted average number of shares outstanding, adjusted for the unearned shares of the employee stock ownership plan. On February 14, 1995, the Company issued 3,593,750 shares in connection with the formation of a holding company and the Bank's Conversion. Common shares outstanding included 287,500 shares purchased by the Bank's employee stock ownership plan ("ESOP"). Since the Conversion, the Company has repurchased 350,387 shares, or approximately ten percent of the Company's outstanding shares. Net income and common shares outstanding for the period from February 15, 1995 to December 31, 1995 were used to compute earnings per share for the year ended December 31, 1995. For the years ending December 31, 1996 and 1995, the Company had 3,123,481 and 3,565,197, respectively, of weighted average shares outstanding. The Company's fully diluted earnings per share does not differ materially from its primary earnings per share, therefore it has not been separately reported.

         Recently Issued Accounting Pronouncements - In June 1996, SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. This statement establishes standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered a sale. SFAS No. 125 also establishes standards for when a liability should be considered extinguished. In December 1996, the Financial Accounting Standards Board issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 127 reconsiders certain provisions of SFAS 125 and defers for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending, and similar transactions. This statement is effective for transfers of assets and extinguishments of liabilities occurring after December 31, 1996, applied prospectively. Earlier adoption or retroactive application of these statements is not permitted. SFAS Nos. 125 and 127 are not expected to have a material effect on the Bank's financial statements.

         Use of  Estimates  in the  Preparation  of  Financial  Statements - The
         preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Reclassifications - Certain amounts in the 1994 consolidated financial statements have been reclassified to conform with the 1995 and 1996 presentation.

2.       MORTGAGE BACKED SECURITIES

         Mortgage backed securities available for sale and held to maturity as of December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                                  December 31, 1996
                                          ------------------------------------------------------------------
                                                              Gross        Gross                   Weighted
                                             Amortized   Unrealized   Unrealized          Fair      Average
                                                  Cost        Gains       Losses         Value        Yield

           Available for sale:
               FHLMC certificates            $  39,110    $      87    $   (209)     $  38,988        7.41%
               FNMA certificates                46,410          206        (395)        46,221        7.68%
               GNMA certificates                15,786            -         (90)        15,696        7.62%
               CMO/REMIC tranches               15,788            -         (83)        15,705        6.74%
                                             ---------    ---------    --------      ---------

           Total                             $ 117,094    $     293    $   (777)     $ 116,610        7.46%
                                             =========    =========    ========      =========

           Held to maturity:
               FNMA certificates             $     173    $       -    $     (4)     $     169        5.12%
                                             =========    =========    ========      =========



                                                                  December 31, 1995
                                          ------------------------------------------------------------------
                                                              Gross        Gross                   Weighted
                                             Amortized   Unrealized   Unrealized          Fair      Average
                                                  Cost        Gains       Losses         Value        Yield

           Available for sale:
               FHLMC certificates             $ 27,984      $   266    $    (63)      $ 28,187        6.65%
               FNMA certificates                24,020          210           -         24,230        6.99%
                                              --------      -------    --------       --------

           Total                              $ 52,004      $   476    $    (63)      $ 52,417        6.81%
                                              ========      =======    ========       ========

           Held to maturity:
               FNMA certificates              $    205      $     -    $     (6)      $    199        5.22%
                                              ========      =======    ========       ========

         The amortized cost and fair value of mortgage backed securities by contractual maturity are shown below (dollars in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                              December 31, 1996                    December 31, 1995
                                       ---------------------------------    ---------------------------------
                                                                Weighted                             Weighted
                                        Amortized        Fair    Average      Amortized       Fair    Average
                                             Cost       Value      Yield           Cost      Value      Yield

           Mortgage backed securities
              available for sale - due
              in 5 years or less         $  1,909    $  1,908      7.34%       $  4,891   $  4,927      7.35%

           Mortgage backed securities
               securities available for
               sale - due after 10 years  115,185     114,702      7.46%         47,113     47,490      6.50%
                                         --------    --------                  --------   --------
           Total mortgage backed
               securities available for
               sale                      $117,094    $116,610      7.46%       $ 52,004   $ 52,417      6.81%
                                         ========    ========                  ========   ========

           Mortgage backed securities
              held to maturity - due
              in 5 years or less         $    173    $    169      5.12%       $    205   $    199      5.22%
                                         ========    ========                  ========   ========


         Sales of mortgage backed securities available for sale are summarized as follows (dollars in thousands):

                                                   Year Ended December 31,
                                             ---------------------------------
                                                1996        1995         1994

           Proceeds from sales               $ 8,427    $ 13,746     $ 29,016
           Gross realized gains on sales          87           -           36
           Gross realized losses on sales         17         258          212

3.       INVESTMENT SECURITIES

         Investment securities available for sale and held to maturity at December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                                    December 31, 1996
                                             ------------------------------------------------------------------
                                                                 Gross        Gross                  Weighted
                                                Amortized   Unrealized   Unrealized         Fair      Average
                                                    Cost        Gains       Losses        Value        Yield

            Available for sale:
              U.S. government securities:
                U.S. Treasury notes              $  2,003     $      -     $    (7)     $  1,996        5.28%
                FHLB Debentures                    22,000            3         (97)       21,906        6.99%
                FHLMC Debentures                    8,307           10         (61)        8,256        6.86%
                FNMA bond                           1,001            3            -        1,004        6.57%
                SLMA bond                           2,011            -         (17)        1,994        5.60%
              Other securities:
                Smith Breeden short-term
                   government securities fund      15,000            -        (201)       14,799        5.19%
                                                 --------     --------     -------      --------

            Total                                $ 50,322     $     16     $  (383)     $ 49,955        6.30%
                                                 ========     ========     =======      ========

            Held to maturity:
              U. S. government securities:
                U.S. Treasury notes              $    153     $      -     $    (1)     $    152        5.18%
              Other securities:
                Tennessee Valley bond                 144            -           -           144        5.29%
                FICO zero coupon bond                 107            -           -           107        5.00%
                                                 --------     --------     -------      --------

            Total                                $    404     $      -     $    (1)     $    403        5.17%
                                                 ========     ========     =======      ========


                                                                     December 31, 1995
                                             ------------------------------------------------------------------
                                                                 Gross        Gross                  Weighted
                                                Amortized   Unrealized   Unrealized         Fair      Average
                                                     Cost        Gains       Losses        Value        Yield
            Available for sale:
              U.S. government securities:
                U.S. Treasury notes              $  5,010     $     35     $      -     $  5,045        6.74%
                FHLB Debentures                     8,998           30            -        9,028        6.92%
                FNMA bond                           1,003           14            -        1,017        6.55%
                SLMA bond                           1,014           57            -        1,071        7.07%
              Other securities:
                Smith Breeden short-term
                   government securities fund      15,000            -         (277)      14,723        5.79%
                Common stock                           85           21            -          106        3.62%
                                                 --------     --------     --------     --------

            Total                                $ 31,110    $     157     $   (277)    $ 30,990        6.34%
                                                 ========    =========     ========     ========

            Held to maturity:
              U. S. Government securities:
                U. S. Treasury notes             $    355    $       4     $      -     $    359        6.44%
              Other securities:
                Tennessee Valley bond                 145            -           (1)         144        4.61%
                FICO zero coupon bond                 290            4            -          294        7.16%
                                                 --------    ---------     --------     --------

            Total                                $    790    $       8     $     (1)    $    797        6.38%
                                                 ========    =========     ========     ========

         In  December   1995,   the  Company   transferred   $15.0   million  of
         held-to-maturity securities to the available-for-sale portfolio. No such transfers were made in 1996.

         The amortized cost and approximate market value of investment securities by contractual maturity are shown below (dollars in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call premiums.


                                        December 31, 1996                      December 31, 1995
                                 ---------------------------------     ----------------------------------
                                  Amortized       Fair   Weighted        Amortized       Fair   Weighted
                                       Cost      Value    Average             Cost      Value    Average

         Investment
           securities
           available for
           sale:
               Due within 1 year  $  18,004   $ 17,798      5.28%         $ 20,095   $ 19,874      6.03%
               Due after 1 year
                 through 5 years     20,208     20,086      6.72%           11,015     11,116      6.91%
               Due after 5 years
                 through 10          12,110     12,071      7.12%                -          -
                                  ---------   --------                    --------   --------

         Total                    $  50,322   $ 49,955      6.30%         $ 31,110   $ 30,990      6.34%
                                  =========   ========                    ========   ========

         Investment securities
           held to maturity:
               Due within 1 year  $     260   $    259      5.11%         $    388   $    396      7.87%
               Due after 1 year
               through 5 years          144        144      5.29%              402        401      4.90%
                                  ---------   --------                    --------   --------

         Total                    $     404   $    403      5.17%         $    790   $    797      6.38%
                                  =========   ========                    ========   ========


         Sales of investment securities available for sale are summarized as follows:

                                               Year Ended December 31,
                                            -------------------------------
                                               1996       1995        1994

           Proceeds from sales              $ 3,194    $16,071     $ 5,176
           Gross realized gains on sales         98        102          66
           Gross realized losses on sales         -         94           -

                                     33



4.       LOANS RECEIVABLE

         Loans receivable at December 31, 1996 and 1995 are summarized as follows (dollars in thousands):

                                                                                    December 31,
                                                                             ----------------------------
                                                                                   1996          1995

           Real estate mortgage loans - secured by deeds of trust:
             One- to four-family units                                          $ 201,579      $ 199,917
             Five or more dwelling units                                           22,455         21,503
             Commercial real estate                                                 7,524          4,191
             Land and improvements                                                  1,495             97
           Real estate constructions loans - secured by deeds of trust -
              one- to four-family units                                             2,731          5,379
           Loans secured by savings accounts                                          670            523
           Unsecured loans - line of credit                                            93             82
                                                                                ---------      ---------

           Total                                                                  236,547        231,692

           (Less) Add:
           Loans in process (undisbursed loan funds)                               (1,822)        (1,895)
           Unamortized premiums, net                                                  452            651
           Deferred loan fees, net                                                   (528)          (607)
           Allowance for loan losses                                               (1,311)        (1,362)
                                                                                ---------      ---------

           Total                                                                  233,338        228,479

           Loans held for sale                                                       (130)           (92)
                                                                                ---------      ---------

           Loans receivable held for investment                                 $ 233,208      $ 228,387
                                                                                =========      =========

           Weighted average interest rate at end of period                          7.80%          7.40%

         In 1995, the Company transferred, at market value, $7.4 million of loans held for sale to loans held for investment, and recorded a lower of cost or market adjustment of $35,000 through earnings. No such transfers occurred in 1996.

         At December 31, 1996 and 1995, the Company was servicing loans for others with unpaid principal of $61,303,000 and $68,842,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and conducting foreclosure proceedings. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Income from loan servicing amounted to $194,000 and $21,000 for the years ended December 31, 1996 and 1995, respectively. At December 31, 1996, the Company had $242,000 in escrow accounts for taxes and insurance.

         The activity in the allowance for loan losses is as follows (dollars in thousands):

                                                  Year Ended December 31,
                                              -------------------------------
                                                   1996      1995       1994

           Balance, beginning of year          $  1,362   $   808      $ 387
           Provision for loan losses                 28       663        421
           Charge-offs on mortgage loans            (79)     (109)         0
                                               --------   -------      -----

           Balance, end of year                $  1,311   $ 1,362      $ 808
                                               ========   =======      =====

         A loan is designated "impaired" when the Company determines it may be unable to collect all amounts due according to the contractual terms of the loan agreement, whether or not the loan is 90 days past due (see
         Note 1). In addition, all loans designated as partially or completely classified as Doubtful or Loss, and loans which meet the definition of a troubled debt restructuring, are considered impaired.

         The following table identifies the Company's total recorded investment in impaired loans by type at December 31, 1996 and 1995 (dollars in thousands).

                                                         December 31,
                                                    ------------------------
                                                         1996          1995

             Residential one- to four-family
               non-homogenous loans                 $     354     $   1,544
             Multi-family loans                           821           830
             Commercial real estate loans                   -             -
             Construction loans                             -           825
             Non-mortgage loans                             1             1
                                                    ---------     ---------

               Total impaired loans                 $   1,176     $   3,200
                                                    =========     =========


         The related valuation allowances on impaired loans at December 31, 1996 and 1995 were $82,900 and $108,900, respectively, which were included as part of the allowance for loan losses in the Consolidated Statements of Financial Condition. The provision for losses and any related recoveries are recorded as part of the provision for estimated losses on loans in the Consolidated Statements of Operations. For the years ended December 31, 1996 and 1995, the Company recognized interest on impaired loans of $145,000 and $61,000, respectively. Interest not recognized on impaired loans at December 31, 1995 amounted to $60,000. No impaired loans were on nonaccrual status at December 31, 1996, and therefore no interest was uncollected on impaired loans. During the year ended December 31, 1996, the Company's average investment in impaired loans was $862,000, compared to $483,000 in 1995.

         Nonperforming loans consist of restructured loans not performing in accordance with their restructured terms, and all nonaccrual loans. Nonaccrual loans are loans on which the Company has ceased the accrual of interest for any one of the following reasons: (a) the payment of interest is 90 days or more delinquent, (b) the loan is in the process of foreclosure, or (c) the collection of interest and/or principal is not probable under the contractual terms of the loan agreement. Nonperforming assets include all nonperforming loans and REO. Nonperforming assets as of December 31, 1996 and 1995 were as follows (dollars in thousands).

                                                                        December 31,
                                                                    --------------------
                                                                     1996          1995
       Real estate mortgage loans - secured by deeds of trust:
         One- to four-family units - in foreclosure                 $  886        $1,218
         One- to four family units - not in foreclosure                477           326
         Five or more dwelling units                                     -           830
         Construction loans                                              -           825
         Equity lines of credit                                         30             -
       Nonmortgage                                                       -             1
       Real estate owned                                                 -             -
                                                                    ------        ------
         Total nonperforming assets                                 $1,393        $3,200
                                                                    ======        ======

         At December 31, 1996 and 1995, the Company had $1,393,000 and $1,545,000, respectively, of nonaccrual loans past due 90 days or more. In addition, at December 31, 1996 and 1995, the Company had $2.9 million and $1.7 million, respectively, of loans which were less than 90 days delinquent but were identified as having risk characteristics which indicated that collection of principal and interest may not be certain. For the years ended 1996 and 1995, the effect on interest income had nonaccrual and other impaired loans been performing in accordance with contractual terms was approximately $89,000 and $60,000, respectively.

         Loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. At December 31, 1996, the Company had three loans totaling $354,000 which met the definition of a troubled debt restructuring, all of which were current and paying according to the terms of their contractually restructured agreements on December 31, 1996. The Company had no restructured loans at December 31, 1995.

         At December 31, 1996 and 1995, all nonperforming loans were secured by properties located within the state of California.

         The following table presents an analysis of general and specific allowances at the dates presented (dollars in thousands):

                                            December 31, 1996                       December 31, 1995
                                   -------------------------------------    -----------------------------------
                                       Specific      General                    Specific      General
                                      Allowance    Allowance      Total        Allowance    Allowance     Total

           One- to four-family            $   -       $  911     $  911            $  32      $1,049    $1,081
           Multi-family                       -          171        171                -         143       143
           Commercial real estate             -          174        174                -          58        58
           Construction and land              -           20         20                -          77        77
           Other                              1           34         35                3           -         3
                                          -----       ------     ------            -----      ------    ------
           Total valuation
               allowances                 $   1       $1,310     $1,311            $  35      $1,327    $1,362
                                          =====       ======     ======            =====      ======    ======

         During 1995, the Company originated a one- to four-family residential loan of $181,000 to facilitate the sale of REO. No interest rate or term concessions were made on the loan. The Company made no other loans to facilitate sales during 1996 or 1995.

         The Company made conforming loans to executive officers, directors, subsidiary, and their affiliates in the ordinary course of business. An analysis of the activity of these loans is as follows (dollars in thousands):

                                                        Year Ended
                                                        December 31,
                                                    ---------------------
                                                       1996       1995

           Balance, beginning of period                $822       $852
           New loans and line of credit advances          0          0
           Repayments                                   (11)       (30)
                                                       ----       ----
           Balance, end of period                      $811       $822
                                                       ====       ====

         Under Office of Thrift Supervision ("OTS") regulations, the Company may not make real estate loans to one borrower in an amount exceeding 15% of the Bank's unimpaired capital and surplus, plus an additional 10% for loans secured by readily marketable collateral. At December 31, 1996 and 1995, such limitation would have been approximately $5,414,600 and $5,845,600, respectively. There were no loans outstanding in excess of this limitation.

         The majority of the Company's loans are secured by real estate primarily located in Santa Cruz, Monterey, Santa Clara, and San Benito counties. The Company's credit risk is therefore primarily related to the economic conditions of this region. Loans are generally made on the basis of a secure repayment source which is based on a detailed cash flow analysis; however, collateral is generally a secondary source for loan qualification. It is the Company's policy to originate loans with a loan to value ratio on secured loans greater than 80% with private mortgage insurance. Management believes this practice mitigates the Company's risk of loss.

5.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable as of December 31, 1996 and 1995 was as follows (dollars in thousands):

                                                                 December 31,
                                                              ------------------
                                                               1996       1995

         Interest receivable on loans                         $1,341     $1,376
         Interest receivable on mortgage backed securities       792        387
         Interest receivable on other investments                423        346
                                                              ------     ------
         Total                                                $2,556     $2,109
                                                              ======     ======


6.       INVESTMENT IN FHLB STOCK

         As a member of the Federal Home Loan Bank of San Francisco ("FHLB"), the Bank is required to own capital stock in an amount specified by regulation. As of December 31, 1996 and 1995, the Bank owned 50,404 and 25,421 shares, respectively, of $100 par value FHLB stock. The amount of stock owned meets the last annual regulatory determination. Each Federal Home Loan Bank is authorized to make advances to its members, subject to such regulation and limitations as the OTS may prescribe (see Note 9).

7.       PREMISES AND EQUIPMENT

         Premises and equipment consisted of the following at December 31, 1996 and 1995 (dollars in thousands):

                                                      December 31,
                                                  --------------------
                                                    1996        1995

                  Land                            $  2,104   $  1,388
                  Buildings and improvements         2,847      2,403
                  Equipment                          1,569      1,700
                                                   -------    -------

                  Total, at cost                     6,520      5,491

                  Less accumulated depreciation     (1,633)    (1,461)
                                                   -------    -------

                  Total                           $  4,887   $  4,030
                                                  ========   ========

         Depreciation expense was $372,000, $362,000, and $318,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

8.       SAVINGS DEPOSITS

         A summary of savings deposits and related weighted average interest rates for the years ended December 31, 1996 and 1995 follows (dollars in thousands):

                                             December 31, 1996                  December 31, 1995
                                        ------------------------------    --------------------------------
                                                  Weighted                           Weighted
                                                   Average      % of                  Average        % of
                                          Amount      Rate     Total        Amount       Rate       Total
                                        --------- ----------  --------    ---------  ----------   --------
           Consumer accounts:
             Passbook accounts          $ 13,423     1.90%     4.22%      $ 14,566      2.04%       6.77%
             Checking accounts            13,944      .58%     4.38%        12,251       .73%       5.69%
             Money market accounts        37,534     3.58%    11.80%        15,697      2.70%       7.29%
           Certificate accounts:
             Jumbo accounts               49,217     5.51%    15.47%        42,011      5.89%      19.51%
             Other term accounts         204,027     5.60%    64.13%       130,759      5.62%      60.74%
                                        --------             -------      --------                -------

           Total                        $318,145             100.00%      $215,284                100.00%
                                        ========             =======      ========                =======

           Weighted average interest
             rate                                    4.88%                              4.99%

         A summary of certificate accounts by maturity as of December 31, 1996 and 1995 follows (dollars in thousands):

                                            December 31,
                                        ------------------------
                                          1996         1995

           Within six months            $104,001     $ 72,410
           Six months to one year         83,849       66,616
           One to two years               56,885       25,570
           Two to three years              6,559        4,534
           Over three years                1,950        3,640
                                        --------     --------

           Total                        $253,244     $172,770
                                        ========     ========

         Savings deposits included $57,676,000 and $43,018,000 of jumbo accounts ($100,000 or greater) at December 31, 1996 and 1995, respectively. A portion of accounts greater than $100,000 are included in noncertificate accounts, such as passbook, checking and money market accounts. The Company does not offer premium rates on jumbo certificate accounts. The Savings Association Insurance Fund only insures account balances up to $100,000.

         Interest expense on savings deposits is summarized as follows (dollars in thousands):

                                                 December 31,
                                         -------------------------------
                                            1996        1995       1994
                                            ----        ----       ----

           Passbook savings              $   254     $   308     $  409
           Checking accounts                  78         120        110
           Money market accounts             695         395        237
           Certificates of deposit         9,922       9,779      7,198
                                         -------     -------     ------

           Total                         $10,949     $10,602     $7,954
                                         =======     =======     ======

         At December 31, 1996 and 1995, accrued interest payable on savings deposits, included in other liabilities, was $3,000 and $10,000, respectively.

         In December 1996, the Company assumed approximately $102,063,000 of deposits from Fremont Investment and Loan in exchange for cash and certain other assets. A core deposit intangible asset of approximately $3,668,000 was recorded at the date of assumption. The Company acquired no premises or equipment in the transaction.

9.       FHLB ADVANCES

         Federal Home Loan Bank advances outstanding are summarized below (dollars in thousands):

                                                December 31,
                                             ----------------------
                                                1996       1995
           Maturity:
           1996                               $     -     $43,738
           1997                                38,225           -
           1998                                 1,000           -
           2004                                   282         282
           2005                                 1,500       1,500
           2006                                 4,800           -
           2010                                 1,000       1,000
                                              -------     -------

           Total                              $46,807     $46,520
                                              =======     =======

           Weighted Average Rate
             during the year                    5.75%       6.00%

           Weighted Average Rate
             at the end of the year             5.72%       5.84%

         At December 31, 1996 and 1995, advances were secured by pledged investment securities and mortgage backed securities with carrying values totaling $77,629,000 and $33,368,000 respectively and the Bank's investment in FHLB stock (see Note 6). At December 31, 1996 and 1995, FHLB advances were also secured by mortgage loans with carrying values of $178,381,000 and $153,003,000, respectively.

         For the years ended December 31, 1996 and 1995, the maximum amount borrowed during the year was $99,607,000 and $68,032,000, respectively.

         For the years ended  December 31, 1996 and 1995,  the average amount of
         FHLB   advances    outstanding   was   $43,619,000   and   $45,744,000,
         respectively.

10.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         At December 31, 1996 and 1995, the Company held $13,000,000 and $17,361,000, respectively, of agreements to repurchase securities, collateralized by United States Treasury Notes, Student Loan Marketing Association Notes, Federal Home Loan Bank Bonds, and Federal National Mortgage Association securities which were controlled by the Company. The following table summarizes additional data concerning reverse repurchase agreements at or during the years ended December 31, 1996 and 1995 (dollars in thousands):

                                                                 December 31,
                                                            ----------------------
                                                              1996          1995
                   Maturity:
                      1996                                  $     -        $ 4,361
                      1997                                   13,000         13,000
                                                            -------        -------
                   Outstanding balance at year end          $13,000        $17,361

                   Average balances during the year         $14,644        $14,497
                   Maximum month-end outstanding balances    16,648         26,124

                   Weighted average rate during the year      5.98%          6.06%
                   Weighted average rate at the end of the
                     year                                     5.94%          5.91%

                   Securities held as collateral for reverse
                     repurchase agreements, at year end:
                           Par value                        $14,402        $17,466
                           Amortized cost                    14,784         18,020
                           Market value                      14,910         18,226


11.      INCOME TAXES

         The components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows (dollars in thousands):

                                      Year Ended December 31,
                                ---------------------------------
                                   1996         1995        1994
           Current:
             Federal             $  626        $ 343      $  842
             State                  163          127         330
                                 ------        -----      ------

                    Total           789          470       1,172

           Deferred:
             Federal               (173)         (44)       (144)
             State                    7          (12)        (79)
                                 ------        -----      ------

                    Total        $  623        $ 414      $  949
                                 ======        =====      ======

         The differences between the statutory federal income tax rate and the Company's effective tax rate, expressed as a percentage of income before income taxes, are as follows:

                                                        Year Ended December 31,
                                                      -----------------------------
                                                       1996        1995         1994
                                                       ----        ----         ----
           Statutory federal tax rate                  34.0%       34.0%        34.0%
           California franchise tax, net
              of federal
              income tax benefit                        7.6%        7.0%         7.6%
           Other                                        0.7%       (2.9%)        1.6%
                                                       -----       -----        -----

           Total                                       42.3%       38.1%        43.2%
                                                       =====       =====        =====

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996 and 1995 are presented below (dollars in thousands):

                                                                      December 31,
                                                                -----------------------
                                                                   1996       1995

           Deferred tax assets:
             Deferred loan fees                                    $   89    $  332
             Compensation deferred for tax purposes                   383       378
             Allowance for loan losses                                210       154
             State income taxes                                       (32)      (37)
             Core deposits                                            362       262
             Unrealized loss on securities available for sale         354        12
             Other                                                     41         -
                                                                   -------   -------

                    Total gross deferred tax assets                 1,407     1,101

           Deferred tax liabilities:
             Tax over book depreciation                              (123)     (143)
             FHLB stock dividends                                    (445)     (488)
             Mark-to-market adjustment                                  -      (128)
             Other                                                    (50)      (60)
                                                                   ------    ------

                    Total gross deferred tax liabilities             (618)     (819)
                                                                   ------    ------

           Net deferred tax asset                                  $  789    $  282
                                                                   ======    ======

         Legislation regarding bad debt recapture was signed into law by the President during the quarter ended September 30, 1996. The new law requires recapture of reserves accumulated after 1987. The recapture tax on post-1987 reserves must be paid over a six year period starting in 1996. The payment of the tax can be deferred in each of 1996 and 1997 if an institution originates at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. Management believes that the newly enacted bad debt recapture legislation will not have a material impact on the operations of the Company.

         In accordance with SFAS 109, a deferred tax liability has not been recognized for the tax bad debt reserves of the Company that arose in tax years that began prior to December 31, 1987. At December 31, 1996, the portion of the tax bad debt reserves attributable to pre-1988 tax years was approximately $5,700,000. The amount of unrecognized deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the savings institution fails to meet the definition of a "qualified savings institution," or the bad debt reserve is used for any purpose other than absorbing bad debt losses.

12.      REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY
         MATTERS

         Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) requires the Bank to meet certain minimum capital standards. Under these standards the Bank must maintain core capital in an amount not less than 3% of tangible assets plus qualifying intangibles, tangible capital in an amount not less than 1.5% of tangible assets, and risk-based capital in an amount not less than 8.0% of risk-weighted assets. At December 31, 1996, the Bank's regulatory capital exceeded the minimum requirement of each regulatory capital standard in effect on that date as follows (dollars in thousands):

                                        December 31, 1996                        December 31, 1995
                               -------------------------------------     -----------------------------------
                                                       Minimum                                 Minimum
                                    Actual           Requirement             Actual          Requirement
                               -----------------   -----------------     ----------------  -----------------
                                Capital   Ratio    Capital    Ratio      Capital   Ratio    Capital   Ratio

           Capital
           Standards:
               Tangible         $34,440   8.28%    $ 6,239    1.50%      $37,153  11.65%   $  4,783   1.50%
               Core (leverage)   34,787   8.36%     12,488    3.00%       37,804  11.83%      9,585   3.00%
               Risk-based        36,097  19.22%     15,026    8.00%       39,131  24.42%     12,817   8.00%

         The following table is a reconciliation of the Bank's capital under generally accepted accounting principles with its regulatory capital at December 31, 1996 and 1995 (dollars in thousands):

                                                December 31, 1996                    December 31, 1995
                                        ----------------------------------    ---------------------------------
                                                        Core,       Total                      Core,     Total
                                                       Tier 1       Risk-                     Tier 1     Risk-
                                        Tangible   Risk-Based       Based      Tangible   Risk-Based     Based
                                         Capital      Capital     Capital       Capital      Capital   Capital
                                        ---------  ----------     -------      --------   ----------   -------
           Balances at end of year:
             Capital per Bank's
               financial statements      $37,939      $37,939     $37,939       $37,920      $37,920   $37,920
             Adjustments for regulatory
               capital purposes:
               Core deposit premium       (3,978)      (3,631)     (3,631)         (651)           -         -
               Unrealized (gain) loss on
                 securities available for
                 sale, net of taxes          489          489         489          (116)        (116)     (116)
               Excess mortgage
                 servicing rights            (10)         (10)        (10)            -            -         -
               General valuation
                 allowances                    -            -       1,310             -            -     1,327
                                         -------      -------     -------       -------      -------   -------

           Regulatory capital            $34,440      $34,787     $36,097       $37,153      $37,804   $39,131
                                         =======      =======     =======       =======      =======   =======

         The OTS's prompt corrective action standards have established five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The regulations provide that a savings institution is well capitalized if its risk-based capital to risk weighted assets ratio is 10% or greater, its core capital to risk-weighted assets ratio is 6% or greater, its leverage ratio, or ratio of core capital to adjusted total assets, is 5% or greater, and the institution is not subject to a capital directive. As of December 31, 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank exceeded the minimum requirement guidelines to be categorized as a well capitalized institution at December 31, 1996 and 1995 as follows (dollars in thousands):

                                      December 31, 1996                        December 31, 1995
                             -------------------------------------     -----------------------------------
                                                     Minimum                                 Minimum
                                  Actual           Requirement             Actual          Requirement
                             -----------------   -----------------     ----------------  -----------------
                              Capital   Ratio    Capital    Ratio      Capital   Ratio    Capital   Ratio
        Capital Standards
         (Well Capitalized):
          Leverage            $34,787   8.36%    $20,814    5.00%      $37,804  11.83%    $15,974   5.00%
          Tier 1 risk based    34,787  18.52%     11,270    6.00%       37,804  23.60%      9,613   6.00%
          Total risk based     36,097  19.22%     18,783   10.00%       39,131  24.42%     16,021  10.00%

         At periodic intervals, both the OTS and the Federal Deposit Insurance Corporation ("FDIC") routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that a savings and loan association's financial statements be adjusted in accordance with their findings.

         A future examination by the OTS or FDIC could include a review of certain transactions or other amounts reported in the Company's financial statements. The extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the financial statements cannot presently be determined.

         Currently, the OTS has deferred implementation of the interest rate risk component of its regulatory capital rule, under which savings associations with "above normal" (i.e. greater than 2%) interest rate risk exposure would be subject to a deduction from total risk-based capital. If the Bank had been subject to adding an interest rate risk component to its risk-based capital standard at December 31, 1996, the Bank's total risk-weighted capital would have been reduced from 19.22% to 16.24%. At December 31, 1996, the Bank met each of its capital requirements, in each case on a fully phased-in basis.

         Federal legislation to recapitalize and fully fund the Savings Association Insurance Fund (SAIF) was signed into law on September 30, 1996. The legislation imposed a special one-time assessment on SAIF-member institutions, including the Bank, of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Company recorded a pre-tax expense of $1.4 million in 1996 ($815,000 after-tax or $.26 per share) as a result of the FDIC special assessment.

         The legislation also spreads the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO payment of 1.3 basis points, while SAIF deposits will pay an estimated
         6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

         As a result of the Funds Act, the FDIC recently proposed to lower SAIF assessments to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings charter will be eliminated, or whether the BIF and SAIF will eventually be merged.

         The Company's assessment rate for fiscal 1996 was 26 basis points. Excluding the special premium insurance assessment, the Company paid SAIF deposit insurance premiums of $532,000 in 1996, compared to $516,000 in 1995.

13.      INTEREST RATE RISK

         The Company is engaged principally in providing first mortgage, commercial real estate, land, and construction loans to individuals. At December 31, 1996 and 1995, approximately $232,123,000 and $227,223,000 of the Company's assets were comprised of loans secured by real estate. At December 31, 1996 and 1995, the mortgage loan portfolio consisted of 63% adjustable rate and 37% fixed rate mortgages.

         At December 31, 1996 and 1995, the composition of adjustable and fixed rate loans was as follows (dollars in thousands):

                                                December 31,
                                           ----------------------
                                              1996        1995
           Adjustable Rate:
             Term to Adjustment:
               1 month to 1 year            $128,510    $133,871
               1 year to 5 years              19,754      10,125
                                            --------    --------

           Total                            $148,264    $143,996
                                            ========    ========

           Fixed Rate:
             Term to Maturity:
               1 month to 3 years           $  1,730    $  1,030
               3 years to 5 years                543         599
               5 years to 10 years             3,302       2,681
               10 years to 20 years            7,154       7,892
               Over 20 years                  73,656      73,643
                                            --------    --------

           Total                            $ 86,385    $ 85,845
                                            ========    ========

         The adjustable rate loans have interest rate adjustment limitations and are indexed to the Federal Home Loan Bank Eleventh District cost of funds, the six-month London Interbank Overnight Rate, and the one-year U.S. government treasury rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

         At December 31, 1996, the Company had interest earning assets of $407,780,000, having a weighted average effective yield of 7.54% (the total of weighted average maturities for fixed rate assets and weighted average period to adjustments for adjustable rate assets), and interest bearing liabilities of approximately $377,952,000, having a weighted average effective interest rate of 5.10%.

         At December 31, 1995, the Company had interest earning assets of $319,345,000, having a weighted average effective yield of 7.32%, and interest bearing liabilities of approximately $279,165,000, having a weighted average effective interest rate of 5.25%.

14.      WHOLLY OWNED SUBSIDIARY

         Monterey Bay Bank's wholly owned subsidiary, Portola, is engaged on an agency basis in the sale of insurance, mutual funds, and annuity products primarily to the Company's customers and members of the local community, and acts as trustee on the Company's deeds of trust.

         Condensed statements of financial condition of Portola as of December 31, 1996 and 1995, and condensed statements of operations and cash flows for the years ended December 31, 1996, 1995 and 1994 are as follows (dollars in thousands):

         CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                December 31,
                                                            ---------------------
                                                                 1996        1995
           ASSETS:
              Cash and due from depository institutions          $ 77      $   81
              Commissions receivable                                0         148
              Investment securities available for sale            199           0
              Investment securities held to maturity              153         356
              Premises and equipment, net                           6           4
              Accrued interest receivable and other assets          6         (14)
                                                                 ----       -----
                     TOTAL                                       $441       $ 575
                                                                 ====       =====

           LIABILITIES AND STOCKHOLDER'S EQUITY:
              Total liabilities                                  $  2       $  74
                                                                 ----       -----
              Stockholder's equity:
                Retained earnings                                 434         496
                Capital stock                                       5           5
                                                                 ----       -----
                Total stockholder's equity                        439         501
                                                                 ----       -----
                     TOTAL                                       $441       $ 575
                                                                 ====       =====



         CONDENSED STATEMENTS OF OPERATIONS

                                                          Year Ended December 31,
                                                      -------------------------------
                                                         1996        1995        1994
                                                         ----        ----        ----

             Interest income on investments            $   24      $   17      $    -
             Commissions and fee income                   138         464         556
             Expenses                                    (268)       (344)       (357)
                                                       ------      ------      ------
             Income (loss) before income taxes           (106)        137         199
             Income tax expense (benefit)                 (44)         56          82
                                                       ------      ------      ------

             Net income (loss)                         $  (62)     $   81      $  117
                                                       ======      ======      ======

           CONDENSED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
                                                                    -------------------------------
                                                                       1996        1995        1994
                                                                       ----        ----        ----
           OPERATING ACTIVITIES:
             Net income (loss)                                       $  (62)     $   81      $  117
             Adjustments to reconcile net income (loss) to
               net cash provided (used) by operating activities:
               Depreciation and amortization                              2           2           3
               Amortization of discounts, net of premium                  4          (7)
               Change in:
                 Commissions receivable                                 148         (44)         47
                 Other assets                                           (20)         27         (12)
                 Other liabilities                                      (72)       (195)         77
                                                                     ------      ------      ------
                    Net cash provided (used) by operating
                      activities                                          -        (136)        232
                                                                     ------      ------      ------

           INVESTING ACTIVITIES:
             Purchase of premises and equipment                          (4)         (2)         (2)
             Proceeds from sale of premises                               -           -          95
             Purchase of investment securities                         (200)       (254)       (390)
             Paydown on investment securities                             -         300          13
             Proceeds from maturities of investment securities          200         160           -
                                                                     ------      ------      ------
               Net cash provided (used) by investing activities          (4)        204        (284)
                                                                     ------      ------      ------

           NET INCREASE (DECREASE) IN CASH                               (4)         68         (52)

           CASH AT BEGINNING OF YEAR                                     81          13          65
                                                                     ------      ------      ------

           CASH AT END OF YEAR                                       $   77      $   81      $   13
                                                                     ======      ======      ======

15.      COMMITMENTS AND CONTINGENCIES

         At December 31, 1996 and 1995, the Company was obligated under non-cancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or on the average consumer price index. Rent expense under operating leases, included in occupancy and equipment expense, was approximately $158,000, $154,000 and $175,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

         Certain branches are leased by the Company under the terms of operating leases expiring at various dates through the year 2003. At December 31, 1996, the minimum rental commitments, including renewal options, under all non-cancelable operating leases with initial or remaining terms of more than one year were as follows (dollars in thousands):



                    1997                          $135
                    1998                            75
                    1999                            33
                    2000                            35
                    Thereafter                     112
                                                  ----

                    Total                         $390
                                                  ====

         The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments represent commitments to fund loans and involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. Credit risk is mitigated by the Company's evaluation of the creditworthiness of potential borrowers on a case-by-case basis.

         Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. Also, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements. At December 31, 1996, the Company had outstanding commitments to originate loans of $2,694,000.

16.      STOCK BENEFIT PLANS

         On August 24, 1995, the stockholders of the Company approved the 1995 Incentive Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, 271,507 stock options were granted to the executive officers and officers of the Company and its affiliate, the Bank. Each option entitles the holder to purchase one share of the common stock at the market value of the common stock on the date of grant. Options are exercisable in whole or in part over five years, commencing one year after the date of grant. However, all options become 100% exercisable in the event that the employee terminates his employment due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. An additional 4,733 options have been reserved for future grant. At December 31, 1996, 52,289 of the options granted were exercisable. No options had been exercised to that date.

         The Company also maintains the 1995 Stock Option Plan for Outside Directors (the "Directors' Option Plan"), approved by the stockholders of the Company on August 24, 1995. Each member of the Board of Directors who is not an officer or employee of the Company or the Bank was granted a non-statutory option to purchase shares of the common stock. In the aggregate, members of the Board of Directors of the Company were granted options to purchase 78,343 shares of common stock at an exercise price equal to the market value of the common stock on the date of grant. Options are exercisable in whole or in part over five years, commencing one year after the date of grant. However, all options become 100% exercisable in the event that the Director terminates membership on the Board of Directors due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. At December 31, 1996, 15,669 of the options granted were exercisable. No options had been exercised to that date.

         Activity in the Company's stock option plans follows:

                                                    Number                            Weighted
                                                        of         Option              Average
                                                    Shares         Price            Exercise Price
                                                   -------     ----------------     --------------

               Outstanding at January 1, 1995            -
               Granted August 24, 1995             357,577         $11.375             $11.375
               Exercised                                 -            -                   -
               Expired or canceled                       -            -                   -
                                                   -------
               Outstanding at December 31, 1995    357,577          11.375              11.625
               Granted                              15,227     13.375 to 14.750         13.767
               Exercised                                 -            -                   -
               Expired or canceled                 (17,787)         11.375              12.270
                                                   -------
               Outstanding at December 31, 1996    355,017     11.375 to 14.750         14.750
               Exercisable at December 31, 1996     67,958          11.375              14.750


         The Bank has established an Employee Stock Owner Plan and Trust ("ESOP") for eligible employees. Full-time employees employed with the Company or Bank as of January 1, 1995, and full-time employees of the Company or the Bank employed after such date who have been credited with at least 1,000 hours during a twelve-month period, have attained age 21, and were employed on the last business day of the year are eligible to participate.

         On February 14, 1995, the Conversion date, the ESOP borrowed $2.3 million from the Company and used the funds to purchase 287,500 shares of common stock issued in the Conversion. The loan is being repaid principally by contributions by the Bank to the ESOP, but may be paid from the Company's discretionary contributions to the ESOP over a ten year period. At December 31, 1996, the loan had an outstanding balance of $1.8 million and an interest rate of 8.0%. Interest expense for the obligation was $166,000 and $184,000, respectively, for the years ended December 31, 1996 and 1995. Shares purchased with the loan proceeds are held in trust for allocation among participants as the loan is paid. Contributions to the ESOP and shares released from the loan collateral in an amount proportional to the repayment of the ESOP loan is allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after seven years of credited service. However, in the event of retirement, disability or death, as defined in the plan, any unvested portion of benefits shall vest immediately. Forfeitures will be reallocated among participating employees, in the same proportion as contributions. Benefits are payable upon separation from service based on vesting status and share allocations made. As of December 31, 1996, 57,500 shares were allocated to participants and committed to be released. As shares are released from collateral, the shares become outstanding for earnings per share computations. As of December 31, 1996, the fair market value of the 230,000 unearned shares was $3,392,500.

         The Company maintains a Performance Equity Program for Officers and a Recognition and Retention Plan for Outside Directors (the "RRP"). The purpose of the RRP is to provide executive officers, officers, and directors of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. A trust established for the RRP acquired an aggregate of 143,750 shares of the Company's common stock during 1995 and 1996; 19,980 grant shares vested and were issued during 1996; 106,417 shares are the subject of outstanding awards to officers and directors and 17,353 remain reserved for future awards. Awards vest at a rate of 20% per year for directors and officers, commencing one year from the date of award. Awards become 100% vested upon termination of employment due to death, disability, or following a change in control of the Company. Some awards are based on the attainment of certain performance goals and are forfeited it such goals are not met. In 1996, 6,438 shares were forfeited due to unmet goals and 5,032 shares were forfeited due to cessation of employment.

         The Company recorded compensation expense for the ESOP and RRP of $599,000 and $326,000 respectively, for the years ended December 31, 1996 and 1995.

         In October 1995, the FASB issued Statement of Financial Standards No. 123 ("SFAS 123"), Accounting for Stock Based Compensation, which established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS 123, beginning in 1996 the Company had the option to either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma net income and earnings per share as if the accounting provisions of SFAS 123 had been adopted. The Company has adopted only the disclosure requirements of SFAS 123, and applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock issued to Employees," in accounting for its stock options. Had compensation cost been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below (dollars in thousands).

                                             Year ended December 31,
                                         -------------------------------
                                              1996            1995
                   Net income:
                      As reported             $ 852           $ 673
                       Pro forma                588             416

                   Net income per share:
                      As reported             $ .27           $ .17
                      Pro forma                 .19             .09

         The fair value of each option was estimated at the date of grant using an estimated future value of the Company's stock discounted at the current risk free rate of interest.

                                                 Year ended December 31,
                                            ---------------------------------
                                                   1996            1995

                   Dividend yield                  0.72%           0.00%
                   Growth rate                    25.19%          22.12%
                   Risk free interest rate         6.21%           5.71%
                   Expected term (years)           5.5             6.0

         The following  table  summarizes  stock option  information at year-end
         1996:

                    Exercise            Number of          Remaining        Exercisable
                     Price               Options              Life          Options
               -------------------    ---------------   ----------------   ---------------
                    $11.375              339,790            9.72 years          67,958
                     13.375                7,727           10.00 years            -
                     14.750                7,500           10.00 years            -

                $11.375 - 14.750         355,017            9.71 years          67,958

17.      401(k) PROFIT SHARING PLAN

         The Company maintains a profit sharing plan for employees who are 21 years of age and who have been employed for 90 days and have completed 1,000 hours of service. Effective December 1, 1993, the Company amended the Plan to offer a 401(k) feature. Expense for the 401(k) profit sharing plan amounted to $144,000 for the year ended December 31, 1994. In 1994, the Company contributed 15% of the eligible salaries of eligible participants to the 401(k) plan. The Company did not contribute any portion of employees' salaries to the 401(k) plan in 1995 and 1996.

         The trust that administers the 401(k) profit sharing plan had assets of $1,288,000 and $1,081,000 at other financial institutions as of December 31, 1996 and 1995, respectively.

18.      SALARY CONTINUATION AND RETIREMENT PLAN

         The Company maintains a Salary Continuation Plan for the benefit of certain officers and a Retirement Plan for members of the Board of Directors of the Company. Officers participating in the Salary Continuation Plan are entitled to receive a monthly payment for a period of 10 years upon retirement. Directors of the Company who have served on the Board of Directors for a minimum of nine years are entitled under the Retirement Plan to receive a quarterly payment equal to the amount of their quarterly retainer fee in effect at the date of retirement for a period of ten years. The Salary Continuation Plan and the Retirement Plan provide that payments will be accelerated upon the death of a Participant or in the event of a change in control of the Company. As of December 31, 1996 and 1995, there were eight officers and Directors participating in the Plan.

         The actuarial present value of the accumulated plan benefit obligation, calculated using a discount rate of 7.5%, was $914,000 at December 31, 1996 and $820,000 at December 31, 1995. Plan assets are not separately segregated for purposes of paying benefits under the Salary Continuation and Retirement Plans. The Company accrued pension liability expenses of $35,000 and $94,000 under the Plans for the years ended December 31, 1996 and 1994, respectively. The Company did not accrue pension expenses during 1995. Such expense amounts approximated an actuarial computed net periodic plan costs for each period. Prepaid pension costs are immaterial to the Consolidated Statement of Financial Condition. As such, no prepaid plan costs are included in the Consolidated Statement of Financial Condition.

19.      PARENT COMPANY FINANCIAL INFORMATION

         The Company and its subsidiary, the Bank, file consolidated federal income tax returns in which the taxable income or loss of the Company is combined with that of the Bank. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in the net income of its subsidiaries (distributed and undistributed) is excluded from the computation of the provision for income taxes for financial statement purposes.

         The following presents Parent Company summary statements of financial condition, operations, and cash flows for the years ended December 31, 1995 and 1996 (dollars in thousands). The Company had no operations prior to 1995 and accordingly, summary operations data is not presented.

         SUMMARY STATEMENTS OF FINANCIAL CONDITION

                                                                  Year ended December 31,
                                                                ----------------------------

                                                                       1996            1995
                                                                       ----            ----
          ASSETS
             Cash and due from depository institutions             $    588        $    437
             Mortgage backed securities available for sale            7,144           4,927
             Investment securities available for sale                   102           5,151
             Other assets                                                55               -
             Investment in subsidiary                                37,939          37,920
                                                                   --------        --------

                  TOTAL                                            $ 45,828        $ 48,435
                                                                   ========        ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
            Liabilities:
               Securities sold under agreements to repurchase      $      -        $    713
               Other liabilities                                         69             118
                                                                   --------        --------
                 Total liabilities                                       69             831

            Stockholders' equity (see Consolidated Statements
               of Financial Condition)                               45,759          47,604
                                                                   --------        --------

                  TOTAL                                            $ 45,828        $ 48,435
                                                                   ========        ========


         SUMMARY STATEMENTS OF OPERATIONS



                                                                     Year ended December 31,
                                                                  ----------------------------
                                                                      1996            1995
          Interest income:
             Interest on mortgage backed securities
               and investment securities                           $    582        $    690
             Interest on ESOP                                           166             184
                                                                   --------        --------
                Total interest income                                   748             874
                                                                   --------        --------
          Interest expense:
             Interest on reverse repurchase agreements                    7              42
                                                                   --------        --------
                Total interest expense                                    7              42
                                                                   --------        --------
          Noninterest  revenue                                           47               -
          General and administrative expense                            397             271
                                                                   --------        --------
          Income before income tax expense                              391             561
          Income tax expense                                            162             219
                                                                   --------        --------
          Income before undistributed net income of the Bank            229             342
          Undistributed net income of the Bank                          623             331
                                                                   --------        --------
          Net income                                               $    852        $    673
                                                                   ========        ========

         STATEMENTS OF CASH FLOWS


                                                                                     Year Ended December 31,
                                                                                ---------------------------------
                                                                                    1996                  1995
                                                                                    ----                  ----
          OPERATING ACTIVITIES:
            Net income                                                            $    852              $    673
            Adjustments to reconcile net income to net cash provided by operating activities:
               Undisbursed net income of subsidiary                                   (623)                 (331)
               Amortization of premiums                                                  8                    41
               Compensation expense related to ESOP shares released                    307                   277
               Change in interest receivable                                            86                  (134)
               Change in other assets                                                   53                   (35)
               Change in income taxes payable and deferred income taxes               (150)                  149
               Change in other liabilities                                             (49)                   99
                                                                                  --------              --------
                  Net cash provided by operating activities                            484                   739
                                                                                  --------              --------

          INVESTING ACTIVITIES:
            Investment in subsidiary                                                     -               (13,513)
            Purchases of mortgage backed securities available for sale              (5,284)               (5,891)
            Paydowns on mortgage backed securities                                   3,010                   998
            Purchase of investment securities available for sale                    (3,593)               (6,634)
            Proceeds from maturities of investment securities                        8,500                 1,500
            Proceeds from sales of investment securities                                85                     -
                                                                                  --------              --------
                  Net cash provided by (used in) investing activities                2,718               (23,540)
                                                                                 ---------              --------

          FINANCING ACTIVITIES:
            Proceeds from the sale of common stock                                       -                24,726
            (Repayments) proceeds from reverse repurchase agreements, net             (713)                  713
            Cash dividends                                                            (165)                    -
            Purchases of treasury stock                                             (2,173)               (2,201)
                                                                                 ---------              --------
                  Net cash (used in) provided by financing activities               (3,051)               23,238
                                                                                 ---------              --------

          NET INCREASE IN CASH AND CASH EQUIVALENTS                                    151                   437

          CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             437                     -
                                                                                 ---------              --------

          CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $     588              $    437
                                                                                 =========              ========


20.      ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of the Company's financial instruments is in accordance with the provisions of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"). The estimated fair value amounts have been computed by the Company using quoted market prices where available or other appropriate valuation methodologies as discussed below.

         The following factors should be considered in assessing the accuracy and usefulness of the estimated fair value data discussed below:

         o Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in these assumptions could significantly affect the estimates.

         o These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial asset.

         o    SFAS  107  excludes  from  its  disclosure   requirements  certain
              financial   instruments   and  various   significant   assets  and
              liabilities that are not considered to be financial instruments.

         Because  of  these  limitations,   the  aggregate  fair  value  amounts
         presented in the following tables do not represent the underlying value of the Company at December 31, 1996 and 1995.

         The following methods and assumptions were used by the Company in computing the estimated fair values:

         a. Cash and Cash Equivalents, Certificates of Deposit and Federal Home Loan Bank Stock - Current carrying amounts approximate their estimated fair value.

         b. Mortgage backed Securities and Investment Securities - Fair value of these securities are based on year-end quoted market prices.

         c. Loans Held for Sale - The fair value of these loans has been based on market prices of similar loans traded in the secondary market.

         d. Loans Receivable Held for Investment - For fair value estimation purposes, these loans have been categorized by type of loan (e.g., one- to four-unit residential) and then further segmented between adjustable or fixed rates. Where possible, the fair value of these groups of loans has been based on secondary market prices for loans with similar characteristics. The fair value of the remaining loans has been estimated by discounting the future cash flows using current interest rates being offered for loans with similar terms to borrowers of similar credit quality. Prepayment estimates were based on historical experience and published data for similar loans.

         e.       Demand  Deposits  -  Current  carrying   amounts   approximate
                  estimated fair value.

         f. Certificate Accounts - Fair value has been estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

         g. FHLB Advances - Fair value was estimated by discounting the contractual cash flows using current market rates offered for advances with comparable terms and maturities.

         h. Commitments to Extend Credit - The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The Company does not have deferred commitment fees on loans prior to origination.

         The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 were as follows (dollars in thousands):

                                                                                     December 31, 1996
                                                                                 ------------------------
                                                                                 Carrying            Fair
                                                                                   Amount           Value
                                                                                 --------           -----
          Assets:
            Cash and cash equivalents                                            $  4,978        $  4,978
            Certificates of deposit                                                   199             199
            Investment securities available for sale                               49,955          49,955
            Investment securities held to maturity                                    404             403
            Mortgage backed securities available for sale                         116,610         116,610
            Mortgage backed securities held to maturity                               173             169
            Loans receivable held for investment                                  233,208         233,788
            Loans held for sale                                                       130             130
            Federal Home Loan Bank stock                                            5,040           5,040

          Liabilities:
            Consumer accounts                                                      64,901          64,901
            Certificate accounts                                                  253,244         254,508
            FHLB advances                                                          46,807          47,423
            Securities sold under agreements to repurchase                         13,000          13,024

          Commitments to extend credit                                                  -               -

                                                                     December 31, 1995
                                                                 -------------------------
                                                                  Carrying           Fair
                                                                   Amount           Value
                                                                  --------        --------
          Assets:
            Cash and cash equivalents                             $  4,217        $  4,217
            Certificates of deposit                                    782             782
            Investment securities available for sale                30,990          30,990
            Investment securities held to maturity                     790             797
            Mortgage backed securities available for sale           52,417          52,417
            Mortgage backed securities held to maturity                205             199
            Loans receivable held to maturity                      228,387         228,084
            Loans held for sale                                         92              92
            Federal Home Loan Bank stock                             2,542           2,542

          Liabilities
            Demand deposits                                         42,514          42,514
            Certificate accounts                                   172,770         173,916
            FHLB advances                                           46,520          46,585
            Securities sold under agreements to repurchase          17,361          17,558

          Commitments to extend credit                                   -               -

21.      LIQUIDATION ACCOUNT

         At the time of the Conversion, the Bank established a liquidation account in an amount equal to its equity as of September 30, 1994. The liquidation account is maintained by the Bank for the benefit of depositors as of the eligibility record date who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases do not restore an eligible account holder's interest  in the  liquidation  account.  In  the  event  of a  complete liquidation of the Bank (and only in such an event), each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Company, the existence of the liquidation account will not restrict the use or application of such net worth. At December 31, 1996, the amount of the remaining balance in this liquidation account was approximately $4,371,000.

         The Company may not declare or pay a cash dividend on, or repurchase any of, its common stock if the effect thereof would cause the equity of the Bank to be reduced below either the amount required for the liquidation account or the net worth requirement imposed by the OTS. The payment of dividends to the Company by the Bank is subject to OTS regulations.

         Quarterly Results of Operations (Unaudited)


                                                                   For the Year Ended December 31, 1996
                                                        ------------------------------------------------------------
                                                           First          Second           Third          Fourth
                                                          Quarter         Quarter         Quarter         Quarter
                                                        ------------    ------------    ------------    ------------
           Interest income............................      $ 5,793         $ 5,681         $ 5,823         $ 6,689
           Interest expense...........................        3,577           3,375           3,376           4,005
                                                        ------------    ------------    ------------    ------------
              Net interest income before
                 provision for loan losses............        2,216           2,306           2,447           2,684
           Provision for loan losses..................           22               0               0               6
                                                        ------------    ------------    ------------    ------------
              Net interest income after
                 provision for loan losses............        2,194           2,306           2,447           2,678
           Noninterest income.........................          160             234             241             306
           General and administrative expense(1)......        1,829           1,759           3,386           2,117
                                                        ------------    ------------    ------------    ------------
           Income (loss) before income tax expense....          525             781            (698)            867
           Income tax expense (benefit)...............          206             332            (278)            363
                                                        ------------    ------------    ------------    ------------
           Net income (loss)..........................     $    319         $   449        $   (420)        $   504
                                                        ============    ============    ============    ============

           Net income (loss) per share................    $     .10        $    .14       $    (.13)       $    .16
                                                        ============    ============    ============    ============



                                                                   For the Year Ended December 31, 1995
                                                        ------------------------------------------------------------
                                                           First          Second           Third          Fourth
                                                          Quarter         Quarter         Quarter         Quarter
                                                        ------------    ------------    ------------    ------------
           Interest income............................      $ 5,461         $ 5,572         $ 5,622         $ 5,889
           Interest expense...........................        3,371           3,532           3,630           3,694
                                                        ------------    ------------    ------------    ------------
              Net interest income before
                 provision for loan losses                    2,090           2,040           1,992           2,195
           Provision for loan losses(2)...............           40              65              85             473
                                                        ------------    ------------    ------------    ------------
              Net interest income after
                 provision for loan losses............        2,050           1,975           1,907           1,722
           Noninterest income.........................          274            (119)            180             238
           General and administrative expense.........        1,713           1,792           1,785           1,850
                                                        ------------    ------------    ------------    ------------
           Income before income tax expense...........          611              64             302             110
           Income tax expense.........................          241              30             113              30
                                                        ------------    ------------    ------------    ------------
           Net income.................................      $   370         $    34        $    189        $     80
                                                        ============    ============    ============    ============

           Net income per share(3)....................     $    .07         $   .01        $    .06         $   .03
                                                        ============    ============    ============    ============

         (1) General and administrative expenses for the third quarter of 1996 included a non-recurring special insurance premium assessment of $1.4 million.
         (2) During the fourth quarter of 1995, the Company added substantially to loan loss reserves
         (3) The 1995 earnings per share computation was based on net income from February 14, 1995, the date Monterey Bay Bank converted to a federally chartered stock association and Monterey Bay Bancorp, Inc. became the holding company for the Bank.