Form 10-K, Exhibit 13
period 1997-12-31
MONTEREY BAY BANCORP INC
filed 1998-03-31
CIK 930429

CONTENTS

                                                                            PAGE

LETTER TO SHAREHOLDERS..................................................       1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..........................       2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS...........................................       4
INDEPENDENT AUDITORS' REPORT............................................      20
FINANCIAL STATEMENTS:
   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.......................      21
   CONSOLIDATED STATEMENTS OF OPERATIONS................................      22
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY......................      23
   CONSOLIDATED STATEMENTS OF CASH FLOWS................................      24
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................      26
QUARTERLY FINANCIAL INFORMATION.........................................      60
BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND BANKING OFFICES..............      61
SHAREHOLDER INFORMATION.................................................      62

Dear Fellow Shareholders:

         Monterey Bay Bancorp, Inc. (the "Company") completed another eventful year in 1997. In January, the Company's wholly owned subsidiary, Monterey Bay Bank, opened its seventh full service financial services branch in Capitola, California. In December, the Company announced the purchase and assumption of approximately $29 million of loans and deposits from Commercial Pacific Bank, FSB, which, subject to regulatory approval, should be completed during the second quarter of 1998. In 1997, the Company paid two semi-annual cash dividends totaling $ 0.11 per share. Toward managing a surplus capital position, the Company announced a third 5% stock repurchase program. Most significantly, the common stock of the Company closed at $19.50 per share on December 31, 1997 compared to $14.75 per share on December 31, 1996, resulting in a 32% appreciation in value for the year.

         Net income for 1997 increased to $1,766,000 or $0.58 per basic share, compared to $852,000 or $0.27 per basic share in 1996. Net income for 1996 was reduced by a $1.4 million pre-tax charge ($815,000 net of taxes) due to the Federal Deposit Insurance Corporation special assessment to recapitalize the Savings Association Insurance Fund. Excluding the special assessment, the predominant cause of the improvement in earnings from 1996 to 1997 was growth in the average balance sheet stemming from the December 1996 assumption of $102.1 million in deposits. Cash proceeds were subsequently reinvested in mortgage-backed securities, investment securities, and loans.

         While total assets at year end declined by $17.6 million from the previous year period, average interest-earning assets increased by $76.2 million and interest-bearing liabilities increased by $84.1 million. At the same, time, the net interest rate spread increased to 2.45% for the year ended December 31, 1997, from 2.39% a year earlier. The Bank was successful in reducing the cost of deposits from 24 basis points over the 11th district cost of funds at December 31, 1996 to 2 basis point above at December 31, 1997. This came about as a result of a continued increase in low cost checking accounts and an aggressive pricing approach to maturing time deposits. The average yield on loans receivable increased to 7.91% in 1997, from 7.78% a year earlier, primarily due to the origination of higher yield construction, commercial real estate, and multi-family loans during 1997. The weighted average yield on loans originated in 1997 was 8.75%. The combination of these factors resulted in a $1,611,000 increase in net interest income, before provision for loan losses, during 1997. Continued emphasis will be placed on both expanding the balance sheet of the Company, and increasing the net interest spread.

OUTLOOK

         The focus of management will be on further deploying the Company's available capital and, in so doing, increasing the return on equity. Management will strive to accomplish this goal by a combination of pursuing growth opportunities, further reinvesting of mortgage-backed securities and investment securities into higher yielding loans, and a continued focus on attracting low cost transaction deposit accounts. We look forward to reporting future successes.

EUGENE R. FRIEND                          MARSHALL G. DELK
CHAIRMAN OF THE BOARD                     PRESIDENT, AND CHIEF OPERATING OFFICER
  AND CHIEF EXECUTIVE OFFICER

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Related Notes of the Company (dollars in thousands).

                                                                      AT DECEMBER 31,
                                          -----------------------------------------------------------------------
                                             1997           1996          1995           1994           1993
                                          ------------  -------------  ------------   ------------   ------------
SELECTED FINANCIAL CONDITION DATA:
Total assets.........................      $408,096       $425,762      $329,768       $298,278       $252,389
Loans receivable held for sale.......           514            130            92         16,082         58,875
Investment securities available
    for sale.........................        40,355         49,955        30,990         19,703          8,235
Investment securities held to
    maturity.........................           145            404           790            395              -
Mortgage-backed securities available
    for sale.........................        70,465        116,610        52,417         13,523         32,218
Mortgage-backed securities held to
    maturity.........................           142            173           205            160            177
Loans receivable held for
    investment, net(1)...............       263,751        233,208       228,387        227,423        132,703
Deposits.............................       320,559        318,145       215,284        214,310        218,342
FHLB advances........................        32,282         46,807        46,520         59,782         10,000
Securities sold under agreements to
    repurchase.......................         5,200         13,000        17,361              -              -
Stockholders' equity.................        47,933         45,759        47,604         23,249         23,073
Nonperforming assets.................         2,219          1,393         1,545            711              1

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------
                                             1997          1996           1995           1994          1993
                                          ------------  ------------   ------------   ------------  ------------
SELECTED OPERATING DATA:
Interest income..........................   $29,677       $23,986        $22,544        $17,727       $16,048
Interest expense.........................    18,413        14,333         14,227          9,841         8,253
                                            -------       -------        -------        -------       -------
Net interest income before provision for
    loan losses..........................    11,264         9,653          8,317          7,886         7,795
Provision for loan losses................       375            28            663            421           220
                                            -------       -------        -------        -------       -------
Net interest income after provision
    for loan losses......................    10,889         9,625          7,654          7,465         7,575
Noninterest income.......................     1,614           941            573          1,048         1,961
General and administrative expenses(2)...     9,507         9,091          7,140          6,316         5,235
                                            -------       -------        -------        -------       -------
Income before income tax expense.........     2,996         1,475          1,087          2,197         4,301
Income tax expense.......................     1,230           623            414            949         1,786
                                            -------       -------        -------        -------       -------
Net income...............................   $ 1,766       $   852        $   673         $1,248        $2,515
                                            =======       =======        =======         ======        ======
Basic earnings per share(3) (4)..........   $   .58       $   .27        $   .17            N/A           N/A
                                            =======       =======        =======         ======        ======
Diluted earnings per share(3) (4) .......   $   .56       $   .27        $   .17            N/A           N/A
                                            =======       =======        =======         ======        ======

(1) The allowance for estimated loan losses at December 31, 1997, 1996, 1995, 1994 and 1993 was $1,669,000, $1,311,000 $1,362,000, $808,000,
       and $387,000, respectively.

(2) General and administrative expenses for 1996 include a non-recurring special insurance premium assessment of $1.4 million.

(3) Net income per share is meaningful only for the twelve months ended December 31, 1997, 1996 and 1995, since the Company's common stock was issued February 14, 1995 in connection with the Conversion of Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995 to December 31, 1995 were used to compute net income per share for the year ended December 31, 1995.

(4) In December 1997, the Company adopted SFAS No. 128, "Measurement of Earnings Per Share," which replaces "primary" and "fully diluted" earnings per share with "basic" and "diluted" earnings per share. Prior periods have been restated to reflect this change.

                                                                         AT OR FOR THE YEAR ENDED
                                                                               DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                        1997          1996          1995          1994         1993
                                                    ------------- ------------- ------------- ------------- ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA(1):
PERFORMANCE RATIOS:
    Return on average assets......................        .43%          .26%          .21%          .45%        1.03%
    Return on average stockholders' equity........       3.87%         1.83%         1.49%         5.45%       11.47%
    Average equity to average assets..............      10.99%        13.98%        14.04%         8.33%        8.96%
    Equity to total assets at end of period.......      11.75%        10.75%        14.44%         7.79%        9.14%
    Average interest rate spread(2)...............       2.45%         2.39%         1.98%         2.73%        2.98%
    Net interest margin(3)........................       2.83%         3.00%         2.65%         2.96%        3.27%
    Average interest-earning assets to
       average interest-bearing liabilities.......     108.45%       113.76%       114.94%       107.40%      108.49%
    General and administrative expenses to
       average assets.............................       2.29%         2.74%         2.22%         2.23%        2.14%
REGULATORY CAPITAL RATIOS:
    Tangible capital..............................       9.39%         8.28%        11.65%         7.74%        8.69%
    Core capital..................................       9.40%         8.36%        11.83%         8.03%        9.14%
    Risk-based capital............................      17.24%        19.22%        24.42%        15.50%       18.70%
ASSET QUALITY RATIOS:
    Nonperforming loans as a percent of
       gross loans receivable(4)(5)...............        .71%          .59%         1.39%          .29%        NM(6)
    Nonperforming assets as a percent of
       total assets(5)............................        .54%          .33%          .97%          .24%        NM(6)
    Allowance for loan losses
         as a percent of gross loans receivable(4)        .63%          .56%          .59%          .33%         .20%
    Allowance for loan losses
         as a percent of nonperforming loans(5)...      87.98%        94.10%        42.56%       113.64%        NM(6)
NUMBER OF FULL-SERVICE CUSTOMER
    FACILITIES....................................           7             6             6             6            6

------------------------
(1) Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.

(2) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

          Monterey Bay Bancorp, Inc. (the "Company") is a savings and loan holding company incorporated in 1994 under the laws of the State of Delaware. The Company was organized as the holding company for Monterey Bay Bank ("the Bank") in connection with the Bank's conversion from the mutual to stock form of ownership. On February 14, 1995, the Company issued and sold 3,593,750 shares of its common stock at an issuance price of $8.00 per share to complete the conversion. Net proceeds to the Company, including shares purchased by the employee stock ownership plan, were $27.1 million, after deduction of conversion expenses and underwriting fees of $1.6 million. The Company used $13.5 million of the net proceeds to acquire all of the stock of the Bank. The Bank owns a subsidiary, Portola Investment Corporation ("Portola"), which sells insurance and brokerage services.

          The Company's primary business is providing conveniently located deposit facilities to attract checking, money market, savings and certificate of deposit accounts, and investing such deposits and other available funds in mortgage loans secured by one- to four-family residences and, to a lesser extent, construction, commercial real estate, and business loans. The Bank's deposit gathering and lending markets are primarily concentrated in the communities surrounding its full service offices located in Santa Cruz, Monterey, and Santa Clara counties, in California. At December 31, 1997, the Bank had seven full service offices and one real estate loan office.

          The most significant component of the Company's revenue is net interest income. Net interest income is the difference between interest income, primarily from loans, mortgage-backed securities, and the investment portfolio, and interest expense, primarily on deposits and borrowings. The Company's net interest income and net interest margin, which is defined as net interest income divided by average interest-earning assets, are affected by its asset growth and quality, its asset and liability composition, and the general interest rate environment.

         The Company's service charges, mortgage loan servicing fees, and commissions from the sale of insurance products and investments through its wholly owned subsidiary also have significant effects on the Company's results of operations. General and administrative expenses consist primarily of employee compensation, occupancy expenses, federal deposit insurance premiums, data processing fees and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory agencies. The Company exceeded all of its regulatory capital requirements at December 31, 1997.

         A relatively stable interest rate environment prevailed during the first nine months of 1997, followed by a fourth quarter during which long-term market interest rates declined to the lowest level in recent years. In the fourth quarter, as a consequence of the declining interest rate environment, the market value of the Company's longer-term assets significantly increased (see "Asset and Liability Management" and "Net Interest Income"). Throughout the year, the Company focused its efforts on changing its mix of interest-earning assets by emphasizing construction, commercial real estate, and business lending activities, which resulted in increased loan yields.

         Financial results for 1997 were impacted by the cash assumption, during the fourth quarter of 1996, of $102.1 million of savings deposits (the "Deposit Assumption"). Cash proceeds from the Deposit Assumption were subsequently reinvested in mortgage-backed securities, other investments, and loans, resulting in higher net interest income for 1997 compared to 1996.

         Also impacting 1997 financial results was the Company's purchase of a branch site in Capitola, California. The new branch office began operations as a full service bank branch in January 1997, resulting in increased general and administrative expenses during 1997. As expected, the planned long-term benefits of this expansion activity, increased net interest margin and fee income, have lagged behind the increase in expenditures.

         The Company intends to pursue a growth strategy by focusing on internal growth, as well as acquisition opportunities. As part of this strategy, the Company is changing the mix of its assets and liabilities to become more like a community-based retail bank. The Company may acquire (i) other financial institutions or branches thereof, (ii) branch facilities, (iii) mortgage loan servicing portfolios or mortgage banking operations, or (iv) other substantial assets or deposits liabilities, all of which would be subject to prior regulatory approval. Also, as part of the growth strategy, the Company engages from time to time in discussions concerning possible acquisitions. However, there can be no assurance that the Company will be successful in identifying, acquiring or assimilating appropriate acquisition candidates, in implementing its internal growth strategy, or that these activities will result in improved financial performance.

         On December 22, 1997, as part of its growth strategy, the Company entered into an agreement with Commercial Pacific Bank ("CPB") to assume approximately $29.0 million in deposits and to acquire certain related assets. The agreement also calls for the Company to make a $5.0 million loan to the parent holding company of CPB. Consummation of this transaction, which is subject to customary conditions, is expected to occur during the second quarter of fiscal 1998.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

         This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

ASSET AND LIABILITY MANAGEMENT

         The results of operations for savings institutions may be materially and adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates, declines in real estate market values, and the monetary and fiscal policies of the federal government. Like all financial institutions, the Company's net interest income and its NPV (net present value of assets, liabilities and off-balance sheet contracts) are subject to fluctuations in interest rates. Currently, the Company's interest-bearing liabilities, consisting primarily of savings deposits, FHLB advances, and other borrowings, mature or reprice more rapidly, and on different terms, than do its interest-earning assets. The fact that liabilities mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates; however, such an asset/liability structure may result in declining net interest income during periods of rising interest rates. Additionally, the extent to which borrowers prepay loans is affected by prevailing interest rates.

         When interest rates increase, borrowers are less likely to prepay loans; whereas when interest rates decrease, borrowers are more likely to prepay loans. Prepayments may affect the levels of loans retained in an institution's portfolio, as well as its net interest income. The Company maintains an asset and liability management program intended to manage net interest income through interest rate cycles and to protect its NPV by controlling its exposure to changing interest rates.

         The Company uses a simulation model designed to measure the sensitivity of net interest income and NPV to changes in interest rates. This simulation model is designed to enable the Company to generate a forecast of net interest income and NPV given various interest rate forecasts and alternative strategies. The model is also designed to measure the anticipated impact that prepayment risk, basis risk, customer maturity preferences, volumes of new business and changes in the relationship between long- and short-term interest rates have on the performance of the Company. At December 31, 1997, the Company calculated that its NPV was $47.1 million, compared with $39.6 million at December 31, 1996, and that its NPV would decrease by 24% and 51%, respectively, if interest rate levels generally were to increase by 2% and 4%. These calculations, which are highly subjective and technical, may differ materially from regulatory calculations. See "Notes to Consolidated Financial Statements - Regulatory Capital Requirements and Other Regulatory Matters."

         The Company also uses gap analysis, a traditional analytical tool designated to measure the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities expected to mature or reprice in a given period. At December 31, 1997, the Company calculated its one-year cumulative gap position to be a negative 7.4% and its three-year gap position to be a negative 14.6%. Management is evaluating strategies to reduce its cumulative gap positions in future periods. There can be no assurance that the Company will be successful in either decreasing its liability costs or reducing its gap positions and that its net interest income incline will not decline.

         During the year ended December 31, 1997, management pursued strategies to increase its NPV and to reduce the impact of changes in interest rates on the NPV. These strategies included extending maturities of deposits and borrowings, originating and retaining variable-rate mortgages and mortgage loans with frequent repricing features, and selling fixed-rate mortgage-backed securities currently held in the available-for-sale portfolio. They also resulted in realized losses on certain mortgage-backed securities sales and lower net interest income. During the year ended December 31, 1997, NPV increased, due primarily to an increase in the value of long-term assets and a change in the loan mix.

         The Company is continuing to pursue strategies to reduce the level of interest rate risk while also endeavoring to increase its net interest income through the origination and retention of variable-rate consumer, business, construction and commercial real estate loans which generally have higher yields than residential permanent loans.

         The following table sets forth the estimated maturity/repricing and the resulting gap between the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997. The estimated maturity/repricing amounts reflect contractual maturities and amortization, assumed loan prepayments based upon the Company's historical experience, estimates from secondary market sources, and estimated passbook deposit decay rates.

                                                                          AT DECEMBER 31, 1997
                                             -------------------------------------------------------------------------------------
                                                         MORE THAN 3   MORE THAN 1   MORE THAN 3     OVER        NON-
                                               3 MONTHS   MONTHS TO      YEAR TO       YEARS TO      FIVE     INTEREST
                                               OR LESS      1 YEAR       3 YEARS       5 YEARS       YEARS    BEARING    TOTAL
                                             -------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS (1):
   Federal funds sold and other
      short-term investments.............      $ 13,514    $      -     $      -       $      -     $      -  $     -    $ 13,514
   Investment securities, net(2)(3)(5)...        15,179           -            -         19,035        6,385        -      40,599
   Loans receivable(2)(4)(5).............        92,121      67,930       27,655         31,369       45,261        -     264,336
   Mortgage-backed securities(2)(5)......         5,043      15,129       40,348         10,087            -        -      70,607
   FHLB stock............................         3,383           -            -              -            -        -       3,383
                                               --------    --------     --------       --------     --------  -------    --------

      Total interest-earning assets......       129,240      83,059       68,003         60,491       51,646        -     392,439
   Allowance for loan losses.............          (581)       (429)        (175)          (198)        (286)       -      (1,669)
                                               --------    --------     --------       --------     --------  -------    --------
      Net interest-earning assets........       128,659      82,630       67,828         60,293       51,360        -     390,770
   Noninterest-earning assets............             -           -            -              -            -   17,326      17,326
                                               --------    --------     --------       --------     --------  -------    --------
          Total assets...................      $128,659    $ 82,630     $ 67,828       $ 60,293     $ 51,360  $17,326    $408,096
                                               ========    ========     ========       ========     ========  =======    ========
INTEREST-BEARING LIABILITIES:
   Money market deposit..................         5,531      16,593        9,481              -            -        -      31,605
   Passbook deposits.....................           847       2,541        6,777          3,388            -        -      13,553
   Checking accounts.....................         1,333       3,998       10,663          5,331            -        -      21,325
   Certificate accounts..................        56,833     128,471       65,866          2,906            -        -     254,076
   FHLB advances.........................        10,000      12,100        2,600              -        7,582        -      32,282
   Securities sold under agreements
      to repurchase......................         3,200           -        2,000              -            -        -       5,200
                                               --------    --------     --------       --------     --------  -------    --------
   Total interest-bearing liabilities....        77,744     163,703       97,387         11,625        7,582        -     358,041

   Noninterest-bearing liabilities.......             -           -            -              -            -    2,122       2,122
   Equity................................             -           -            -              -            -   47,933      47,933
                                               --------    --------     --------       --------     --------  -------    --------
      Total liabilities and equity.......      $ 77,744    $163,703     $ 97,387       $ 11,625     $  7,582  $50,055    $408,096
                                               ========    ========     ========       ========     ========  =======    ========
Interest sensitivity gap(6)..............      $ 50,915    $(81,073)    $(29,559)    $   48,668     $ 43,778
                                               ========   =========     ========     ==========     ========
Cumulative interest sensitivity gap......      $ 50,915    $(30,158)     (59,717)    $  (11,049)    $ 32,729
                                               ========   =========     ========     ==========     ========
Cumulative interest sensitivity gap as
   a percent of total assets.............        12.48%      (7.39%)     (14.63%)        (2.71%)        8.02%
                                                 ======     =======     ========        =======        =====
Cumulative net interest-earning assets
   as a percent of cumulative interest
   bearing liabilities...................       165.49%      87.51%       82.38%         96.85%      109.14%
                                                =======      ======       ======         ======      =======

------------------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated early payoffs, scheduled rate adjustments, and contractual maturities.
(2)   Includes assets available for sale.
(3) Includes a $99,000 certificate of deposit with an original maturity of greater than 90 days.
(4) For purposes of the gap analysis, mortgage and other loans are reduced for loans greater than 90 days past due ($1,598,000 at December 31, 1997) but are not reduced for the allowance for loan losses.
(5) Investments and mortgage-backed securities are at fair market value. Assets are reported net of unearned (discount) premium and deferred loan fees.
(6) The interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

NET INTEREST INCOME

         The largest source of the Company's revenue is net interest income. Net interest income is interest earned on loans and investments less interest expense on deposit accounts and borrowings. Changes in net interest income result from changes in volume, net interest spread, and net interest margin. Volume refers to the dollar level of interest-earnings assets and interest-bearing liabilities. Net interest spread refers to the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities. Net interest margin refers to net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

         During the years ended December 31, 1997, 1996, and 1995, net interest income before the provision for loan losses was $11.3 million, $9.7 million, and $8.3 million, respectively. The volume of average interest-earning assets over the same years was $397.5 million, $321.4 million, and $313.3 million, respectively. The net interest spread was 2.45%, 2.39%, and 1.98%, respectively, during the years ended December 31, 1997, 1996, and 1995. During these same periods, the net interest margin was 2.83%, 3.00%, and 2.65%, respectively.

         For the year ended December 31, 1997, the $1.6 million, or 16.5%, increase in the Company's net interest income was due primarily to the Deposit Assumption, which resulted in an increase in the average outstanding balance of mortgage-backed securities and loans, partly offset by an increase in average savings deposits. The volume-related increase in net interest income was partially offset by the effect of a decrease in the net interest margin from 3.00% in 1996 to 2.83% in 1997. The decrease in the net interest margin was primarily attributable to a decrease in the proportion of funding provided by noninterest-bearing sources of funds, from 15% in 1996 to 12% in 1997.

         For the year ended December 31, 1996, the increase in net interest income, compared to 1995, was primarily due to an increase in the yield on interest-earning assets coupled with a decrease in the cost of deposits and borrowings.

AVERAGE BALANCES, AVERAGE RATES, AND NET INTEREST MARGIN

         The following table sets forth certain information relating to the Company for the fiscal years ended December 31, 1997, 1996 and 1995. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                                   YEAR ENDED DECEMBER 31,
                            ------------------------------------------------------------------------------------------------------
                                         1997                               1996                               1995
                            --------------------------------   --------------------------------   --------------------------------
                                                     AVERAGE                           AVERAGE                            AVERAGE
                               AVERAGE               YIELD/      AVERAGE                YIELD/      AVERAGE                YIELD/
                               BALANCE    INTEREST    COST       BALANCE    INTEREST     COST       BALANCE    INTEREST     COST
                             -----------  --------  --------   -----------  --------  ---------   -----------  --------  ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
 Interest-earning assets:
  Federal funds sold
   and other short-term
   investments............... $  4,272    $   231    5.42%      $  3,612     $   252    6.97%      $  4,299    $   276     6.43%
  Investment securities,
   net(1)(2).................   46,248      2,899    6.27%        37,593       2,314    6.15%        33,309      2,228     6.69%
  Loans receivable(3)(6)(7)    250,370     19,804    7.91%       231,530      18,015    7.78%       241,744     17,826     7.37%
  Mortgage-backed securities,
   net(1)....................   92,842      6,510    7.01%        45,635       3,224    7.06%        31,291      2,080     6.65%
  FHLB stock.................    3,793        233    6.14%         2,986         181    6.08%         2,657        134     5.06%
                              --------    -------               --------     -------               --------    -------
    Total interest-earning
     assets..................  397,525    $29,677    7.47%       321,356     $23,986    7.46%       313,300    $22,544     7.20%
                                          =======                            =======                           =======
  Non interest-earning assets   17,347                            10,849                              8,666
                              --------                          --------                           --------
    Total assets............. $414,872                          $332,205                           $321,966
                              ========                          ========                           ========

LIABILITIES AND
STOCKHOLDERS' EQUITY:
 Interest-bearing liabilities:
    Money market deposits.... $ 34,612    $ 1,344    3.88%      $ 19,387     $   695    3.58%      $ 14,619    $   395     2.70%
    Passbook deposits........   13,396        254    1.89%        13,381         254    1.90%        15,048        308     2.04%
    Checking accounts........   17,925         87     .49%        13,485          78    0.58%        10,781        120      .80%
    Certificate accounts.....  251,855     13,842    5.50%       177,964       9,922    5.58%       171,878      9,779     5.69%
                              --------    -------               --------     -------               --------    -------
    Total savings accounts...  317,788     15,527    4.89%       224,217      10,949    4.88%       212,326     10,602     4.99%
    FHLB advances............   40,520      2,400    5.92%        43,619       2,509    5.75%        45,744      2,746     6.00%
    Securities sold under
     agreements to repurchase    8,234        486    5.91%        14,644         875    5.98%        14,497        879     6.06%
                              --------    -------               --------     -------               --------    -------
      Total interest-bearing
       liabilities...........  366,542    $18,413    5.02%       282,480     $14,333    5.07%       272,567    $14,227     5.22%
                                          =======                            =======                           =======
 Noninterest-bearing
  liabilities................    2,750                             3,284                              4,231
                              --------                          --------                           --------

      Total liabilities......  369,292                           285,764                            276,798
 Stockholders' equity........   45,580                            46,441                             45,168
                              --------                          --------                           --------

    Total liabilities and
     stockholders' equity.... $414,872                          $332,205                           $321,966
                              ========                          ========                           ========

 Net interest rate spread(4)                         2.45%                              2.39%                              1.98%
  spread(4)............
 Net interest margin(5)......                        2.83%                              3.00%                              2.65%
 Ratio of interest-earning
  assets to interest-bearing
  liabilities................  108.45%                           113.76%                            114.94%

------------------------
(1) Includes related assets available for sale and unamortized discounts and premiums.
(2) Amount includes certificate of deposit with an original maturity of greater than 90 days.
(3) Amount is net of deferred loan fees, loan discounts and premiums, loans in process, and loan loss allowances, and includes loans held for sale.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
(6) For purposes of these calculations, the nonaccruing loans receivable have been included in the average balances.
(7) Loan fees recognized for the years ended December 31, 1997, 1996, and 1995 were $293,000, $217,000, and $580,000, respectively.

RATE/VOLUME ANALYSIS

         The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                              YEAR ENDED DECEMBER 31, 1997
                                                                       COMPARED TO
                                                              YEAR ENDED DECEMBER 31, 1996
                                                      ----------------------------------------------
                                                               INCREASE (DECREASE) DUE TO
                                                         AVERAGE
                                                         VOLUME           RATE             NET
                                                      --------------  --------------  --------------
INTEREST-EARNING ASSETS:
   Federal funds sold and
      other short-term investments..................     $   46           $  (67)         $  (21)
   Investment securities, net (1)(2)................        532               53             585
   Loans receivable, net(2) ........................      1,466              323           1,789
   Mortgage-backed securities, net(2) ..............      3,333              (47)          3,286
   FHLB stock.......................................         49                3              52
                                                         ------           ------          ------
       Total interest-earning assets................      5,426              265           5,691
                                                         ------           ------          ------
INTEREST-BEARING LIABILITIES:
   Money market deposits............................        545              104             649
   Passbook deposits................................          -                -               -
   Checking accounts................................         26              (17)              9
   Certificate accounts.............................      4,123             (203)          3,920
   FHLB advances....................................       (178)              69            (109)
   Securities sold under agreements to repurchase...       (383)              (6)           (389)
                                                         ------           ------          ------
       Total interest-bearing liabilities...........      4,133              (53)          4,080
                                                         ------           ------          ------
Net change in net interest income...................     $1,293           $  318          $1,611
                                                         ======           ======          ======

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                                         COMPARED TO
                                                                 YEAR ENDED DECEMBER 31, 1995
                                                         ---------------------------------------------
                                                                  INCREASE (DECREASE) DUE TO
                                                           AVERAGE
                                                            VOLUME           RATE            NET
                                                         -------------   -------------  --------------
INTEREST-EARNING ASSETS:
   Federal funds sold and
      other short-term investments..................      $   (41)         $   17         $   (24)
   Investment securities, net (1)(2)................          358            (272)             86
   Loans receivable, net(2) ........................       (1,019)          1,208             189
   Mortgage-backed securities, net(2) ..............          963             181           1,144
   FHLB stock.......................................           19              28              47
                                                          -------          ------         -------
       Total interest-earning assets................          280           1,162           1,442
                                                          -------          ------         -------
INTEREST-BEARING LIABILITIES:
   Money market deposits............................          150             150             300
   Passbook deposits................................          (33)            (21)            (54)
   Checking accounts................................           12             (54)            (42)
   Certificate accounts.............................          356            (213)            143
   FHLB advances....................................         (125)           (112)           (237)
   Securities sold under agreements to repurchase...            8             (12)             (4)
                                                          -------          ------         -------
       Total interest-bearing liabilities...........          368            (262)            106
                                                          -------          ------         -------
Net change in net interest income...................     $    (88)         $1,424          $1,336
                                                         ========          ======          ======

------------------------
(1) Includes certificates of deposit with original maturities greater than 90 days.
(2) Includes assets available for sale.

17

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
DECEMBER 31, 1996

OVERVIEW

         The Company recorded net income of $1.8 million, or $0.58 per basic share ($0.56 per share diluted) for the year ended December 31, 1997, compared to $852,000, or $0.27 per basic share ($0.27 per share diluted) for the year ended December 31, 1996. Net income for the year ended December 31, 1996 was reduced by a $1.4 million pre-tax charge ($815,000 net of taxes) for the amount of the Federal Deposit Insurance Corporation ("FDIC") special assessment to recapitalize the Savings Association Insurance fund ("SAIF"). Excluding the SAIF charge, net income would have been $1.7 million, or $0.53 per basic and diluted share for the year ended December 31, 1996.

         Net income for the year ended December 31, 1997 reflected higher net interest income and noninterest income compared to the year ended December 31, 1996, offset by a higher provision for loan losses and increases in general and administrative expenses. The operating results of the Company for the year ended December 31, 1997 were influenced by the December 1996 assumption of $102.1 million of savings deposits. Cash proceeds from the Deposit Assumption were subsequently reinvested in mortgage-backed securities, other investment securities, and loans receivable, resulting in higher net interest income for the year ended December 31, 1997, compared to 1996. Net interest income before the provision for loan losses was $11.3 million for the year ended December 31, 1997, compared to $9.7 million for the year ended December 31, 1996. During the same periods, the average volume of interest-earning assets was $397.5 million and $321.4 million, respectively. The increase in net interest income reflects the increase in average interest-earning assets during 1997, partly offset by a higher average balance of interest-bearing savings deposits, due to the Deposit Assumption. See "Net Interest Income."

         Implementation of the Company's strategic decision to transition from a traditional savings institution to a community banking orientation, and the expansion of the Company's branch locations and product lines, resulted in an increase in general and administrative expenses during 1997. Expansion activity included the Company's purchase of a branch site in Capitola, California, which began operations as a full service bank branch in January 1997.

         The Company's return on average assets for 1997 was 0.43%, compared to 0.26% in 1996. Excluding the SAIF charge, the return on average assets for 1996 would have been .50%. The return on average equity for 1997 was 3.87%, compared with 1.83% in 1996 (3.56% excluding the SAIF charge).

INTEREST INCOME

         For the year ended December 31, 1997, interest income was $29.7 million, an increase of $5.7 million, or 23.4%, over the amount recorded for the year ended December 31, 1996. The primary reason for the significant increase in interest income during 1997 was growth in average outstanding balances of mortgage-backed securities, loans receivable, and investment securities due to the investment of cash proceeds from the Deposit Assumption in December 1996. Interest income on mortgage-backed securities was $6.5 million for the year ended December 31, 1997, approximately double the amount recorded a year earlier, due to a higher average outstanding balance of mortgage-backed securities in 1997. Interest income from loans, which accounted for 67% of total interest income for the year ended December 31, 1997, increased by $1.8 million, or 10.0%, to $19.8 million in 1997, due to a higher average balance of outstanding loans receivable and an increase in the average yield earned on loans receivable. Interest income from other investment securities, federal funds sold, and FHLB stock increased by $616,000, or 22.2%, for the year ended December 31, 1997, due to higher average volumes of these assets in 1997 compared to 1996.

         The weighted average yield on interest-earning assets was 7.47% for the year ended December 31, 1997, compared to 7.46% for the year ended December 31, 1996. The average yield earned on loans receivable increased to 7.91% in 1997, from 7.78% a year earlier, primarily due to the origination of higher yielding construction, commercial real estate, and one- to four-family loans during 1997. Yields on mortgage-backed securities declined slightly during 1997 due to higher prepayments and a corresponding increase in premium amortization.

INTEREST EXPENSE

         Interest expense for the year ended December 31, 1997 was $18.4 million, compared to $14.3 million for the year ended December 31, 1996, an increase of $4.1 million or 28.7%. The increase in interest expense was primarily attributable to a higher average balance of savings deposits resulting from the Deposit Assumption and the opening of the Capitola branch office. The Company's average cost of interest-bearing liabilities declined to 5.02% in 1997, from 5.07% in 1996, primarily due to the effects of a more favorable mix of savings deposits. During 1997, the average cost of certificate of deposit accounts declined by .08% to 5.50%. This reduction was primarily due to a stable to declining interest rate environment which allowed management to lower, on average, interest rates paid to its customers on maturing and renewing term deposit accounts. Interest expense on FHLB advances and other borrowings declined by $498,000, or 14.7%, due to a lower average outstanding balance of borrowings in 1997.

PROVISION FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level considered appropriate by management and is based on an ongoing assessment of the risks inherent in the loan portfolio, including commitments to provide financing. The allowance is increased by the provision for estimated loan losses, which is charged against current period operating results, and is decreased by the amount of net loans charged off during the period. In evaluating the adequacy of the allowance for loan losses, management incorporates such factors as collateral value, portfolio composition and concentration, and trends in local and national economic conditions and the related impact on the financial strength of the Company's borrowers. While the allowance is segmented by broad portfolio categories to analyze its adequacy, the allowance is general in nature and is available for the loan portfolio in its entirety. Although management believes that the allowance for loan losses is adequate, future provisions will be subject to continuing evaluation of inherent risk in the loan portfolio.

           For the year ended December 31, 1997, the provision for loan losses was $375,000, compared to $28,000 for the year ended December 31, 1996. During 1997, the Company increased its provision for loan losses in connection with implementing its strategy to moderately increase the amount of construction, commercial real estate, multifamily, and business lending in Northern California. These types of loans generally involve a greater risk of loss than do one- to four-family residential mortgage loans. The provision resulted in a total allowance for loan losses of $1,669,000, or .63% of loans receivable, at December 31, 1997, compared to an allowance for loan losses of $1,311,000, or
 .56% of loans receivable, at December 31, 1996. Nonperforming loans were $1.9 million, or .71% of loans receivable, at December 31, 1997, compared to $1.4 million, or .59% of loans receivable, a year earlier.

NONINTEREST INCOME

         Noninterest income increased by 71.5% to $1.6 million for the year ended December 31, 1997, compared to $941,000 for the year ended December 31, 1996, primarily due to increases in customer service charges and commissions from sales of noninsured products during 1997. Customer service charges consist primarily of service charges on deposit accounts, fees for certain customer services, and loan-related fees. The increase in customer service charges in 1997 was primarily due to a larger customer base and a higher number of transaction-related customer deposit accounts. The increase in commission income from sales of noninsured products reflects the implementation by management of a strategic business plan to increase sales of these products, which included the purchase of the assets of an investment firm in 1997.

         Loan servicing income was $229,000 and $153,000, respectively, for the years ended December 31, 1997 and 1996. The outstanding principal balance of mortgage loans serviced for others was $52.1 million and $61.3 million, respectively, on December 31, 1997 and 1996. Loan servicing income increased in 1997 due to the expiration, during 1995, of a guaranteed yield maintenance agreement on loans serviced for another financial institution. During the years ended December 31, 1997 and 1996, respectively, the Company sold $3.0 million and $2.6 million of individual conforming loans to FHLMC. Gains on these sales are included in loan servicing income.

         During the years ended December 31, 1997 and 1996, the Company sold $38.6 million and $8.4 million, respectively, of mortgage-backed securities and investment securities and recorded net gains of $213,000 and $168,000, respectively, on the sales.

GENERAL AND ADMINISTRATIVE EXPENSE

           General and administrative expense was $9.5 million and $9.1 million, respectively, for the years ended December 31, 1997 and 1996. Included in general and administrative expense for 1996 was a non-recurring SAIF insurance premium assessment of $1.4 million. Excluding the SAIF assessment, general and administrative expense would have been $7.7 million for the year ended December 31, 1996. The increases in 1997 were partially attributable to higher compensation and employee benefits, as new employees were hired to support the Company's deposit growth and the expansion of its branch locations and new product lines and services. In addition, general and administrative expenses for 1997 included higher data processing costs, increased professional fees and advertising expenses, higher stationery, telephone, and office expenses, and increased core deposit intangible amortization.

           The increases in certain categories of general and administrative expenses for the year ended December 31,1997 were partially offset by reduced deposit insurance premiums compared to 1996. Excluding the non-recurring SAIF assessment, deposit insurance premiums were $233,000 for the year ended December 31, 1997, compared to $532,000 a year earlier.

INCOME TAX EXPENSE

         The Company recorded income tax expense of $1.2 million and $623,000, respectively, for the years ended December 31, 1997 and 1996. Income tax expense increased in 1997 due to an increase in taxable income compared to the previous year. The effective tax rate for the year ended December 31, 1997 was 41.1%, compared to 42.3% for the year ended December 31, 1996.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

         Total assets of the Company were $408.1 million at December 31, 1997, compared to $425.8 million at December 31, 1996, a decline of $17.7 million, or 4.2%.

         Cash and overnight deposits increased to $13.5 million at December 31, 1997, from $5.0 million at December 31, 1996. The increase in cash was due to higher-than-expected prepayments of callable agency securities in the fourth quarter of 1997, in response to significant declines in market interest rates (see "General"). The Company expects to reinvest the cash proceeds in investment securities during the first quarter of 1998.

         Mortgage-backed securities and investment securities decreased by $56.0 million, or 33.5%, during 1997. These decreases were partially offset by an increase of $30.9 million, or 13.3%, in loans receivable during the same period. During 1997, the Company sold $38.6 million of mortgage-backed securities and utilized the proceeds, along with principal payments received on mortgage-backed securities and loans receivable, to fund the growth of the Company's mortgage loan portfolio and to pay down short term FHLB advances.

         Loans receivable held for investment were $263.8 million at December 31, 1997, compared to $233.2 million at December 31, 1996. Residential real estate loans represent the largest category in the loan portfolio. At December 31, 1997, total one- to four-family and multifamily residential real estate loans were $228.0 million, or 79% of the loan portfolio. The Company also engages in nonresidential real estate lending which includes commercial mortgage loans and construction loans secured by deeds of trust. Construction loans are made primarily to residential builders and to commercial property developers. At December 31, 1997, the Company's commercial real estate loan portfolio was $20.2 million, or 7.0% of the loan portfolio. Net construction loans totaled $13.7 million at December 31, 1997.

         During the year ended December 31, 1997, the Company's liabilities decreased by $19.8 million to $360.2 million, from $380.0 million at December 31, 1996. The decrease in liabilities was attributable to a decrease of $22.3 million, or 37.3 %, in total borrowings. Savings deposits increased to $320.6 million at December 31, 1997, compared to $318.1 million at December 31, 1996.

         At December 31, 1997, shareholders' equity was $47.9 million, compared to $45.8 million at December 31, 1996. The increase in equity during 1997 was primarily due to net income of $1.8 million, an increase in earned ESOP shares, and a net increase in unrealized gains on securities available for sale. Equity was reduced during 1997 by the payment of cash dividends totaling $357,000, or $.11 per share, on the Company's outstanding common stock.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
DECEMBER 31, 1995

OVERVIEW

         The Company recorded net income of $852,000 for the year ended December 31, 1996, compared to $673,000 for the year ended December 31, 1995. Both basic and diluted earnings per share were $0.27 for the year ended December 31, 1996, compared to $0.17 per share for the year ended December 31, 1995. Included in net income for the year ended December 31, 1996 was a non-recurring expense of $1,387,000 ($815,000 net of taxes) resulting from the federally mandated recapitalization of the Savings Association Insurance Fund (SAIF) on September 30, 1996. Excluding the non-recurring special insurance premium assessment, net income would have been $1.7 million, or $.53 per share for the year ended December 31, 1996. The improvement in earnings in 1996, exclusive of the special SAIF insurance assessment, was due to higher net interest income, a reduction in the provision for loan losses, and increased revenue from customer service charges and mortgage loan servicing income, partially offset by higher noninterest expenses. Increases in average yields earned on earning assets, in addition to a decline in the Company's cost of deposits, increased the Company's net interest margin to 3.00% for the year ended December 31, 1996, from 2.65% for the year ended December 31, 1995.

         The operating results of the Company for the year ended December 31, 1996 were influenced by the December 1996 Deposit Assumption of $102.1 million of savings deposits for an approximately equivalent amount of cash. The cash was reinvested in various mortgage-backed securities and other investments. Also during the fourth quarter of 1996, the Company purchased a former First Interstate Bank branch in Capitola, California, which began operations as a full service bank branch on January 6, 1997. The expansion activity resulted in an increase in general and administrative expenses for the year ended December 31, 1996.

INTEREST INCOME

         Interest income for the year ended December 31, 1996 increased by $1.4 million, or 6.4%, to $24.0 million compared to $22.5 million for the year ended December 31, 1995. Interest income from loans, which accounted for 75.1% of total interest income for the year ended December 31, 1996, increased by $.2 million, or 1.1%, due to an increase in the Company's weighted average yield on loans receivable to 7.78% for the year ended December 31, 1996, compared to 7.37% for the previous year, partially offset by a reduction in average outstanding loan balances during the same period. Interest income on mortgage-backed securities totaled $3.2 million for the year ended December 31, 1996, an increase of $1.1 million, or 55.0%. This increase was primarily attributable to a higher average outstanding balance in 1996 and higher effective yields on mortgage-backed securities resulting from lower-than-projected prepayment speeds on the underlying mortgages during 1996. Interest income from other investment securities, federal funds sold, and FHLB stock increased nominally for the year ended December 31, 1996, due to a higher average volume in 1996 as compared to 1995. Interest income on mortgage-backed securities and investment securities for the year ended December 31, 1996 were favorably impacted by the fourth quarter, 1996 purchase of securities with cash proceeds from the Deposit Assumption.

INTEREST EXPENSE

         Interest expense for the year ended December 31, 1996 was $14.3 million, compared to $14.2 million for the year ended December 31, 1995, a $.1 million or 0.8% increase. This increase was due to a higher average balance of savings deposits in 1996, partially offset by lower rates paid on deposit accounts and borrowings. As compared to 1995, interest expense on deposits in 1996 increased $.5 million due to higher average outstanding balances and declined $.1 million due to lower rates paid on deposit accounts. The Company's average cost of deposits declined to 4.88% in 1996, from 4.99% in 1995. The Company's cost of certificate of deposit accounts declined by 0.11% to a weighted average rate of 5.58% in 1996, from 5.69% in 1995, due to the maturity and renewal, at generally lower market rates, of a large portion of the Company's certificate of deposit accounts outstanding at December 31, 1995. Interest expense on FHLB advances and other borrowings declined $.2 million, or 6.7%, due to lower outstanding balances and reduced borrowing rates in 1996.

PROVISION FOR LOAN LOSSES

         For the year ended December 31, 1996, the provision for loan losses amounted to $28,000, a decrease of $635,000 compared to 1995. The decline in the provision in 1996 was due to improved credit quality as reflected in lower levels of nonperforming and classified assets. Nonperforming assets declined to
 .59% of gross loans receivable at December 31, 1996, compared to 1.39% at December 31, 1995.

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

INCOME TAX EXPENSE

         Total income tax expense was $623,000 for the year ended December 31, 1996, compared to $414,000 for the comparable period in 1995. This represents an increase of $209,000 or 50.5%. The increase was due to the increase in taxable income in 1996 as compared to 1995. The effective tax rate for the year ended December 31, 1996 was 42.3%, compared to 38.1% for the year ended December 31, 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

         Total assets at December 31, 1996 were $425.8 million, compared to $329.8 million at December 31, 1995, a $96.0 million or 29.1% increase. Asset growth reflected the Company's assumption of $102.0 million of deposit liabilities from Fremont Investment and Loan on December 6, 1996, and the subsequent reinvestment of the related cash proceeds into the Company's available for sale securities portfolio. Securities available for sale increased by $83.2 million to $166.6 million at December 31, 1996, due to the investment of the cash proceeds from the Fremont transaction, partially offset by the sale, during 1996, of $8.5 million of mortgage-backed securities. Total loans receivable held for investment were $233.2 million at December 31, 1996, compared to $228.4 million at December 31, 1995, reflecting increases in outstanding balances of one-to four-family loans and multi-family, commercial real estate, and land and improvement loans.

         Total liabilities at December 31, 1996 were $380.0 million, compared to $282.2 million at December 31, 1995, a $97.8 million, or 34.7% increase. The Company's deposits totaled $318.1 million at December 31, 1996, compared to $215.3 million at December 31, 1995, an increase of $102.9 million due to the Deposit Assumption in December 1996. Borrowings declined to $59.8 million at December 31, 1996, from $63.9 million at December 31, 1995.

         At December 31, 1996, stockholders' equity was $45.8 million, compared to $47.6 million at December 31, 1995. Equity was reduced by $1.8 million during 1996, primarily due to repurchases of the Company's outstanding common stock. During the third quarter of 1996, the Company paid a cash dividend of $.05 per share on its outstanding common stock, reducing stockholders' equity by $165,000. Unrealized losses on securities available for sale at December 31, 1996, compared to unrealized gains at December 31, 1995, resulted in a decrease of $0.6 million in equity.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are customer deposits, principal and interest payments on loans and mortgage-backed securities, FHLB advances and other borrowings and, to a lesser extent, proceeds from sales of securities and loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

         The Company maintains the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4%. The Bank's average liquidity ratios were 8.1%, 7.7%, and 6.1% for the years ended December 31, 1997, 1996 and 1995, respectively. The higher levels of liquidity in 1997 and 1996, compared to 1995, were primarily due to the retention of qualifying securities. The Company's strategy generally is to maintain its liquidity ratio at or near the required minimum in order to maximize its yield on alternative investments.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities amounted to $2.1 million, $24,000, and $12.0 million, respectively, for the years ended December 31, 1997, 1996 and 1995. Cash provided or used by operating activities is determined largely by changes in the level of loan sales. Loan sales are dependent on the level of loan originations and the relative customer demand for mortgage loans, which is affected by the current and expected future level of interest rates (see "General" and "Asset and Liability Management"). The level of loans held for sale also depends on the time within which investors fund the purchase of loans from the Company. A majority of the Company's loans originated for sale are sold within 30 days of closing. During the years ended December 31, 1997, 1996, and 1995, the Company sold loans totaling $3.0 million, $2.6 million, and $18.5 million, respectively. For the years ended December 31, 1997 and 1996, the Company was engaged only in individual sales of fixed rate loans to FHLMC. The Company may elect to sell fixed or adjustable rate loans in the future, depending upon market opportunities and prevailing interest rates at the time such a decision is made.

         Cash provided or used by investing activities consists primarily of loan originations, purchases of loans receivable, purchases of mortgage-backed securities and investment securities, principal collections on loans and mortgage-backed securities, and proceeds from sales and maturities of mortgage-backed securities and investment securities. Cash disbursements to originate and purchase loans receivable were $69.1 million, $36.1 million and $36.0 million, respectively, in 1997, 1996 and 1995. Disbursements to purchase mortgage-backed securities and investment securities totaled $28.1 million, $122.3 million, and $82.6 million during the same periods. The increase in 1996 was related to investment purchases made in conjunction with the Deposit Assumption in December 1996. Cash principal payments received on loans and mortgage-backed securities were $52.8 million, $42.9 million, and $32.8 million, respectively, during 1997, 1996, and 1995. The Company received proceeds of $38.6 million, $8.4 million, and $13.7 million, respectively, from sales of mortgage-backed securities during 1997, 1996, and 1995, and received proceeds of $31.5 million, $14.9 million, and $11.9 million, respectively, for proceeds from maturities of investment securities during the same periods.

         The Company used $20.6 million of net cash in financing activities in 1997. During 1997, the Company utilized $22.3 million of cash to pay down FHLB advances and other borrowings. Deposits increased by $2.4 million to $320.6 million at December 31, 1997, from $318.1 million a year earlier. Retail deposits, which exclude deposits over $100,000, decreased by $7.4 million, or 2.8%, primarily due to outflows from customer money market accounts and an increased level of jumbo term accounts at December 31, 1997.

         The Company received net cash of $92.8 million and $27.6 million, respectively, from financing activities in 1996 and 1995. In 1996, cash provided by financing activities consisted primarily of cash proceeds of $98.4 million received in connection with the Deposit Assumption, net of a core deposit premium. The Company utilized $4.1 million of cash during 1996 to pay down borrowings. During 1995, increases in borrowings provided cash of $4.1 million. Also during 1995, the Company received cash proceeds of $24.7 million from the sale of common stock. Purchases of treasury stock totaled $256,000, $2.2 million, and $2.2 million, respectively, in 1997, 1996, and 1995.

         The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997, cash and short-term investments totaled $13.5 million.

         At December 31, 1997, the Company had outstanding loan commitments of $12.1 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments.

         From time to time, depending upon its asset and liability strategy, the Company converts a portion of its mortgages into FHLMC mortgage-backed securities. These conversions provide increased liquidity because the mortgage-backed securities are typically more readily marketable than the underlying loans and because they can be used as collateral for borrowings. During 1995, the Company converted approximately $15.0 million of its fixed rate residential loans into mortgage-backed securities and utilized the securities as collateral for borrowings. The Company did not securitize any portion of its mortgages during 1996 or 1997.

         The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances through its subsidiary, the Bank. The Bank's credit line with the FHLB is 40% of total assets. At December 31, 1997, this credit line represented a total borrowing capacity of approximately $158.4 million, of which $32.3 million was outstanding. Other sources of liquidity include investment securities maturing within one year. Certificates of deposit which were scheduled to mature in one year or less from December 31, 1997 totaled $185.2 million.

         At December 31, 1997, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $36.9 million, or 9.39% of total adjusted assets, which was above the required level of $5.9 million or 1.5%; core capital of $36.9 million, or 9.40% of total adjusted assets, which was above the required level of $11.8 million or 3.00%, and risk-based capital of $38.6 million, or 17.24% of risk-weighted assets, which was above the required level of $17.9 million or 8.00%.

         During 1997, the Company acquired 22,500 shares of common stock previously approved for repurchase by the Board of Directors. Also during 1997, 8,816 stock options were exercised using treasury shares (see "Notes to Consolidated Financial Statements - Stock Benefit Plans"). As a result, the Company held 364,071 shares of treasury stock, or 10.1% of the Company's issued shares, at December 31, 1997, compared to 350,387 treasury shares held by the Company at December 31, 1996.

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

YEAR 2000

         In 1997, the Company initiated a program to ensure its computer systems and applications are compliant for the year 2000. Many existing computer programs and application software products in the marketplace were originally designed to recognize calendar years by their last two digits. As a result, the year 1999 (i.e. `99') may be the maximum date value these systems will be able to process accurately. Computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900 and compute payment, interest, or delinquency based on the wrong date or are expected to be unable to compute payment, interest, or delinquency.

         The Company has conducted a review and evaluation of its computer systems to identify systems and applications which could be adversely impacted by year 2000 issues, and is working with providers and software vendors to evaluate and manage the risks and costs associated with this problem. The majority of the material data processing of the Bank is provided by a third party service bureau. The service bureau has advised the Company that it expects to resolve potential problems before the year 2000. However, if the service bureau is unable to resolve these problems in a timely manner, the Company could experience significant data processing delays, mistakes, or failures.

The Company has established a target date of December 31, 1998 to complete all identification, evaluation, and testing of system changes to achieve year 2000 compliance. Testing and conversion of existing and replacement system applications are expected to cost less than $25,000 over the next two years. The Company presently believes that with the planned modifications to existing systems and conversion to new systems, the year 2000 compliance issue will be resolved on a timely basis and will not pose significant operational problems for the Company.

IMPACT OF NEW ACCOUNTING STANDARDS

         In June 1996, Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, was issued. This statement established standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered a sale. SFAS No. 125 also established standards for when a liability should be considered extinguished. In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO.
125. SFAS No. 127 reconsiders certain provisions of SFAS 125 and defers for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending, and similar transactions. This statement is effective for transfers of assets and extinguishments of liabilities occurring after December 31, 1996, applied prospectively. Earlier adoption or retroactive application of these statements is not permitted. SFAS Nos. 125 and 127 have not had a material effect on the Company's financial statements.

         Effective December 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE, which superseded APB No. 15, "EARNINGS PER SHARE." SFAS 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock (i.e. securities such as options, warrants, convertible securities, or contingent stock agreements). The statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all presented prior-period earnings per share data.

         In February 1997, the FASB issued SFAS 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. This statement establishes standards for disclosing information about an entity's capital structure. It supersedes specific disclosure requirements of APB SFAS No. 47, "DISCLOSURE OF LONG-TERM OBLIGATIONS," and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. SFAS 129 is effective for financial statements issued for periods ending after December 15, 1997. It contains no changes in disclosure requirements for entities that were previously subject to the requirements of Opinions No. 10 and No. 15 and SFAS No. 47, and therefore is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.

         In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements does not impact the Company's consolidated financial position, results of operations or cash flows, and any effect is limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. Actual results could differ significantly from those estimates and assumptions.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Monterey Bay Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Monterey Bay Bancorp, Inc. and subsidiary ( the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Monterey Bay Bancorp, Inc. and subsidiary at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
_________________________

San Francisco, California

February 13, 1998

MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

-------------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31,
                                                                                       ----------------------------
                                                                                         1997             1996
                                                                                      -------------   -------------
ASSETS

 Cash and due from depository institutions                                             $   7,214       $   4,447
 Overnight deposits                                                                        6,300             531
                                                                                       ---------       ---------

      Total cash and cash equivalents                                                     13,514           4,978

 Certificates of deposit                                                                      99             199
 Loans held for sale, at market (Note 4)                                                     514             130
 Securities available for sale:
   Mortgage-backed securities (amortized cost, 1997, $70,234; 1996, $117,094) (Note 2)    70,465         116,610
   Investment securities (amortized cost, 1997, $40,351; 1996, $50,322) (Note 3)          40,355          49,955
 Securities held to maturity:
   Mortgage-backed securities (market value, 1997, $138; 1996, $169) (Note 2)                142             173
   Investment securities (market value, 1997, $145; 1996, $403) (Note 3)                     145             404
 Loans receivable held for investment (net of allowance for loan losses, 1997, $1,669;
   1996, $1,311) (Note 4)                                                                263,751         233,208
 Federal Home Loan Bank stock, at cost (Note 6)                                            3,383           5,040
 Premises and equipment, net (Note 7)                                                      4,817           4,887
 Accrued interest receivable (Note 5)                                                      2,339           2,556
 Core deposit premiums and other intangibles, net                                          3,229           3,979
 Real estate owned                                                                           321               -
 Other assets                                                                              5,022           3,643
                                                                                       ---------       ---------
 TOTAL ASSETS                                                                          $ 408,096       $ 425,762
                                                                                       =========       =========
 LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES:
    Savings deposits (Note 8)                                                          $ 320,559       $ 318,145
    Federal Home Loan Bank advances (Note 9)                                              32,282          46,807
    Securities sold under agreements to repurchase (Note 10)                               5,200          13,000
    Accounts payable and other liabilities                                                 2,122           2,051
                                                                                       ---------       ---------
       Total liabilities                                                                 360,163         380,003
                                                                                       ---------       ---------
 COMMITMENTS AND CONTINGENCIES (Note 15):                                                      -               -

 STOCKHOLDERS' EQUITY (Note 12):
    Preferred stock, $.01 par value, 2,000,000 shares authorized and unissued                  -               -
    Common stock, $.01 par value, 9,000,000 shares authorized and 3,593,750 shares issued (3,229,679 shares outstanding at December 31, 1997;
      and 3,243,363 shares outstanding at December 31, 1996)                                  36              36
    Additional paid-in capital                                                            27,270          27,114
    Unearned shares held by employee stock ownership plan (201,250 at
      December 31, 1997; and 230,000 at December 31, 1996)                                (1,610)         (1,840)
    Treasury stock, at cost (364,071 shares at December 31, 1997; and 350,387
      shares at December 31, 1996)                                                        (4,642)         (4,374)
    Retained earnings, substantially restricted                                           26,741          25,320
    Unrealized gain (loss) on securities available for sale, net of taxes                    138            (497)
                                                                                       ---------       ---------
        Total stockholders' equity                                                        47,933          45,759
                                                                                       ---------       ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 408,096       $ 425,762
                                                                                       =========       =========

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------------
                                                                          1997            1996            1995
                                                                      -------------    ------------    ------------
INTEREST INCOME:
  Loans receivable                                                     $  19,804       $  18,015       $  17,826
  Mortgage-backed securities                                               6,510           3,224           2,080
  Other investment securities                                              3,363           2,747           2,638
                                                                       ---------       ---------       ---------
          Total interest income                                           29,677          23,986          22,544
                                                                       ---------       ---------       ---------
INTEREST EXPENSE:
  Savings deposits                                                        15,527          10,949          10,602
  FHLB advances and other borrowings                                       2,886           3,384           3,625
                                                                       ---------       ---------       ---------
          Total interest expense                                          18,413          14,333          14,227
                                                                       ---------       ---------       ---------
NET INTEREST INCOME BEFORE PROVISION
  FOR LOAN LOSSES                                                         11,264           9,653           8,317

PROVISION FOR LOAN LOSSES                                                    375              28             663
                                                                       ---------       ---------       ---------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                         10,889           9,625           7,654
                                                                       ---------       ---------       ---------
NONINTEREST INCOME:
  Gains (losses) on sale of mortgage-backed securities
    and investment securities, net                                           213             168            (250)
  Commissions from sales of noninsured products                              355             138             464
  Customer service charges                                                   642             403             315
  Income from loan servicing                                                 229             153             (16)
  Other income                                                               175              79              60
                                                                       ---------       ---------       ---------

          Total                                                            1,614             941             573
                                                                       ---------       ---------       ---------
GENERAL AND ADMINISTRATIVE EXPENSE:
  Compensation and employee benefits                                       4,358           3,372           3,280
  Occupancy and equipment                                                  1,070             914             920
  Deposit insurance premiums                                                 233             532             516
  SAIF recapitalization assessment                                             -           1,387               -
  Data processing fees                                                       685             495             428
  Legal and accounting expenses                                              421             360             322
  Stationery, telephone and office expenses                                  490             353             333
  Advertising and promotion                                                  257             194             181
  Amortization of core deposit premiums                                      839             340             304
  Other expenses                                                           1,154           1,144             856
                                                                       ---------       ---------       ---------

          Total                                                            9,507           9,091           7,140
                                                                       ---------       ---------       ---------
INCOME BEFORE INCOME TAX EXPENSE                                           2,996           1,475           1,087

INCOME TAX EXPENSE (Note 11)                                               1,230             623             414
                                                                       ---------       ---------       ---------
NET INCOME                                                              $  1,766       $     852       $     673
                                                                        ========       =========       =========

BASIC EARNINGS PER SHARE(1) (Note 17)                                 $    0.58        $    0.27       $    0.17
                                                                      ==========       =========       =========

DILUTED EARNINGS PER SHARE(1) (Note 17)                               $    0.56        $    0.27       $    0.17
                                                                      ==========       =========       =========

CASH DIVIDENDS PER SHARE                                              $    0.11        $    0.05       $       -
                                                                      ==========       =========       =========

(1) The 1995 earnings per share computation is based on net income from February 14, 1995, the date Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) converted to a federally chartered stock association and Monterey Bay Bancorp, Inc. became the holding company for the Bank.

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(DOLLAR AMOUNTS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------
                            Common Stock       Additional
                            ------------         Paid-In     Acquired   Treasury   Retained   Unrealized
                        Shares        Amount     Capital     by ESOP     Stock     Earnings  Gain (Loss)    Total
                        ------        ------   ----------    --------   --------   --------  -----------    -----
Balance at
 January 1, 1995                                                                   $ 23,960    $ (711)    $ 23,249

Issuance of
 common stock          3,593,750       $ 36    $  26,990     $ (2,300)  $     -                              24,726
Purchase of
 treasury stock         (179,687)                                        (2,201)                             (2,201)

Earned ESOP shares                                    47          230                                           277

Change in unrealized
 gain (loss) on
 securities available
 for sale, net of taxes                                                                           880           880

Net income                                                                              673                     673
                       ---------       ----    ---------     --------   --------   --------    ------     ---------
Balance at
 December 31, 1995     3,414,063         36       27,037       (2,070)    (2,201)    24,633       169        47,604

Purchase of
 treasury stock         (170,700)                                         (2,173)                            (2,173)

Dividends paid                                                                         (165)                   (165)

Earned ESOP shares                                    77          230                                           307

Change in unrealized
  gain (loss) on
  securities available
  for sale, net of taxes                                                                         (666)         (666)

Net income                                                                              852                     852
                       ---------       ----    ---------     --------   --------   --------    ------     ---------
Balance at
 December 31, 1996     3,243,363         36       27,114       (1,840)    (4,374)    25,320      (497)       45,759

Purchase of
 treasury stock          (22,500)                                           (376)                              (376)

Options exercised
 using treasury stock      8,816                                             108         12                     120

Dividends paid                                                                         (357)                   (357)

Earned ESOP shares                                   156          230                                           386

Change in unrealized
 gain (loss) on
 securities available
 for sale, net of taxes                                                                           635           635

Net income                                                                            1,766                   1,766
                       ---------       ----    ---------     --------   --------   --------    ------     ---------
Balance at
  December 31, 1997    3,229,679       $ 36    $  27,270     $ (1,610)  $ (4,642)  $ 26,741    $  138     $  47,933
                       =========       ====    =========     ========   ========   ========    ======     =========

(1) Number of shares of common stock includes 287,500 shares which are pledged as security for a loan to the Bank's ESOP. Shares earned at December 31, 1997, 1996 and 1995 were 86,250, 57,500 and 28,750, respectively.
(2) The Company held 364,071, 350,387, and 179,687 shares of repurchased Company common stock at December 31, 1997, 1996, and 1995, respectively.

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                               ------------------------------------
                                                                                 1997         1996         1995
                                                                               ----------   ----------   ----------
OPERATING ACTIVITIES:

  Net income                                                                    $1,766     $    852     $    673
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of premises and equipment                       440          372          362
     Amortization of core deposit premiums                                         839          340          304
     Amortization of purchase premiums, net of discounts                           573          487          649
     Loan origination fees deferred, net                                           457          138          216
     Amortization of deferred loan fees                                           (243)        (217)        (580)
     Provision for loan losses                                                     375           28          663
     Compensation expense related to ESOP shares released                          386          307          277
     (Gain) loss on sale of mortgage-backed securities and
         investment securities                                                    (213)        (168)         250
     Charge-offs on loans receivable, net of recoveries                            (17)         (78)           -
     Losses on sale of fixed assets                                                  4            5            -
     Originations of loans held for sale                                        (3,405)      (2,666)      (9,597)
     Proceeds from sales of loans originated for sale                            3,020        2,628       18,541
     Change in income taxes payable and deferred income taxes                     (384)        (234)        (309)
     Change in other assets                                                     (1,667)        (376)        (911)
     Change in interest receivable                                                 217         (447)        (568)
     Change in accounts payable and other liabilities                              (26)        (947)       2,062
                                                                               -------     --------     --------

       Net cash provided by operating activities                                 2,122           24       12,032
                                                                               -------     --------     --------
INVESTING ACTIVITIES:

  Loans originated for the portfolio, net                                      (54,389)     (36,061)     (35,994)
  Purchases of loans receivable                                                (14,661)           -            -
  Principal payments on loans receivable                                        37,782       31,171       26,535
  Purchases of mortgage-backed securities available for sale                    (6,900)     (85,467)     (43,022)
  Purchases of mortgage-backed securities held to maturity                           -            -          (69)
  Principal paydowns on mortgage-backed securities                              14,989       11,776        6,240
  Proceeds from sales of mortgage-backed securities available for sale          38,613        8,427       13,746
  Purchases of investment securities available for sale                        (21,249)     (36,833)     (38,714)
  Purchases of investment securities held to maturity                                -            -         (766)
  Proceeds from sales of investment securities available for sale                    -        3,194       16,071
  Proceeds from maturities of investment securities                             31,459       14,900       11,900
  Decreases in certificates of deposit                                             100          581          687
  Redemptions (purchases) of FHLB stock                                          1,657       (2,498)         572
  Purchases of premises and equipment, net                                        (374)      (1,235)        (129)
  Other
                                                                                     -            -           78
                                                                               -------     --------     --------

     Net cash provided by (used in) investing activities                        27,027      (92,045)     (42,865)
                                                                               -------     --------     --------


                                   -continued-

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                               ------------------------------------
                                                                                 1997         1996         1995
                                                                               ----------   ----------   ----------
FINANCING ACTIVITIES:

  Net increase in savings deposits                                             $ 2,414     $    798     $    974
  Assumption of savings deposits, net of core deposit premiums (Note 8)              -       98,395            -
  Purchase premium paid for investment company assets                              (89)           -            -
  Proceeds (repayments) on Federal Home Loan Bank advances, net                (14,525)         287      (13,262)
  Proceeds (repayments) of reverse repurchase agreements, net                   (7,800)      (4,360)      17,361
  Proceeds from the sale of common stock                                             -            -       24,726
  Cash dividends paid to stockholders                                             (357)        (165)           -
  Purchases of treasury stock, net                                                (256)      (2,173)      (2,201)
                                                                               -------     --------     --------

      Net cash provided by (used in) financing activities                      (20,613)      92,782       27,598
                                                                               -------     --------     --------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                                  8,536          761       (3,235)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 4,978        4,217        7,452
                                                                               -------     --------     --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $13,514     $  4,978     $  4,217
                                                                               =======     ========     ========

CASH PAID DURING THE PERIOD FOR:

  Interest on savings deposits and advances                                    $18,601      $14,425      $13,654

  Income taxes                                                                   1,740          954          752

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING:

  Loans transferred to held for investment, at market value                         69            -        7,385

  Mortgage-backed securities acquired in exchange for securitized
     loans, net of deferred fees                                                     -            -       15,044


  Mortgage-backed securities transferred from held to maturity to
      available for sale, net                                                        -            -       15,025


  Real estate acquired in settlement of loans                                      610          369          297

  Loans to facilitate the sale of real estate owned                                  -            -          181


See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies of Monterey Bay Bancorp, Inc. (the "Company") are as follows:

         BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Monterey Bay Bank (the "Bank," formerly Watsonville Federal Savings and Loan Association), and the Bank's wholly owned subsidiary, Portola Investment Corporation ("Portola"). All significant intercompany transactions and balances have been eliminated in consolidation. The Company is a Delaware corporation, organized by the Bank for the purpose of acquiring all of the capital stock of the Bank issued upon the 1995 conversion of the Bank from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Conversion"). On February 14, 1995, the Company completed its initial public offering in connection with the Conversion and began trading on the Nasdaq National Market under the symbol "MBBC" on February 15, 1995. All amounts prior to the completion of the Conversion relate to the Bank. The Company, the holding company of the Bank, engages only in limited business operations primarily involving investments in mortgage-backed securities and other investment securities.

         CASH EQUIVALENTS - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. A percentage of the Company's transaction account liabilities are subject to Federal Reserve requirements. The Company's Federal Reserve requirement was $378,000 and $193,000, respectively, at December 31, 1997 and 1996.

         CERTIFICATES OF DEPOSIT are interest-bearing deposits in federally insured financial institutions with original maturities of more than three months.

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

         SECURITIES HELD TO MATURITY, consisting of mortgage-backed securities and investment securities held for long-term investment, are carried at amortized cost as the Company has the ability to hold these securities to maturity and because it is management's intention to hold these securities to maturity. Premiums and discounts on mortgage-backed securities are amortized using the interest method over the remaining period to contractual maturity, adjusted for actual and estimated prepayments. Premiums and discounts on investment securities are amortized and accreted into interest income on the interest method over the period to maturity. Gains and losses on the sale of mortgage-backed securities and investment securities are determined using the specific identification method. In limited circumstances, as specified in the provisions of SFAS 115, the Company may transfer or sell securities from the held to maturity portfolio.

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

         ORIGINATED MORTGAGE SERVING RIGHTS - Effective December 1995, the Company adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS 122 allows financial institutions that originate mortgages and sell them into the secondary market to recognize the retained right to service the loans. This rule amends SFAS 65, which permitted only purchased mortgage servicing rights to be recognized as an asset. SFAS 122 makes no distinction between purchased and originated mortgage servicing rights. During 1997 and 1996, the Company sold $3.0 million and $2.6 million, respectively, of loans in the secondary market and recorded $7,000 and $21,000, respectively, of originated mortgage servicing rights on those loans.

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

         The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans, and to permit periodic evaluation of the adequacy of allowances for losses in a timely manner. Total loans include the following portfolios: (i) residential one- to four-family loans, (ii) multi-family loans, (iii) commercial real estate loans, (iv) construction and land loans, and (v) non-mortgage loans. In analyzing these loans, the Company has established specific monitoring policies and procedures suitable for the relative risk profile and other characteristics of the loans within the various portfolios. The Company's residential one-to four-family, multifamily and non-mortgage loans, where the outstanding balance is less than $500,000, are considered to be relatively homogeneous and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, the Company generally reviews these loans by analyzing their performance and composition of their collateral for the portfolio as a whole. For non-homogenous loans the Company conducts a periodic review of each loan. The frequency and type of review is dependent upon the inherent risk attributed to each loan, and is directly proportionate to the adversity of the loan grade. The Company evaluates the risk of loss and default for each loan subject to individual monitoring.

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

         Any loans which meet the definition of a troubled debt restructuring, or are partially or completely classified as Doubtful or Loss, are considered impaired. As of December 31, 1997 and 1996, the Company had $448,000 and $354,000, respectively, of restructured loans. As of December 31, 1997, the Company had no loans classified as Doubtful or Loss, compared to $1,000 of such loans on December 31, 1996.

         Loans on which the Company has ceased the accrual of interest ("nonaccrual loans") constitute the primary component of the portfolio of nonperforming loans. Loans are generally placed on nonaccrual status when the payment of interest is 90 days or more delinquent, or if the loan is in the process of foreclosure.

         When a loan is designated as impaired, the Company measures impairment based on the fair value of the collateral of the collateral-dependent loan. The amount by which the recorded investment in the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to earnings. The Company charges off a portion of an impaired loan against the valuation allowance when it is probable that there is no possibility of recovering the full amount of the impaired loan.

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

         CORE DEPOSIT INTANGIBLES arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, generally seven years. The Company continually evaluates the periods of amortization to determine whether later events and circumstances warrant revised estimates. The carrying values of unamortized core deposit intangibles at December 31, 1997 and 1996 were $3.2 million and $4.0 million, respectively. Accumulated amortization of core deposit intangibles at December 31, 1997 and 1996 were $2.0 million and $1.2 million, respectively.

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

         STOCK BASED COMPENSATION - The Company accounts for stock based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

         EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") - The Company accounts for shares acquired by its ESOP in accordance with the guidelines established by the American Institute of Certified Public Accountants Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS ("SOP 93-6"). Among other things, SOP 93-6 changed the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6, the Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, the differential is charged or credited to equity. Employers with internally leveraged ESOPs such as the Company do not report the loan receivable from the ESOP as an asset and do not report the ESOP debt from the employer as a liability.

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

         COMMISSIONS FROM ANNUITY SALES arise from Portola's sale of tax deferred annuities, mutual funds, and other investment products not insured by the FDIC. Income is based on a percentage of sales which varies based on the investment product sold and is recognized as income upon receipt.

         EARNINGS PER SHARE - In March 1997, the FASB issued Statement of Financial Accounting Standards No. 128, MEASUREMENT OF EARNINGS PER SHARE (SFAS 128). SFAS 128 replaces "Primary" and "Fully Diluted" Earnings Per Share with "Basic" and "Diluted" Earnings Per Share for fiscal years ending after December 15, 1997. The Company has adopted SFAS 128 as of December 31, 1997 and has calculated Basic and Diluted Earnings Per Share in accordance with the guidelines established in SFAS 128. Prior period amounts have been restated to reflect this change.

         Earnings per share is based on the weighted average number of shares outstanding adjusted for the unearned shares of the employee stock ownership plan. On February 14, 1995, the Company issued 3,593,750 shares in connection with the formation of a holding company and the Bank's Conversion. Common shares outstanding included 287,500 shares purchased by the Bank's ESOP. Shares earned by the ESOP at December 31, 1997, 1996, and 1995 were 86,250, 57,500, and 28,750, respectively.

         Net income and common shares outstanding for the period from February 15, 1995, the date of the Conversion, to December 31, 1995 were used to compute earnings per share for the year ended December 31, 1995.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1996, SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, was issued. This statement established standards for when transfers of financial assets, including those with continuing involvement by the transferor, should be considered a sale. SFAS No. 125 also established standards for when a liability should be considered extinguished. In December 1996, the Financial Accounting Standards Board issued SFAS No. 127, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO. 125. SFAS No. 127 reconsidered certain provisions of SFAS 125 and deferred for one year the effective date of implementation for transactions related to repurchase agreements, dollar-roll repurchase agreements, securities lending, and similar transactions. This statement was effective for transfers of assets and extinguishments of liabilities occurring after December 31, 1996, applied prospectively. SFAS No. 125 has not had a material effect on the Company's financial statements, and SFAS No. 127 is not expected to have a material effect on the Company's financial statements.

         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129 ("SFAS 129"), "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE." This statement established standards for disclosing information about an entity's capital structure. It supersedes specific disclosure requirements of APB SFAS No. 47, "DISCLOSURE OF LONG-TERM OBLIGATIONS," and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. This statement is effective for financial statements for periods ending after December 15, 1997. It contains no changes in disclosure requirements for entities that were previously subject to the requirements of Opinions No. 10 and No. 15 and SFAS No. 47, and therefore, it is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.

         In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

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

         RECLASSIFICATIONS - Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

2.       MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities available for sale and held to maturity as of December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                 DECEMBER 31, 1997
                                     --------------------------------------------------------------------------
                                                          GROSS           GROSS                      WEIGHTED
                                      AMORTIZED      UNREALIZED      UNREALIZED           FAIR        AVERAGE
                                           COST           GAINS          LOSSES          VALUE          YIELD
          Available for sale:
              FHLMC certificates       $ 27,908        $    154        $    (16)      $ 28,046          6.85%
              FNMA certificates          25,142             113             (53)        25,202          6.55%
              GNMA certificates          17,184              46             (13)        17,217          7.18%
                                       --------        --------        --------       --------

          Total                        $ 70,234        $    313        $    (82)      $ 70,465          6.82%
                                       ========        ========        ========       ========
          Held to maturity:
              FNMA certificates        $    142        $      -        $     (4)      $    138          5.04%
                                       ========        ========        ========       ========

                                                                 DECEMBER 31, 1996
                                     --------------------------------------------------------------------------
                                                          GROSS           GROSS                      WEIGHTED
                                      AMORTIZED      UNREALIZED      UNREALIZED           FAIR        AVERAGE
                                           COST           GAINS          LOSSES          VALUE          YIELD
          Available for sale:
              FHLMC certificates      $  39,110        $     87        $   (209)     $  38,988          7.41%
              FNMA certificates          46,410             206            (395)        46,221          7.68%
              GNMA certificates          15,786               -             (90)        15,696          7.62%
              CMO/REMIC tranches         15,788               -             (83)        15,705          6.74%
                                      ---------        --------        --------      ---------

          Total                       $ 117,094        $    293        $   (777)     $ 116,610          7.46%
                                      =========        ========        ========      =========

          Held to maturity:
              FNMA certificates       $     173        $      -        $     (4)     $     169          5.12%
                                      =========        ========        ========      =========

         The amortized cost and fair value of mortgage-backed securities by contractual maturity are shown below (dollars in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                        DECEMBER 31, 1997                     DECEMBER 31, 1996
                                                ----------------------------------    -----------------------------------
                                                                         WEIGHTED                               WEIGHTED
                                                 AMORTIZED       FAIR     AVERAGE      AMORTIZED        FAIR     AVERAGE
                                                      COST      VALUE       YIELD           COST       VALUE       YIELD
          Mortgage-backed securities
             available for sale - due
             in 5 years or less                   $     67   $     67       7.00%      $   1,909   $   1,908       7.34%

          Mortgage-backed securities
             available for sale - due
             after 5 years through 10 years          5,895      5,874       6.55%              -           -           -

          Mortgage-backed securities
             securities available
             for sale - due after 10 years          64,272     64,524       6.85%        115,185     114,702       7.46%
                                                  --------   --------                  ---------   ---------

          Total mortgage-backed
              securities available for sale       $ 70,234   $ 70,465       6.82%      $ 117,094   $ 116,610       7.46%
                                                  ========   ========                  =========   =========

          Mortgage-backed securities
             held to maturity - due
             in 5 years or less                   $    142   $    138       5.04%      $     173   $     169       5.12%
                                                  ========   ========                  =========   =========


         Sales of mortgage-backed securities available for sale are summarized as follows (dollars in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                                 1997        1996         1995

          Proceeds from sales                 $ 38,613     $ 8,427      $ 13,746
          Gross realized gains on sales            236          87             -
          Gross realized losses on sales            23          17           258

3.       INVESTMENT SECURITIES

         Investment securities available for sale and held to maturity at December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                           DECEMBER 31,1997
                                                    ---------------------------------------------------------------
                                                                      GROSS        GROSS                 WEIGHTED
                                                     AMORTIZED   UNREALIZED    UNREALIZED        FAIR     AVERAGE
                                                          COST        GAINS       LOSSES        VALUE       YIELD
          Available for sale:
            U.S. government securities:
               FFCB Bond                              $  4,000     $     10    $       -      $ 4,010        6.40%
               FHLB Debentures                          11,998           35           (4)      12,029        6.78%
               FHLMC Debentures                          6,101           16            -        6,117        6.70%
               FNMA bond                                 3,252           13            -        3,265        6.47%
            Other securities:
               Smith Breeden short-term
                 government securities fund             15,000            -          (66)      14,934        5.01%
                                                      --------     --------      -------     --------

          Total                                       $ 40,351     $     74      $   (70)    $ 40,355        6.05%
                                                      ========     ========      =======     ========
          Held to maturity:
              Tennessee Valley bond                   $    145     $      -      $     -     $    145        5.28%
                                                      ========     ========      =======     ========

                                                                          DECEMBER 31, 1996
                                                    ---------------------------------------------------------------
                                                                      GROSS        GROSS                 WEIGHTED
                                                     AMORTIZED   UNREALIZED    UNREALIZED        FAIR     AVERAGE
                                                          COST        GAINS       LOSSES        VALUE       YIELD
          Available for sale:
            U.S. government securities:
               U.S. Treasury notes:                   $  2,003      $     -      $    (7)    $  1,996        5.28%
                  FHLB Debentures                       22,000            3          (97)      21,906        6.99%
                  FHLB Debentures                        8,307           10          (61)       8,256        6.86%
                  FNMA bond                              1,001            3            -        1,004        6.57%
                  SLMA bond                              2,011            -          (17)       1,994        5.60%
            Other securities:
               Smith Breeden short-term
                   government securities fund           15,000            -         (201)      14,799        5.19%
                                                      --------     --------      -------     --------

          Total                                       $ 50,322     $     16      $  (383)    $ 49,955        6.30%
                                                      ========     ========      =======     ========

          Held to maturity:
            U. S. Government securities:
              U. S. Treasury notes                    $    153     $      -      $    (1)    $    152        5.18%
            Other securities:
              Tennessee Valley bond                        144            -            -          144        5.29%
              FICO zero coupon bond                        107            -                       107        5.00%
                                                      --------     --------      -------     --------
                                                                                       -
          Total                                       $    404     $      -      $    (1)    $    403        5.17%
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

                                          DECEMBER 31, 1997                        DECEMBER 31, 1996
                                 -------------------------------------    -------------------------------------
                                   AMORTIZED        FAIR     WEIGHTED       AMORTIZED         FAIR    WEIGHTED
                                        COST       VALUE      AVERAGE            COST        VALUE     AVERAGE
         Investment securities
           available for sale:
             Due within 1 year   $ 15,000    $ 14,934        5.01%       $  18,004     $ 17,798       5.28%
             Due after 1 year
               through 5 years     18,998      19,037        6.59%          20,208       20,086       6.72%
             Due after 5 years
               through 10 years     6,353       6,384        6.88%          12,110       12,071       7.12%
                                 --------    --------                    ---------     --------

         Total                   $ 40,351    $ 40,355        6.05%       $  50,322     $ 49,955       6.30%
                                 ========    ========                    =========     ========
         Investment securities
           held to maturity:
             Due within 1 year   $    145    $    145        5.28%       $     260     $    259       5.11%
             Due after 1 year
                through 5 years         -           -                          144          144       5.29%
                                 --------    --------                    ---------     --------

         Total                   $    145    $    145        5.28%       $     404     $    403       5.17%
                                 ========    ========                    =========     ========


         Sales of investment securities available for sale are summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                            1997           1996            1995

         Proceeds from sales               $   -          $ 3,194        $16,071
         Gross realized gains on sales         -               98            102
         Gross realized losses on sales        -                -             94


                                       34




4.       LOANS RECEIVABLE

         Loans receivable at December 31, 1997 and 1996 are summarized as follows (dollars in thousands):

                                                                                    DECEMBER 31,
                                                                            -----------------------------
                                                                                 1997           1996
            Held for investment:
               Loans secured by real estate:
                  Residential:
                     One-to-four units                                       $ 204,704      $ 201,449
                     Five or more units                                         23,355         22,455
                  Commercial real estate                                        20,159          7,524
                  Construction                                                  35,150          4,131
                  Land                                                           1,869             95
               Other loans:
                  Business loans                                                   943              -
                  Business lines of credit                                         270              -
                  Loans secured by deposits                                        505            670
                  Consumer lines of credit, unsecured                               93             93
                                                                                    --             --


            Total                                                              287,048        236,417

            (Less) add:
               Loans in process (undisbursed loan funds)                       (21,442)        (1,822)
               Unamortized premiums, net of discounts                              556            452
               Deferred loan fees, net                                            (742)          (528)
               Allowance for loan losses                                        (1,669)        (1,311)
                                                                             ---------      ---------

            Loans receivable held for investment                             $ 263,751      $ 233,208
                                                                             =========      =========
            Held for sale:
               Loans secured by residential one-to-four units                $     514      $     130
                                                                             =========      =========

            Weighted average interest rate at end of period                      7.96%          7.80%

         At December 31, 1997 and 1996, the Company was servicing loans for others with a total unpaid principal balance of $52,141,000 and $61,303,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and conducting foreclosure proceedings. Loan servicing income is recorded on an accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Income from loan servicing amounted to $229,000 and $153,000 for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997, the Company held $191,000 in escrow accounts for taxes and insurance.

         The activity in the allowance for loan losses is as follows (dollars in thousands):

                                                                         YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                      1997        1996       1995
            Balance, beginning of year                             $ 1,311     $ 1,362    $   808
            Provision for loan losses                                  375          28        663
            Charge-offs on mortgage loans                              (17)        (79)      (109)
                                                                   -------     -------    -------

            Balance, end of year                                   $ 1,669     $ 1,311    $ 1,362
                                                                   =======     =======    =======

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

         The following table identifies the Company's total recorded investment in impaired loans by type at December 31, 1997 and 1996 (dollars in thousands).

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1997         1996

              Loans secured by real estate:
                 Residential:
                    One-to-four units                    $   985      $   354
                    Five or more units                       817          821
              Consumer lines of credit, unsecured              -            1
                                                         -------      -------

                 Total impaired loans                     $1,802      $ 1,176
                                                          ======      =======


         The related valuation allowances on impaired loans at December 31, 1997 and 1996 were $236,000 and $83,000, respectively, which were included as part of the allowance for loan losses in the Consolidated Statements of Financial Condition. The provision for losses and any related recoveries are recorded as part of the provision for estimated losses on loans in the Consolidated Statements of Operations. For the years ended December 31, 1997 and 1996, the Company recognized interest on impaired loans of $49,000 and $145,000, respectively. Interest not recognized on impaired loans at December 31, 1997 amounted to $57,000. No impaired loans were on nonaccrual status at December 31, 1996, and therefore no interest was uncollected on impaired loans. During the year ended December 31, 1997, the Company's average investment in impaired loans was $1.3 million, compared to $862,000 in 1996.

         Nonperforming loans consist of restructured loans not performing in accordance with their restructured terms, and all nonaccrual loans. Nonaccrual loans are loans on which the Company has ceased the accrual of interest for any one of the following reasons: (a) the payment of interest is 90 days or more delinquent, (b) the loan is in the process of foreclosure, or (c) the collection of interest and/or principal is not probable under the contractual terms of the loan agreement. Nonperforming assets include all nonperforming loans and REO. Nonperforming assets as of December 31, 1997 and 1996 were as follows (dollars in thousands).

                                                               DECEMBER 31,
                                                         -----------------------
                                                           1997           1996
         Residential loans secured by real estate:
            One-to-four units - in foreclosure           $   124        $   916
            One-to-four units - not in foreclosure           957            477
            Five or more units                               817              -
         Real estate owned                                   321              -
                                                         -------        -------
           Total nonperforming assets                    $ 2,219        $ 1,393
                                                         =======        =======

         At December 31, 1997 and 1996, the Company had $1.6 million and $1.4 million, respectively, of nonaccrual loans past due 90 days or more. In addition, at December 31, 1997 and 1996, the Company had $907,000 and $2.9 million, respectively, of loans which were less than 90 days delinquent but were identified as having risk characteristics which indicated that collection of principal and interest were not certain. For the years ended 1997 and 1996, the effect on interest income had nonaccrual and other adversely classified and impaired loans been performing in accordance with contractual terms was approximately $62,000 and $89,000, respectively.

         Loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. At December 31, 1997 and 1996, the Company had four loans totaling $448,000 and three loans totaling $354,000, respectively, which met the definition of a troubled debt restructuring, of which $300,000 and $354,000, respectively, were current and paying according to the terms of their contractually restructured agreements on December 31, 1997 and 1996.

         At December 31, 1997 and 1996, all nonperforming loans were secured by properties located within the state of California.

         The following table presents an analysis of general and specific allowances at the dates presented (dollars in thousands):

                                              DECEMBER 31, 1997                        DECEMBER 31, 1996
                                     ------------------------------------    --------------------------------------
                                       SPECIFIC     GENERAL                     SPECIFIC     GENERAL
                                      ALLOWANCE   ALLOWANCE       TOTAL        ALLOWANCE   ALLOWANCE       TOTAL
         Residential real estate:
            One-to-four units            $   -      $   846     $   846            $   -    $    911    $    911
            Five or more units               -          278         278                -         171         171
         Commercial real estate              -          241         241                -         174         174
         Construction                        -          209         209                -          19          19
         Land                                -           20          20                -           1           1
         Off-balance sheet
            letters of credit                -           14          14                -           -           -
         Business                            -           41          41                -           -           -
         Consumer                            -           20          20                1          34          35
                                         -----      -------     -------           ------    --------    --------
         Total valuation
             allowances                  $   -      $ 1,669     $ 1,669           $    1    $ 1,310      $ 1,311
                                         =====      =======     =======           ======    ========     =======

         The Company made conforming loans to executive officers, directors, subsidiary, and their affiliates in the ordinary course of business. Activity for the year ended December 31, 1997 reflects the removal of one loan with an outstanding balance of $110,000 due to the retirement of a director of the Company. An analysis of the activity of these loans is as follows (dollars in thousands):

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       --------------------
                                                         1997         1996

            Balance, beginning of period               $  811       $  822
            New loans and line of credit advances          75            -
            Repayments                                    (13)         (11)
            Other                                        (110)           -
                                                       ------       ------

            Balance, end of period                     $  763       $  811
                                                       ======       ======

         Under Office of Thrift Supervision ("OTS") regulations, the Company may not make real estate loans to one borrower in an amount exceeding 15% of the Bank's unimpaired capital and surplus, plus an additional 10% for loans secured by readily marketable collateral. At December 31, 1997 and 1996, such limitation would have been approximately $5,786,000 and $5,415,000, respectively. There were no loans outstanding in excess of this limitation. In calculating total loans outstanding to any one borrower, the Bank includes loans in process (undisbursed loan funds) but does not also include that portion of off-balance sheet performance letters of credit which represent the undisbursed portion of gross construction loans.

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

5.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable as of December 31, 1997 and 1996 was as follows (dollars in thousands):

                                                                  DECEMBER 31,
                                                               -----------------
                                                                 1997      1996

         Interest receivable on loans                          $ 1,521   $ 1,341
         Interest receivable on mortgage-backed securities         465       792
         Interest receivable on other investments                  353       423
                                                               -------   -------

         Total                                                 $ 2,339   $ 2,556
                                                               =======   =======

6.       INVESTMENT IN FHLB STOCK

         As a member of the Federal Home Loan Bank of San Francisco ("FHLB"), the Bank is required to own capital stock in an amount specified by regulation. As of December 31, 1997 and 1996, the Bank owned 33,825 and 50,404 shares, respectively, of $100 par value FHLB stock. The amount of stock owned meets the last annual regulatory determination. Each Federal Home Loan Bank is authorized to make advances to its members, subject to such regulation and limitations as the OTS may prescribe (see Note 9).

7.       PREMISES AND EQUIPMENT

         Premises and equipment consisted of the following at December 31, 1997 and 1996 (dollars in thousands):

                                                           DECEMBER 31,
                                                    -------------------------
                                                       1997           1996

         Land                                         $ 2,106       $ 2,104
         Buildings and improvements                     2,904         2,847
         Equipment                                      1,800         1,569
                                                      -------       -------

         Total, at cost                                 6,810         6,520

         Less accumulated depreciation                 (1,993)       (1,633)
                                                      -------       -------

         Total                                        $ 4,817      $ 4,887
                                                      =======      =======

         Depreciation expense was $440,000, $372,000, and $362,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

8.       SAVINGS DEPOSITS

         A summary of savings deposits and related weighted average interest rates for the years ended December 31, 1997 and 1996 follows (dollars in thousands):

                                             DECEMBER 31, 1997                   DECEMBER 31, 1996
                                     ----------------------------------  ----------------------------------
                                                  WEIGHTED                             WEIGHTED
                                                   AVERAGE        % OF                  AVERAGE       % OF
                                        AMOUNT        RATE       TOTAL       AMOUNT        RATE      TOTAL
                                        ------    --------       -----       ------    --------      -----
            Consumer accounts:
               Passbook accounts      $ 13,533       1.89%       4.23%     $ 13,423       1.90%      4.22%
               Checking accounts        21,325        .49%       6.65%       13,944        .58%      4.38%
               Money market accounts    31,605       3.88%       9.86%       37,534       3.58%     11.80%
            Certificate accounts:
               Jumbo accounts           59,025       5.57%      18.41%       49,217       5.51%     15.47%
               Other term accounts     195,051       5.48%      60.85%      204,027       5.60%     64.13%
                                      --------                 -------     --------                -------

            Total                     $320,559                 100.00%     $318,145                100.00%
                                      ========                 =======     ========                =======

            Weighted average                         4.89%                                4.88%
              interest rate

         A summary of certificate accounts by maturity as of December 31, 1997 and 1996 follows (dollars in thousands):

                                                          DECEMBER 31,
                                                     ----------------------
                                                       1997          1996

           Within six months                         $101,645      $104,001
           Six months to one year                      83,546        83,849
           One to two years                            63,840        56,885
           Two to three years                           2,139         6,559
           Over three years                             2,906         1,950
                                                     --------      --------

           Total                                     $254,076      $253,244
                                                     ========      ========

         Savings deposits included $69,246,000 and $57,676,000 of jumbo accounts ($100,000 or greater) at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, total jumbo accounts included $10,221,000 and $8,459,000, respectively, of noncertificate accounts, such as passbook, checking and money market accounts. The Company does not offer premium rates on jumbo certificate accounts. The Savings Association Insurance Fund only insures account balances up to $100,000.

         The interest expense on savings deposits is summarized as follows (dollars in thousands):

                                            YEAR ENDED DECEMBER 31,
                                         ------------------------------
                                            1997       1996       1995

           Passbook savings               $   254    $   254    $   308
           Checking accounts                   87         78        120
           Money market accounts            1,344        695        395
           Certificates of deposit         13,842      9,922      9,779
                                          -------    -------    -------

           Total                          $15,527    $10,949    $10,602
                                          =======    =======    =======

         At December 31, 1997 and 1996, accrued interest payable on savings deposits, included in other liabilities, was $3,500 and $3,000, respectively.

         In December 1996, the Company assumed $102.1 million of deposits from Fremont Investment and Loan in exchange for cash and certain other assets. A core deposit intangible asset of approximately $3.7 million was recorded on the date of assumption. The Company acquired no premises or equipment in the transaction.

9.        FHLB ADVANCES

          A summary of Federal Home Loan Bank advances and related maturities at December 31, 1997 and 1996 follows (dollars in thousands):

                                                               DECEMBER 31,
                                                        ------------------------
              MATURITY                                     1997            1996

                 1997                                   $      -        $ 38,225
                 1998                                     22,100           1,000
                 1999                                      2,600               -
                 2004                                        282             282
                 2005                                      1,500           1,500
                 2006                                      4,800           4,800
                 2010                                      1,000           1,000
                                                        --------        --------

              Total                                     $ 32,282        $ 46,807
                                                        ========        ========

              Weighted average rate during the year        5.92%           5.75%
              Weighted average rate at year                6.09%           5.72%

                   At December 31, 1997 and 1996, advances were secured by pledged investment securities and mortgage-backed securities with an aggregate amortized cost of $72.5 million and $77.6 million, respectively, and the Bank's investment in FHLB stock (see Note 6). At December 31, 1997 and 1996, FHLB advances were also secured by mortgage loans with carrying values of $202.9 million and $178.4 million, respectively.

                   During the years ended December 31, 1997 and 1996, the maximum amount of FHLB advances outstanding was $46.4 million and $99.6 million, respectively. The average amount of FHLB advances outstanding during the same periods was $40.5 million and $43.6 million, respectively.

10.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         At December 31, 1997 and 1996, the Company held agreements to repurchase securities resulting in net borrowings of $5.2 million and $13.0 million, respectively. The agreements were collateralized by Government National Mortgage Association bonds, United States Treasury bonds, Federal Home Loan Bank bonds, and Federal National Mortgage Association bonds which were controlled by the Company. Reverse repurchase agreements outstanding at or during the years ended December 31, 1997 and 1996 are summarized below (dollars in thousands):

                                                               DECEMBER 31,
                                                         -----------------------
         MATURITY                                           1997           1996


         1997                                            $      -        $13,000
         1998                                               3,200              -
         1999                                               2,000              -
                                                         --------        -------
         Outstanding balance at year end                 $  5,200        $13,000
                                                         ========        =======

         Weighted average rate during the year              5.91%          5.98%
         Weighted average rate at the end of the year       5.95%          5.94%

         Value of securities held as collateral for
         reverse repurchase agreements, at year end:
             Par value                                   $  6,162        $14,402
             Amortized cost                                 6,357         14,784
             Market value                                   6,364         14,910

                   During the years ended December 31, 1997 and 1996, the maximum amount of reverse repurchase agreements outstanding was $13.0 million and $16.6 million, respectively. The average amount of reverse repurchase agreements outstanding during the same periods was $8.2 million and $14.6 million, respectively.

11.      INCOME TAXES

         The components of the provision for income taxes for the years ended December 31, 1997, 1996 and 1995 are as follows (dollars in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                               1997        1996         1995
             Current:
                Federal                     $ 1,473     $   626      $   343
                State                           449         163          127
                                            -------     -------      -------
                   Total current              1,922         789          470
                                            -------     -------      -------
             Deferred:
                Federal                        (566)       (173)         (44)
                State                          (126)          7          (12)
                                            -------     -------      -------

                   Total deferred              (692)       (166)         (56)
                                            -------     -------      -------

             Total current and deferred     $ 1,230     $   623      $   414
                                            =======     =======      =======

         The differences between the statutory federal income tax rate and the Company's effective tax rate, expressed as a percentage of income before income taxes, are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                 1997         1996        1995

             Statutory federal tax rate          34.0%       34.0%        34.0%
             California franchise tax, net of
                federal income tax benefit        7.1%        7.6%         7.0%
             Other                               (0.1%)       0.7%        (2.9%)
                                                 -----       -----        -----

             Total                               41.0%       42.3%        38.1%
                                                 =====       =====        =====

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1996 are presented below (dollars in thousands):

                                                                         DECEMBER 31,
                                                                   -----------------------
                                                                     1997          1996
            Deferred tax assets:
              Deferred loan fees                                   $   204       $     89
              Compensation deferred for tax purposes                   538            383
              Allowance for loan losses                                383            210
              State income taxes                                        29            (32)
              Core deposits                                            574            362
              Unrealized loss on securities available for sale           -            354
              Other                                                     32             41
                                                                   -------       --------

                     Total gross deferred tax assets                 1,760          1,407

            Deferred tax liabilities:
              Tax over book depreciation                               (61)          (123)
              FHLB stock dividends                                    (545)          (445)
              Unrealized gain on securities available for sale         (96)             -
              Other                                                    (27)           (50)
                                                                   -------       --------

                     Total gross deferred tax liabilities             (729)          (618)
                                                                   -------       --------

            Net deferred tax asset                                 $ 1,031       $    789
                                                                   =======       ========

         Legislation regarding bad debt recapture was signed into law by the President during the third quarter of 1996. The new law requires recapture of reserves accumulated after 1987, and required that the recapture tax on post-1987 reserves be paid over a six year period starting in 1996. The payment of the tax could be deferred in each of 1996 and 1997 if an institution originates at least the same average annual principal amount of mortgage loans that it originated in the six years prior to 1996. Management believes that the newly enacted bad debt recapture legislation will not have a material impact on the operations of the Company.

         In accordance with SFAS 109, a deferred tax liability has not been recognized for the tax bad debt reserves of the Company that arose in tax years that began prior to December 31, 1987. At December 31, 1997, the portion of the tax bad debt reserves attributable to pre-1988 tax years was approximately $5,700,000. The amount of unrecognized deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the savings institution fails to meet the definition of a "qualified savings institution," or the bad debt reserve is used for any purpose other than absorbing bad debt losses.

12.      REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY
         MATTERS

         In connection with the insurance of its deposits by the Federal Deposit Insurance Corporation ("FDIC") and general regulatory oversight by the Office of Thrift Supervision ("OTS"), the Bank is required to maintain minimum levels of regulatory capital, including tangible, core and risk-based capital. At December 31, 1997 and 1996, the Bank was in compliance with all regulatory capital requirements. In addition, the OTS is empowered to take "prompt, corrective action" to resolve problems of insured depository institutions. The extent of these powers depends on whether an institution is classified as "well capitalized," "adequately capitalized," "undercapitalized," "significantly under capitalized," or "critically undercapitalized." At December 31, 1997 and 1996, the Bank was considered "well capitalized."

         The following table sets forth the amounts and ratios regarding actual and minimum tangible, core and risk-based capital requirements, together with the amounts and ratios required in order to meet the definition of a "well capitalized" institution.

                                           MINIMUM CAPITAL          WELL CAPITALIZED
                                            REQUIREMENTS              REQUIREMENTS                ACTUAL
                                        ----------------------   -----------------------   ----------------------
                                         AMOUNT       RATIO       AMOUNT        RATIO       AMOUNT       RATIO
                                        ----------  ----------   ----------   ----------   ---------   ----------
           As of December 31, 1997:
              Total capital
                 (to risk-weighted      $17,898        8.00%      $22,372       10.00%      $38,570       17.24%
                 assets)
              Tier 1 capital
                 (to risk-weighted          N/A          N/A       13,323        6.00%       36,901       16.62%
                 assets)
              Core (tier 1) capital
                 (to adjusted assets)    11,777        3.00%       19,629        5.00%       36,901        9.40%
              Tangible capital
                 (to tangible assets)     5,888        1.50%          N/A          N/A       36,859        9.39%

                                           MINIMUM CAPITAL          WELL CAPITALIZED
                                             REQUIREMENT              REQUIREMENTS                ACTUAL
                                        ----------------------   -----------------------   ----------------------
                                         AMOUNT       RATIO       AMOUNT        RATIO       AMOUNT       RATIO
                                        ----------  ----------   ----------   ----------   ---------   ----------
As of December 31, 1996:
   Total capital
      (to risk-weighted assets)          $15,026        8.00%     $18,783       10.00%      $36,097       19.22%
   Tier 1 capital
      (to risk-weighted assets)              N/A          N/A      11,270        6.00%       34,787       18.52%
   Core (tier 1) capital
      (to adjusted assets)                12,488        3.00%      20,814        5.00%       34,787        8.36%
   Tangible capital
      (to tangible assets)                 6,239        1.50%         N/A          N/A       34,440        8.28%

         At periodic intervals, both the OTS and the FDIC routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that a savings and loan association's financial statements be adjusted in accordance with their findings.

         The OTS has adopted a regulation that adds an IRR component to the risk-based capital requirement for thrift institutions. Currently, the OTS has waived inclusion of the IRR component in the risk-based capital calculation, pending the issuance by the OS of guidelines regarding the appeal of such inclusion or calculation. Under the rule, thrift institutions meeting or exceeding a base level of interest rate exposure must take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one-half of the difference between the institution's actual measured exposure and the base level of exposure. The institution's actual measured IRR is expressed as the change that occurs in its net present value (NPV) as a result of a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to the lower NPV) divided by the estimated economic value of its assets. The base level of IRR which would require inclusion of a capital component is defined as a decline in NPV which exceeds 2.0% of an institution's assets expressed in terms of economic value. If the Bank had been subject to adding an interest rate risk component to its risk-based capital standard at December 31, 1997, the Bank's total risk-weighted capital would have been reduced from 17.24% to 15.31%. At December 31, 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis.

         The OTS rules impose certain limitations regarding stock repurchases and redemptions, cash-out mergers, and any other distributions charged against an institution's capital accounts. The payment of dividends by the Bank to the Parent Company is subject to OTS regulations. "Safe-harbor" amounts of capital distributions can be made after providing notice to the OTS, but without needing prior approval. For Tier 1 institutions such as the Bank, the safe harbor amount is the greater of (1) net income earned during the year or (2) the sum of net income earned during the year plus one-half of the institution's capital in excess of the OTS capital requirement as of the end of the prior year. Distributions beyond these amounts are allowed only with the specific, prior approval of the OTS. As of December 31, 1997, the Bank had the capacity to declare dividends totaling approximately $10.3 million under the "safe harbor" limitations.

         On September 30, 1996, Congress passed and the President signed legislation to recapitalize the Savings Association Insurance Fund ("SAIF") in order to bring it into parity with the FDIC's other insurance fund, the Bank Insurance Fund ("BIF"). The new banking law required members to pay a one-time special assessment of $0.657 for every $100 of deposits as of March 31, 1995. The special assessment was designed to capitalize the SAIF up to the required reserve level of 1.25% of deposits, but lowered savings and loan deposit insurance premiums starting in 1997. As a result of this legislation, the Company's subsidiary, Monterey Bay Bank, incurred a one-time pre-tax charge of $1.4 million during 1996. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

          Effective January 1, 1997, all FDIC-insured depository institutions began paying an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation ("FICO"), a federal corporation chartered under the authority of the Federal Housing Finance Board. The FICO Bonds were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately $.064 per $100 of SAIF-assessable deposits and approximately $.013 per $100 of BIF-assessable deposits.

          Management cannot predict the future level of FDIC insurance assessments, whether the savings charter will be eliminated, or whether the BIF and SAIF will eventually be merged.

          Following the December 1996 assumption of $102.1 million of BIF insured deposits from Fremont Investment and Loan, Monterey Bay Bank became an "Oakar" institution and began paying insurance premiums to the BIF as well as the SAIF. The Company paid FDIC deposit insurance premiums of $233,000 in 1997, of which $201,000 was paid to the SAIF and $32,000 was paid to the BIF. Excluding the special premium assessment, the Company paid deposit insurance premiums of $532,000 in 1996.

          As a result of certain legislation currently pending before the U.S. Congress, Monterey Bay Bank may be required to convert its charter to either a national bank charter, a state depository institution charter, or a newly designed charter. The Company may also become regulated at the holding company level by the Federal Reserve rather than by the OTS. Regulation by the Federal Reserve could subject the Company to capital requirements that are not currently applicable to the Company as a thrift holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Company may engage at the holding company level, which business activities currently are not restricted. At this time, the Company is unable to predict whether a charter change will be required and, if it is, whether the charter change will significantly impact the Company's operations.

13.      INTEREST RATE RISK

         The Company is engaged principally in providing first mortgage, commercial real estate, land, and construction loans to individuals. At December 31, 1997 and 1996, respectively, approximately $262.5 million and $232.1 million of the Company's assets were comprised of loans secured by real estate.

         The Company originates both fixed and adjustable rate loans. At December 31, 1997, the loan portfolio consisted of 68% adjustable rate and 32% fixed rate loans, compared to 63% adjustable rate and 37% fixed rate loans at December 31, 1996. The composition of the loan portfolio was as follows (dollars in thousands):

                                                    DECEMBER 31,
                                               -----------------------
                                                  1997        1996
            Adjustable rate:
              Term to adjustment:
                 1 month to 1 year              $ 152,713   $ 128,510
                 1 year to 5 years                 28,243      19,754
                                                ---------   ---------

           Total adjustable rate                $ 180,956   $ 148,264
                                                =========   =========
            Fixed rate:
              Term to maturity:
                 1 month to 3 years             $   4,746   $   1,730
                 3 years to 5 years                 1,423         543
                 5 years to 10 years                5,301       3,302
                10 years to 20 years                5,742       7,154
                Over 20 years                      67,766      73,656
                                                ---------   ---------
           Total fixed rate                     $  84,978   $  86,385
                                                =========   =========

         The adjustable rate loans have interest rate adjustment limitations and are indexed to the Federal Home Loan Bank Eleventh District cost of funds, the six-month London Interbank Offered Rate, prime rate, and the one-year Constant Maturity Treasury rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

         At December 31, 1997, the Company had interest-earning assets of $387.0 million, having a weighted average effective yield of 7.48% (the total of weighted average maturities for fixed rate assets and weighted average period to adjustments for adjustable rate assets); and interest-bearing liabilities of $358.0 million, having a weighted average effective interest rate of 4.99%.

         At December 31, 1996, the Company had interest-earning assets of $407.8 million, having a weighted average effective yield of 7.54%; and interest-bearing liabilities of $378.0 million with a weighted average effective interest rate of 5.10%.

14.      WHOLLY OWNED SUBSIDIARY

         Monterey Bay Bank's wholly owned subsidiary, Portola, is engaged on an agency basis in the sale of insurance and investment products to the Company's customers and members of the local community, and acts as trustee on the Company's deeds of trust.

         Condensed statements of financial condition of Portola as of December 31, 1997 and 1996, and condensed statements of operations for the years ended December 31, 1997, 1996 and 1995 are as follows (dollars in thousands):

          CONDENSED STATEMENTS OF FINANCIAL CONDITION                                          DECEMBER 31,
                                                                                          ---------------------
                                                                                             1997         1996
          ASSETS:
             Cash and due from depository institutions                                    $    30      $    77
             Commissions receivable                                                            26            -
             Investment securities available for sale                                         252          199
             Investment securities held to maturity                                             -          153
             Premises and equipment, net                                                       11            6
             Unamortized purchase premium                                                      76            -
             Accrued interest receivable and other assets                                      34            6
                                                                                          -------      -------
                    TOTAL                                                                 $   429      $   441
                                                                                          =======      =======
          LIABILITIES AND STOCKHOLDER'S EQUITY:
             Total liabilities                                                            $    15      $     2
                                                                                          -------      -------
             Stockholder's equity:
               Retained earnings                                                              409          434
               Capital stock                                                                    5            5
                                                                                          -------      -------
               Total stockholder's equity                                                     414          439
                                                                                          -------      -------
                    TOTAL                                                                 $   429      $   441
                                                                                          =======      =======

          CONDENSED STATEMENTS OF OPERATIONS                                      YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                               1997          1996         1995
          INCOME:
            Interest income on investments                                  $    20       $    24      $    17
            Commissions and fee income                                          355           138          464
                                                                            -------       -------      -------
              Total                                                             375           162          481
                                                                            -------       -------      -------
          EXPENSES:
            Compensation and employee benefits                                  304           187          273
            Occupancy and equipment                                              15             7            7
            Amortization of purchase premiums                                    10             -            -
            Other                                                                88            74           64
                                                                            -------       -------      -------
              Total                                                             417           268          344
                                                                            -------       -------      -------

            INCOME (LOSS) BEFORE INCOME TAXES                                   (42)         (106)         137

            INCOME TAX EXPENSE (BENEFIT)                                        (17)          (44)          56
                                                                            -------       -------      -------

            NET INCOME (LOSS)                                               $   (25)      $   (62)     $    81
                                                                            =======       =======      =======

         Condensed statements of cash flows of Portola as of December 31, 1997, 1996, and 1995 are as follows (dollars in thousands):

            CONDENSED STATEMENTS OF CASH FLOWS TATEMENTS OF OPERATIONS            YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                               1997          1996         1995
            OPERATING ACTIVITIES:
              Net income (loss)                                              $  (25)       $  (62)      $   81
              Adjustments to reconcile net income (loss) to net
                cash used in operating activities:
                Depreciation and amortization of premises
                   and equipment                                                  3             2            2
                Amortization of purchase premiums,
                   net of discounts                                              12             4           (7)
                Change in:
                  Commissions receivable                                        (26)          148          (44)
                  Other assets                                                  (28)          (20)          27
                  Other liabilities                                              13           (72)        (195)
                                                                             ------        ------       ------
                     Net cash used in operating activities                      (51)            -         (136)
                                                                             ------        ------       ------
            INVESTING ACTIVITIES:
              Purchases of premises and equipment                                (8)           (4)          (2)
              Purchases of investment securities                               (252)         (200)        (254)
              Proceeds from maturities of investment securities                 350           200          460
                                                                             ------        ------       ------
                Net cash provided by (used in) investing activities              90            (4)         204
                                                                             ------        ------       ------

            FINANCING ACTIVITIES:
              Purchase premium paid for investment company assets               (86)            -            -
                                                                             ------        ------       ------
                Net cash used in financing activities                           (86)            -            -
                                                                             ------        ------       ------

            NET INCREASE (DECREASE) IN CASH                                     (47)           (4)          68

            CASH AT BEGINNING OF YEAR                                            77            81           13
                                                                             ------        ------       ------

            CASH AT END OF YEAR                                              $   30        $   77       $   81
                                                                             ======        ======       ======

15.      COMMITMENTS AND CONTINGENCIES

         The Company is involved in legal proceedings arising in the normal course of business. In the opinion of management, the outcomes of such proceedings should not have a material adverse effect on the accompanying consolidated financial statements.

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments represent commitments to originate fixed and variable rate loans, letters of credit, lines of credit, and loans in process and involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The Company uses the same credit policies in making commitments to originate loans, lines of credit, and letters of credit as it does for on-balance sheet instruments.

         At December 31, 1997, the Company had outstanding commitments to originate $7.1 million of real estate loans, include $963,000 for fixed rate loans and $6.2 million for adjustable rate loans. Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. In addition, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

         At December 31, 1997, the Company had made available various secured and unsecured business, personal, and residential lines of credit totaling approximately $7.5 million, of which the undisbursed portion was approximately $4.1 million.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. At December 31, 1997, the Company had issued letters of credit totaling $8.3 million. The Company had issued no letters of credit at December 31, 1996.

         The Company receives collateral, primarily real estate, to support commitments for which collateral is deemed necessary. Other categories of collateral include liens on personal property and cash on deposit with the Bank. At December 31, 1997, the extent of collateral supporting mortgage and other loans varied from 0% to 100% of the maximum credit exposure.

         In December 1997, the Company entered into a definitive agreement to assume approximately $29 million of deposit liabilities from Commercial Pacific Bank ("CPB"), a Santa Cruz based federal savings bank, in exchange for an approximately equal amount of loan assets. The agreement also calls for the Company to make a $5 million loan to the parent holding company of CPB. No premises or equipment will be acquired in the transaction. Consummation of the transaction, which is subject to customary conditions, is expected to occur during the second quarter of fiscal 1998.

         In December 1997, the Company entered into an agreement to purchase an administrative office facility in Watsonville, California for approximately $1.1 million. Relocation to the new facility is expected to occur in the second quarter of 1998.

         At December 31, 1997, 1996, and 1995, the Company was obligated under non-cancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or on the average consumer price index. Rent expense under operating leases, included in occupancy and equipment expense, was approximately $147,000, $158,000 and $154,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Certain branch offices are leased by the Company under the terms of operating leases expiring at various dates through the year 2003. At December 31, 1997, future minimum rental commitments, including renewal options, under non-cancelable operating leases with initial or remaining terms of more than one year were as follows (dollars in thousands):

                               1998                                 $    75
                               1999                                      33
                               2000                                      35
                               Thereafter                               112
                                                                    -------

                               Total                                $   255
                                                                    =======

16.      STOCK BENEFIT PLANS

         On August 24, 1995, the stockholders of the Company approved the 1995 Incentive Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Company may grant to executive officers and officers of the Company and its affiliate, the Bank, options to purchase an aggregate of 281,407 shares of the Company's common stock. Each option entitles the holder to purchase one share of the common stock at the fair market value of the common stock on the date of grant. The Stock Option Plan provides that options granted thereunder begin to vest one year after the date of grant ratably over five years and expire no later than ten years after the date of grant. However, all options become 100% exercisable in the event that the employee terminates his employment due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. At December 31, 1997, unexercised options were granted and outstanding for an aggregate of 232,590 shares. An additional 40,001 options had been reserved for future grant. At December 31, 1997, 89,992 of the options granted were outstanding and exercisable and 8,816 had been exercised.

         The Company also maintains the 1995 Stock Option Plan for Outside Directors (the "Directors' Option Plan"), approved by the stockholders of the Company on August 24, 1995. Under the Directors' Option Plan, members of the Board of Directors who are not officers or employees of the Company or Bank may be granted an aggregate of 78,343 shares of the Company's common stock. Options begin to vest one year after the date of grant ratably over five years and expire no later than ten years after the date of grant. However, all options become 100% exercisable in the event that the Director terminates membership on the Board of Directors due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. Unexercised options were granted and outstanding as of December 31, 1997, for an aggregate of 72,443 shares with an exercise price equal to the fair market value of the Company's common stock at the date of grant. An additional 5,900 options had been reserved for future grant. At December 31, 1997, 31,340 of the options granted were outstanding and exercisable. Through December 31, 1997, no options had been exercised under the Directors' Option Plan.

         A summary of stock option transactions under the plans for the years December 31, 1997, 1996, and 1995 follows:

                                                 NUMBER     WEIGHTED      EXERCISE
                                                   OF       AVERAGE       PRICE             EXPIRATION
                                                 SHARES  EXERCISE PRICE   PER SHARE         DATE
                                                 ------  --------------   ---------         ----------
            Balance, December 31, 1994                0       N/A         N/A               N/A
               Options granted                  357,577     $11.375       $11.375           2005
                                                -------

            Balance, December 31, 1995          357,577     $11.375       $11.375           2005
               Options granted                   15,227     $14.052       $13.375 - 14.75   2005
               Options cancelled/expired        (17,787)    $11.375       $11.375           2005
                                                -------

            Balance, December 31, 1996          355,017     $11.490       $11.375 - 14.75   2005-2006
               Options exercised                 (8,816)    $11.375       $11.375           2005
               Options cancelled/expired        (41,168)    $11.375       $11.375           2005
                                                -------

            Balance, December 31, 1997          305,033     $11.509       $11.375 - 14.75   2005-2006
                                                =======

            Exercisable, December 31, 1997      121,332     $11.442
                                                =======

         The following table summarizes stock option information at year-end
         1997:

                 EXERCISE       NUMBER OF     REMAINING     EXERCISABLE
                  PRICE          OPTIONS         LIFE        OPTIONS
              ---------------  ------------   -----------   -----------
                   $ 11.375      289,806      7.7 years       106,105
                     13.375        7,727      8.5 years         7,727
                     14.750        7,500      9.0 years         7,500

              $ 11.375-14.75     305,033      7.8 years       121,332

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

         On February 14, 1995, the Conversion date, the ESOP borrowed $2,300,000 from the Company and used the funds to purchase 287,500 shares of common stock issued in the Conversion. The loan is being repaid principally by contributions by the Bank to the ESOP, but may be paid from the Company's discretionary contributions to the ESOP, over a ten year period. At December 31, 1997, the loan had an outstanding balance of $1,610,000 and carried an interest rate of 8.00%. Interest expense for the obligation was $147,000 and $166,000, respectively, for the years ended December 31, 1997 and 1996. Shares purchased with the loan proceeds are held in trust for allocation among participants as the loan is paid. Contributions to the ESOP and shares released from the loan collateral in an amount proportional to the repayment of the ESOP loan is allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after seven years of credited service. However, in the event of retirement, disability or death, as defined in the plan, any unvested portion of benefits shall vest immediately. Forfeitures will be reallocated among participating employees, in the same proportion as contributions. Benefits are payable upon separation from service based on vesting status and share allocations made. As of December 31, 1997, 86,250 shares were allocated to participants and committed to be released. As shares are released from collateral, the shares become outstanding for earnings per share computations. As of December 31, 1997, the fair market value of the 201,250 unearned shares was $3,924,375.

         The Company maintains a Performance Equity Program for Officers (the "PEP") and a Recognition and Retention Plan for Outside Directors (the "RRP"). The purpose of the PEP and RRP is to provide executive officers, officers, and directors of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. In 1996 and 1995, the Company granted 5,797 shares and 132,071 shares, respectively, of Company common stock under the PEP and RRP. No grant shares were awarded in 1997. Awards vest pro rata on each anniversary of the grant date and become fully vested five years from the grant date, provided that the employee has completed the specified continuous service requirement. Awards become 100% vested upon termination of employment due to death, disability, or following a change in control of the Company. Some awards are based on the attainment of certain performance goals and are forfeited if such goals are not met. At December 31, 1997, 72,913 shares were the subject of outstanding grant awards to officers and directors and 28,402 remained reserved for future awards. The following is a summary of transactions under the PEP and RRP:

                                                        NUMBER OF GRANT     WEIGHTED AVERAGE
                                                         SHARES AWARDED        FAIR VALUE
                                                        AND OUTSTANDING       ON GRANT DATE
                                                        ---------------     ----------------
               Balance, January 1, 1995                             -                N/A
                  Grant shares awarded                        132,071            $11.375
                                                              -------

               Balance, December 31, 1995                     132,071             11.375
                  Grant shares awarded                          5,797             14.324
                  Grant shares vested and issued              (19,980)            11.375
                  Grant shares forfeited                      (11,470)            11.375
                                                              -------

               Balance, December 31, 1996                     106,418             11.536
                  Grant shares vested and issued              (22,455)            11.375
                  Grant shares forfeited                      (11,050)            11.375
                                                              -------

               Balance, December 31, 1997                      72,913            $11.609
                                                              =======

         The Company recorded compensation expense for the ESOP, PEP, and RRP of $751,000 and $599,000, and $326,000, respectively, for the years ended December 31, 1997, 1996, and 1995.

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

                                                     YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1997        1996        1995
              Net income:
                As reported                      $1,766      $  852      $  673
                Pro forma                         1,622         708         535

              Basic earnings per share:
                 As reported                     $  .58      $  .27      $  .17
                 Pro forma                          .54         .23         .16

              Diluted earnings per share:
                 As reported                     $  .56      $  .27      $  .17
                 Pro forma                          .52         .23         .16

         For these disclosure purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of .72% for both years; expected volatility of 9% for both years; expected lives of 7 years for both years; and risk-free interest rates of 6.20% (1996) and 6.41%
         (1995). No options were awarded in 1997. During the initial phase-in period, the effects of applying SFAS 123 may not be representative of the effects on reported net income for future years because options vest over several years and additional awards can be made each year. The weighted average fair value per share of options granted during 1996 and 1995 were $4.08 and $4.42, respectively.

17.       EARNINGS PER SHARE

                   The Company calculates Basic Earnings per Share ("EPS") and Diluted EPS in accordance with SFAS 128. Basic EPS is calculated by dividing net earnings for the period by the weighted average common shares outstanding for that period. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding.

                   Following is a summary of the calculation of basic and diluted EPS (dollars are in thousands except per share amounts). Net income and common shares outstanding for the period from February 15, 1995, the date of the mutual to stock conversion, to December 31, 1995 were used to compute earnings per share for the year ended December 31, 1995.

                                                     YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                    1997        1996        1995

           Net income                            $ 1,766       $ 852       $ 545
                                                 =======       =====       =====
           Weighted average shares             3,021,983   3,087,495   3,290,765
           Dilutive effect of option shares      103,091      35,986           -
                                                 -------      ------       -----
           Diluted average shares outstanding  3,125,074   3,123,481   3,290,765
                                               =========   =========   =========
           Basic earnings per share               $ 0.58      $ 0.27      $ 0.17
                                                  ======      ======      ======
           Diluted earnings per share             $ 0.56      $ 0.27      $ 0.17
                                                  ======      ======      ======

18.      401(K) PLAN

         The Company maintains a tax deferred employee savings plan under
         Section 401(k) of the Internal Revenue Code. All employees are eligible to participate who are 21 years of age, have been employed by the Company for 90 days, and have completed 1,000 hours of service. The Company does not provide contributions to the 401(k) plan.

         The trust that administers the 401(k) plan had assets of $1,532,000 and $1,288,000 at other financial institutions as of December 31, 1997 and 1996, respectively.

19.      SALARY CONTINUATION AND RETIREMENT PLAN

         The Company maintains a Salary Continuation Plan for the benefit of certain officers and a Retirement Plan for members of the Board of Directors of the Company. Officers participating in the Salary Continuation Plan are entitled to receive a monthly payment for a period of 10 years upon retirement. Directors of the Company who have served on the Board of Directors for a minimum of nine years are entitled under the Retirement Plan to receive a quarterly payment equal to the amount of their quarterly retainer fee in effect at the date of retirement for a period of ten years. The Salary Continuation Plan and the Retirement Plan provide that payments will be accelerated upon the death of a Participant or in the event of a change in control of the Company. As of December 31, 1997 and 1996, there were eight officers and Directors participating in the Plan.

         The actuarial present value of the accumulated plan benefit obligation, calculated using a discount rate of 7.5%, was $909,000 at December 31, 1997 and $914,000 at December 31, 1996. Plan assets are not segregated for purposes of paying benefits under the Salary Continuation and Retirement Plans. The Company accrued pension liability expenses of $36,000 and $35,000 under the Plans for the years ended December 31, 1997 and 1996, respectively. The Company did not accrue pension expenses during 1995. Such expense amounts approximated the computed actuarial net periodic plan costs for each period.

20.      PARENT COMPANY FINANCIAL INFORMATION

         The Parent Company and its subsidiary, the Bank, file consolidated federal income tax returns in which the taxable income or loss of the Company is combined with that of the Bank. The Parent Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Parent Company's equity in the net income of its subsidiaries (distributed and undistributed) is excluded from the computation of the provision for income taxes for financial statement purposes.

         Following are the Parent Company's summary statements of financial condition for the years ended December 31, 1997 and 1996, and condensed statements of operations and cash flows for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):

          SUMMARY STATEMENTS OF FINANCIAL CONDITION                                       YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------
                                                                                           1997              1996
          ASSETS
             Cash and due from depository institutions                                 $    442          $    588
             Overnight deposits                                                           1,400                 -
                                                                                       --------          --------
                  Total cash and cash equivalents                                         1,842               588

             Mortgage-backed securities available for sale                               10,939             7,144
             Investment securities available for sale                                       101               102
             Other assets                                                                   109                55
             Investment in subsidiary                                                    40,212            37,939
                                                                                       --------          --------

                  TOTAL                                                                $ 53,203          $ 45,828
                                                                                       ========          ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
            Liabilities:
               Securities sold under agreements to repurchase                          $  5,200          $      -
               Other liabilities                                                             70                69
                                                                                       --------          --------
                 Total liabilities                                                        5,270                69

            Stockholders' equity (see Consolidated Statements
               of Financial Condition)                                                   47,933            45,759
                                                                                       --------          --------

                  TOTAL                                                                $ 53,203          $ 45,828
                                                                                       ========          ========

          SUMMARY STATEMENTS OF OPERATIONS                                              YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------------
                                                                                     1997         1996        1995
          Interest income:
             Interest on mortgage-backed securities and investment securities       $  569     $   582      $   690
             Interest on ESOP                                                          147         166          184
                                                                                    ------     -------      -------
                Total interest income                                                  716         748          874
                                                                                    ------     -------      -------
          Interest expense:
             Interest on reverse repurchase agreements                                  61           7           42
                                                                                    ------     -------      -------
                Total interest expense                                                  61           7           42
                                                                                    ------     -------      -------
          Noninterest  revenue                                                           -          47            -
          General and administrative expense                                           476         397          271
                                                                                    ------     -------      -------
          Income before income tax expense                                             179         391          561
          Income tax expense                                                            74         162          219
                                                                                    ------     -------      -------
          Income before undistributed net income of the Bank                           105         229          342
          Undistributed net income of the Bank                                       1,661         623          331
                                                                                    ------     -------      -------

          Net income                                                                $1,766     $   852      $   673
                                                                                    ======     =======      =======

         Following are the Parent Company's condensed statements of cash flows for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):

          SUMMARY STATEMENTS OF CASH FLOWS                                             YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                      1997       1996       1995
          OPERATING ACTIVITIES:
            Net income                                                             $ 1,766    $   852   $    673
            Adjustments to reconcile net income to net cash provided by operating activities:
               Undisbursed net income of subsidiary                                 (1,661)      (623)      (331)
               Amortization of premiums                                                 50          8         41
               Compensation expense related to ESOP shares released                    386        307        277
               Change in interest receivable                                           (32)        86       (134)
               Change in other assets                                                   (4)        53        (35)
               Change in income taxes payable and deferred income taxes                (24)      (150)       149
               Change in other liabilities                                              (9)       (49)        99
                                                                                   -------   --------   --------
                  Net cash provided by operating activities                            472        484        739
                                                                                   -------   --------   --------

          INVESTING ACTIVITIES:
            Investment in subsidiary                                                     -          -    (13,513)
            Purchases of mortgage-backed securities available for sale              (6,899)    (5,284)    (5,891)
            Paydowns on mortgage-backed securities                                   3,094      3,010        998
            Purchases of investment securities available for sale                        -     (3,593)    (6,634)
            Proceeds from maturities of investment securities                            -      8,500      1,500
            Proceeds from sales of investment securities                                 -         85          -
                                                                                   -------   --------   --------

                  Net cash (used in) provided by investing activities               (3,805)     2,718    (23,540)
                                                                                   -------   --------   --------
          FINANCING ACTIVITIES:
            Proceeds from the sale of common stock                                       -          -     24,726
            Proceeds (repayments) of reverse repurchase agreements, net              5,200       (713)       713
            Cash dividends paid to stockholders                                       (357)      (165)         -
            Purchases of treasury stock, net                                          (256)    (2,173)    (2,201)
                                                                                   -------   --------   --------
                  Net cash provided by (used in) financing activities                4,587     (3,051)    23,238
                                                                                   -------   --------   --------

          NET INCREASE IN CASH AND CASH EQUIVALENTS                                  1,254        151        437

          CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             588        437          -
                                                                                   -------   --------   --------

          CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $ 1,842   $    588   $    437
                                                                                   =======   ========   ========

21.      ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

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

         Because of these limitations, the aggregate fair value amounts presented in the following tables do not represent the underlying value of the Company at December 31, 1997 and 1996.

         The following methods and assumptions were used by the Company in computing the estimated fair values:

         a. CASH AND CASH EQUIVALENTS, CERTIFICATES OF DEPOSIT AND FEDERAL HOME LOAN BANK STOCK - Current carrying amounts approximate their estimated fair value.

         b. MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES - Fair value of these securities are based on year-end quoted market prices.

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

         h. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Fair value was estimated by discounting the contractual cash flows using current market rates offered for borrowings with comparable terms and maturities.

         i. COMMITMENTS TO EXTEND CREDIT - The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The Company does not have deferred commitment fees on loans prior to origination.

         The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 were as follows (dollars in thousands):

                                                                                DECEMBER 31, 1997
                                                                            --------------------------
                                                                               CARRYING          FAIR
                                                                                 AMOUNT         VALUE
          Assets:
             Cash and cash equivalents                                         $ 13,514      $ 13,514
             Certificates of deposit                                                 99            99
             Investment securities available for sale                            40,355        40,355
             Investment securities held to maturity                                 145           145
             Mortgage-backed securities available for sale                       70,465        70,465
             Mortgage-backed securities held to maturity                            142           138
             Loans receivable held for investment                               263,751       268,274
             Loans held for sale                                                    514           514
             Federal Home Loan Bank stock                                         3,383         3,383

          Liabilities:
             Consumer accounts                                                   66,483        66,483
             Certificate accounts                                               254,076       254,381
             FHLB advances                                                       32,282        32,259
             Securities sold under agreements to repurchase                       5,200         5,196

          Commitments to extend credit                                                -             -

                                                                                 DECEMBER 31, 1996
                                                                            --------------------------
                                                                               CARRYING          FAIR
                                                                                 AMOUNT         VALUE
          Assets:
             Cash and cash equivalents                                         $  4,978      $  4,978
             Certificates of deposit                                                199           199
             Investment securities available for sale                            49,955        49,955
             Investment securities held to maturity                                 404           403
             Mortgage-backed securities available for sale                      116,610       116,610
             Mortgage-backed securities held to maturity                            173           169
             Loans receivable held to maturity                                  233,208       233,788
             Loans held for sale                                                    130           130
             Federal Home Loan Bank stock                                         5,040         5,040

          Liabilities
             Consumer accounts                                                   64,901        64,901
             Certificate accounts                                               253,244       254,508
             FHLB advances                                                       46,807        47,423
             Securities sold under agreements to repurchase                      13,000        13,024

          Commitments to extend credit                                                -             -

22.      LIQUIDATION ACCOUNT

         At the time of the Conversion, the Bank established a liquidation account in an amount equal to its equity as of September 30, 1994. The liquidation account is maintained by the Bank for the benefit of depositors as of the eligibility record date who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank (and only in such an event), each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Company, the existence of the liquidation account will not restrict the use or application of such net worth. At December 31, 1997, the amount of the remaining balance in this liquidation account was approximately $3.4 million.

Quarterly Results of Operations (Unaudited)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                                                 ------------------------------------------------------------
                                                    FIRST          SECOND           THIRD          FOURTH
                                                   QUARTER         QUARTER         QUARTER        QUARTER
                                                 ------------    ------------    ------------   -------------
  Interest income............................... $   7,636       $   7,425       $   7,286       $   7,330
  Interest expense..............................     4,692           4,624           4,559           4,538
                                                 ---------       ---------       ---------       ---------
     Net interest income before
        provision for loan losses...............     2,944           2,801           2,727           2,792
  Provision for loan losses.....................       123             102              90              60
                                                 ---------       ---------       ---------       ---------
     Net interest income after
        provision for loan losses...............     2,821           2,699           2,637           2,732
  Noninterest income............................       311             333             506             464
  General and administrative expense............     2,337           2,401           2,276           2,493
                                                 ---------       ---------       ---------       ---------
  Income before income tax expense..............       795             631             867             703
  Income tax expense............................       324             256             356             294
                                                 ---------       ---------       ---------       ---------
  Net income.................................... $     471       $     375       $     511       $     409
                                                 =========       =========       =========       =========

  Basic earnings per share...................... $     .15       $     .12       $     .17       $     .14
                                                 =========       =========       =========       =========
  Diluted earnings per share.................... $     .15       $     .12       $     .16       $     .13
                                                 =========       =========       =========       =========
  Cash dividends per share...................... $     .05       $     .00       $     .06       $     .00
                                                 =========       =========       =========       =========

                                                            FOR THE YEAR ENDED DECEMBER 31, 1996
                                                 ------------------------------------------------------------
                                                    FIRST          SECOND           THIRD          FOURTH
                                                   QUARTER         QUARTER         QUARTER        QUARTER
                                                 ------------    ------------    ------------   -------------
  Interest income.............................   $   5,793       $   5,681       $   5,823       $   6,689
  Interest expense............................       3,577           3,375           3,376           4,005
                                                 ---------       ---------       ---------       ---------
     Net interest income before
        provision for loan losses.............       2,216           2,306           2,447           2,684
  Provision for loan losses...................          22               0               0               6
                                                 ---------       ---------       ---------       ---------
     Net interest income after
        provision for loan losses.............       2,194           2,306           2,447           2,678
  Noninterest income..........................         160             234             241             306
  General and administrative expense(1).......       1,829           1,759           3,386           2,117
                                                 ---------       ---------       ---------       ---------
  Income (loss) before income tax expense.....         525             781            (698)            867
  Income tax expense (benefit)................         206             332            (278)            363
                                                 ---------       ---------       ---------       ---------
  Net income (loss)...........................   $     319       $     449       $    (420)      $     504
                                                 =========        ========       =========        ========

  Basic earnings (loss) per share.............   $     .10        $    .14       $    (.14)       $    .17
                                                 =========        ========       =========        ========
  Diluted earnings (loss) per share...........   $     .10        $    .14       $    (.13)       $    .16
                                                 =========        ========       =========        ========
  Cash dividend per share.....................   $     .00        $    .00       $     .05        $    .00
                                                 =========        ========       =========        ========

(1) General and administrative expenses for the third quarter of 1996 included a non-recurring special insurance premium assessment of $1.4 million.

                                                 EXECUTIVE OFFICERS

----------------------------------------------------------------------------------------------------------------
MARSHALL G. DELK                        DEBORAH R. CHANDLER                    CARLENE F. ANDERSON
PRESIDENT, CHIEF OPERATING              SENIOR VICE PRESIDENT,                 VICE PRESIDENT AND
   OFFICER AND DIRECTOR                    CHIEF FINANCIAL OFFICER                CORPORATE SECRETARY
MONTEREY BAY BANCORP, INC.                 AND TREASURER                       MONTEREY BAY BANCORP, INC.
   AND MONTEREY BAY BANK                MONTEREY BAY BANCORP, INC.                AND MONTEREY BAY BANK
                                           AND MONTEREY BAY BANK

BEN A. TINKEY                           GARY C. TYACK                          PHILIP E. SAFRAN
SENIOR VICE PRESIDENT AND               SENIOR VICE PRESIDENT,                 VICE PRESIDENT AND CONTROLLER
   CHIEF LOAN OFFICER                      RETAIL BANKING                      MONTEREY BAY BANK
MONTEREY BAY BANK                       MONTEREY BAY BANK

                                                 BOARD OF DIRECTORS

----------------------------------------------------------------------------------------------------------------

EUGENE R. FRIEND                        STEVEN FRANICH                         GARY L. MANFRE
CHAIRMAN OF THE BOARD                   PRESIDENT, MARTY FRANICH               PRESIDENT
   AND CHIEF EXECUTIVE OFFICER             FORD LINCOLN MERCURY                WATSONVILLE COAST PRODUCE, INC.
MONTEREY BAY BANCORP, INC.
   AND MONTEREY BAY BANK

P. W. BACHAN                            DONALD K. HENRICHSEN                   MCKENZIE MOSS
PARTNER, BACHAN, SKILLICORN,            PRESIDENT                              FINANCIAL AND STRATEGIC
   MARINOVICH, BALIAN, AND              JOHN'S SHOE STORE, INC.                   PLANNING CONSULTANT, LECTURER,
   BARSI                                                                          AND WRITER

EDWARD K. BANKS                         STEPHEN G. HOFFMANN                    LOUIS RESETAR, JR.
CHIEF EXECUTIVE OFFICER                 PAST PRESIDENT AND                     RETIRED, AGRIBUSINESS,
PAJARO VALLEY AGENCIES, INC.               CHIEF EXECUTIVE OFFICER                RESETAR FARMS
                                        PALM SPRINGS SAVINGS BANK

NICHOLAS C. BIASE
REPRESENTATIVE OF FINDIM
   INVESTMENTS, S.A.

                                                  BANKING OFFICES

----------------------------------------------------------------------------------------------------------------

WATSONVILLE                             GILROY                                 MONTEREY
35 EAST LAKE AVENUE                     805 FIRST STREET                       1400 MUNRAS AVENUE
WATSONVILLE, CALIFORNIA 95076           GILROY, CALIFORNIA 95020               MONTEREY, CALIFORNIA 93940

PRUNEDALE                               SOUTH SALINAS                          NORTH SALINAS
8071 SAN MIGUEL CANYON ROAD             1127 SOUTH MAIN STREET                 1890 NORTH MAIN STREET
PRUNEDALE, CALIFORNIA 93907             SALINAS, CALIFORNIA 93901              SALINAS, CALIFORNIA 93906

                                        CAPITOLA
                                        601 BAY AVENUE
                                        CAPITOLA, CALIFORNIA 95010

                MONTEREY BAY BANCORP, INC. CORPORATE INFORMATION

STOCK PRICE INFORMATION

      MONTEREY BAY BANCORP, INC.'S COMMON STOCK IS TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL "MBBC." THE COMPANY DECLARED ITS FIRST CASH DIVIDEND OF $0.05 PER SHARE DURING THE THIRD QUARTER OF 1996 AND PAID TOTAL CASH DIVIDENDS OF $0.11 PER SHARE IN 1997. IN FEBRUARY 1998, THE COMPANY PAID A SEMIANNUAL CASH DIVIDEND OF $0.07 PER SHARE. AT DECEMBER 31, 1997, THE COMPANY HAD APPROXIMATELY 311 STOCKHOLDERS OF RECORD (NOT INCLUDING THE NUMBER OF PERSONS OR ENTITIES HOLDING STOCK IN NOMINEE OR STREET NAME THROUGH VARIOUS BROKERAGE FIRMS) AND 3,229,679 OUTSTANDING SHARES OF COMMON STOCK. THE TABLE BELOW SHOWS THE REPORTED HIGH AND LOW SALE PRICES OF THE COMMON STOCK SINCE IT WAS FIRST LISTED ON FEBRUARY 15, 1995.


1997                    HIGH            LOW
--------------------------------------------------
FIRST QUARTER           18 3/4          14 9/16
SECOND QUARTER          17 1/4          15 3/8
THIRD QUARTER           20 3/4          16
FOURTH QUARTER          20 1/2          18 1/4

1996                    HIGH            LOW
--------------------------------------------------
FIRST QUARTER           12 3/4          11
SECOND QUARTER          12 3/4          11 3/4
THIRD QUARTER           13 5/8          11 3/8
FOURTH QUARTER          15 7/8          13 3/8

1995                    HIGH            LOW
--------------------------------------------------
FIRST QUARTER            9 1/2           8 3/4
SECOND QUARTER          10 3/4           9
THIRD QUARTER           13 1/8           9 7/8
FOURTH QUARTER          13              11 1/2



ANNUAL REPORT ON FORM 10-K

      COPIES OF MONTEREY BAY BANCORP, INC.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST
TO:

DEBORAH CHANDLER
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
   AND TREASURER
MONTEREY BAY BANCORP, INC.
36 BRENNAN STREET
WATSONVILLE, CA 95076


ANNUAL MEETING OF STOCKHOLDERS

      THE ANNUAL MEETING OF STOCKHOLDERS OF MONTEREY BAY BANCORP, INC. WILL BE HELD ON THURSDAY, MAY 21, 1998, AT 11:00 A.M. AT THE WATSONVILLE WOMEN'S CLUB, LOCATED AT 12 BRENNAN STREET, WATSONVILLE, CALIFORNIA 95076. ALL STOCKHOLDERS ARE CORDIALLY INVITED.

STOCK TRANSFER AGENT AND REGISTRAR

      MONTEREY BAY BANCORP, INC.'S TRANSFER AGENT, CHASEMELLON SHAREHOLDER SERVICES LLC, MAINTAINS ALL STOCKHOLDER RECORDS AND CAN ASSIST WITH STOCK TRANSFER AND REGISTRATION, ADDRESS CHANGE, AND CHANGES OR CORRECTIONS IN SOCIAL SECURITY OR TAX IDENTIFICATION NUMBERS. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT THE STOCK TRANSFER AGENT AT THE ADDRESS BELOW:

      CHASEMELLON SHAREHOLDER SERVICES LLC
      235 MONTGOMERY STREET, 23RD FLOOR
      SAN FRANCISCO, CA 94104
      (800) 356-2017

INDEPENDENT AUDITORS

      DELOITTE & TOUCHE LLP
      50 FREMONT STREET
      SAN FRANCISCO, CA 94105

LEGAL COUNSEL

      MCGUIRE WOODS BATTLE & BOOTHE LLP
      1627 EYE STREET, N.W.
      WASHINGTON, DC 20006-4007

CORPORATE OFFICES

      MONTEREY BAY BANCORP, INC.
      36 BRENNAN STREET
      WATSONVILLE, CA 95076