Form 10-K, Exhibit 13
period 1998-12-31
MONTEREY BAY BANCORP INC
filed 1999-03-31
CIK 930429

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial
Statements and Related Notes of the Company (dollars in thousands).

                                                                                       At December 31,
                                                            ------------------------------------------------------------------------
                                                              1998            1997            1996            1995            1994
                                                            --------        --------        --------        --------        --------
Selected Financial Condition Data:
Total assets .......................................        $454,819        $408,096        $425,762        $329,768        $298,278
Loans receivable held for sale .....................           2,177             514             130              92          16,082
Investment securities available
   for sale ........................................             256          40,355          49,955          30,990          19,703
Investment securities held to
   maturity ........................................            --               145             404             790             395
Corporate trust preferreds available
   for sale ........................................          19,154            --              --              --              --
Mortgage-backed securities available
   for sale ........................................          98,006          70,465         116,610          52,417          13,523
Mortgage-backed securities held to
   maturity ........................................              97             142             173             205             160
Loans receivable held for
   investment, net(1) ..............................         298,775         263,751         233,208         228,387         227,423
Deposits ...........................................         370,677         320,559         318,145         215,284         214,310
FHLB advances ......................................          35,182          32,282          46,807          46,520          59,782
Securities sold under agreements to
   repurchase ......................................           4,490           5,200          13,000          17,361            --
Stockholders' equity ...............................          41,889          47,933          45,759          47,604          23,249
Nonperforming assets ...............................           1,777           2,219           1,393           1,545             711


                                                                               For the Year Ended December 31,
                                                                 -------------------------------------------------------------------
                                                                  1998           1997           1996           1995          1994
                                                                 -------        -------        -------        -------        -------
Selected Operating Data:
Interest income .........................................        $30,911        $29,677        $23,986        $22,544        $17,727
Interest expense ........................................         18,588         18,413         14,333         14,227          9,841
                                                                 -------        -------        -------        -------        -------
Net interest income before provision
  for loan losses .......................................         12,323         11,264          9,653          8,317          7,886
Provision for loan losses ...............................            692            375             28            663            421
                                                                 -------        -------        -------        -------        -------
Net interest income after provision
   for loan losses ......................................         11,631         10,889          9,625          7,654          7,465
Noninterest income ......................................          2,177          1,614            941            573          1,048
General and administrative
  expenses(2) ...........................................         11,144          9,507          9,091          7,140          6,316
                                                                 -------        -------        -------        -------        -------
Income before income tax expense ........................          2,664          2,996          1,475          1,087          2,197
Income tax expense ......................................          1,228          1,230            623            414            949
                                                                 -------        -------        -------        -------        -------
Net income ..............................................        $ 1,436        $ 1,766        $   852        $   673        $ 1,248
                                                                 =======        =======        =======        =======        =======
Basic earnings per share(3)(4) ..........................        $   .40        $   .46        $   .22        $   .14            N/A
                                                                 =======        =======        =======        =======        =======
Diluted earnings per share(3)(4) ........................        $   .38        $   .45        $   .22        $   .13            N/A
                                                                 =======        =======        =======        =======        =======
Cash dividends per share (4) ............................        $   .12        $   .09        $   .04        $   .00            N/A
                                                                 =======        =======        =======        =======        =======

---------------------------
(1) The allowance for estimated loan losses at December 31, 1998, 1997, 1996, 1995 and 1994 was $2,780,000, $1,669,000 $1,311,000, $1,362,000, and
     $808,000, respectively.
(2) General and administrative expenses for 1996 include a non-recurring special insurance premium assessment of $1.4 million.
(3) Net income per share is meaningful only for the twelve months ended December 31, 1998, 1997 and 1996, since the Company's common stock was issued February 14, 1995 in connection with the Conversion of Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association) from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995 to December 31, 1995 were used to compute net income per share for the year ended December 31, 1995.
(4) Per share calculations are impacted by the 5 for 4 stock split that was effective to shareholders of record July 31, 1998. Previous periods have been adjusted to reflect shares outstanding as if the split applied to those periods.

                                                                                      At or For the Year Ended
                                                                                             December 31,
                                                                     --------------------------------------------------------------
                                                                      1998          1997          1996          1995          1994
                                                                     ------        ------        ------        ------        ------
Selected Financial Ratios and Other Data(1):

Performance Ratios:
   Return on average assets .................................           .33%          .43%          .26%          .21%          .45%
   Return on average stockholders' equity ...................          3.23%         3.87%         1.83%         1.49%         5.45%
   Average equity to average assets .........................         10.26%        10.99%        13.98%        14.04%         8.33%
   Equity to total assets at end of period ..................          9.21%        11.75%        10.75%        14.44%         7.79%
   Average interest rate spread(2) ..........................          2.63%         2.45%         2.39%         1.98%         2.73%
   Net interest margin(3) ...................................          2.96%         2.83%         3.00%         2.65%         2.96%
   Average interest-earning assets to
      average interest-bearing liabilities ..................        107.54%       108.45%       113.76%       114.94%       107.40%
General and administrative expenses to
      average assets ........................................          2.58%         2.29%         2.74%         2.22%         2.23%

Regulatory Capital Ratios:
   Tangible capital .........................................          6.69%         9.39%         8.28%        11.65%         7.74%
   Core capital .............................................          6.69%         9.40%         8.36%        11.83%         8.03%
   Risk-based capital .......................................         11.60%        17.24%        19.22%        24.42%        15.50%

Asset Quality Ratios:
   Nonperforming loans as a percent of
      gross loans receivable(4)(5) ..........................           .49%          .71%          .59%         1.39%          .29%
   Nonperforming assets as a percent of
      total assets(5) .......................................           .39%          .54%          .33%          .97%          .24%
   Allowance for loan losses
      as a percent of gross loans receivable(4) .............           .92%          .63%          .56%          .59%          .33%
   Allowance for loan losses
      as a percent of nonperforming loans(5) ................        185.83%        87.98%        94.10%        42.56%       113.64%

Number of full-service customer
   facilities ...............................................          8             7             6             6             6

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

         The Company's primary business is providing conveniently located deposit facilities to attract checking, money market, savings and certificate of deposit accounts, and investing such deposits and other available funds in mortgage loans secured by one-to-four family residences, construction, commercial real estate, and business loans. The Bank's deposit gathering and lending markets are primarily concentrated in the communities surrounding its full service offices located in Santa Cruz, Northern Monterey, and Southern Santa Clara Counties, in California. At December 31, 1998, the Bank had eight full service offices and one administrative office.

         The most significant component of the Company's revenue is net interest income. Net interest income is the difference between interest income, primarily from loans, mortgage-backed securities, and investment securities, and interest expense, primarily on deposits and borrowings. The Company's net interest income and net interest margin, which is defined as net interest income divided by average interest-earning assets, are affected by its asset growth and quality, its asset and liability composition, and the general interest rate environment.

         The Company's deposit service charges, mortgage loan servicing fees, and commissions from the sale of insurance products and investments through its wholly owned subsidiary also have significant effects on the Company's results of operations. A major factor in determining the Company's results of operations are general and administrative expenses, which consist primarily of employee compensation, occupancy expenses, federal deposit insurance premiums, data processing fees and other operating expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory agencies. The Company exceeded all of its regulatory capital requirements at December 31, 1998.

         A relatively low interest rate environment prevailed during 1998, with both long-term and short-term market interest rates declining to the lowest levels in recent years. In the first quarter, as a consequence of the declining interest rate environment, the Company securitized approximately $48.0 million in 30 year fixed rate loans (see "Asset and Liability Management" and "Net Interest Income"). This action in combination with a continued change in mix of loans and deposits resulted in a significant decline in the interest rate risk of the Company. Throughout the year, the Company focused on changing its mix of interest-earning assets by emphasizing construction, commercial real estate, and business lending activities and changing its mix of interest-bearing liabilities by emphasizing checking, money market and savings deposits.

         Financial results for 1998 were impacted by the cash assumption, during the second quarter of 1998, of $30.0 million of savings deposits and the purchase of loans in an equal amount from Commercial Pacific Bank. Additionally, the Company opened its eighth branch in the town of Felton. The new branch office began operations as a full service bank branch in May 1998, resulting in increased general and administrative expenses during 1998. The branch ended 1998 with deposits of $9.5 million.

         The Company intends to pursue a growth strategy by focusing on internal growth, as well as acquisition opportunities. As part of this strategy, the Company is changing the mix of its assets and liabilities to become more like a community-based commercial bank. The Company may acquire (i) other financial institutions or branches thereof, (ii) branch facilities, or (iii) other substantial assets or deposits liabilities, all of which would be subject to prior regulatory approval. Also, as part of the growth strategy, the Company engages from time to time in discussions concerning possible acquisitions. However, there can be no assurance that the Company will be successful in identifying, acquiring or assimilating appropriate acquisition candidates, in implementing its internal growth strategy, or that these activities will result in improved financial performance.

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

Quantitative and Qualitative Disclosure of Market Risk

         The results of operations for financial institutions such as the Company may be materially and adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates declines in real estate market values, and the monetary and fiscal policies of the federal government. Like all financial institutions, the Company's net interest income and its NPV (net present value of assets, liabilities and off-balance sheet contracts) are subject to fluctuations in interest rates. Currently, the Company's interest-bearing liabilities, consisting primarily of savings deposits, FHLB advances, and other borrowings, mature or reprice more rapidly, and on different terms, than do its interest-earning assets. The fact that liabilities mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates; however, such an asset/liability structure may result in declining net interest income during periods of rising interest rates. Additionally, the extent to which borrowers prepay loans is affected by prevailing interest rates. The Company is not significantly exposed to foreign currency exchange rate risk, commodity price risk or other market risks other than interest rate risk.

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

         The Company uses a simulation model designed to measure the sensitivity of net interest income and NPV to changes in interest rates. This simulation model is designed to enable the Company to generate a forecast of net interest income and NPV given various interest rate forecasts and alternative strategies. The model is also designed to measure the anticipated impact that prepayment risk, basis risk, customer maturity preferences, volumes of new business and changes in the relationship between long- and short-term interest rates have on the performance of the Company. At December 31, 1998, the Company calculated that its

NPV was $41.3 million, compared with $47.1 million at December 31, 1997, and that its NPV would decrease by 10% and 61%, respectively, if interest rate levels generally were to increase by 2% and 4%. These calculations, which are highly subjective and technical, may differ materially from regulatory calculations. See "Notes to Consolidated Financial Statements - Regulatory Capital Requirements and Other Regulatory Matters."

         The Company also uses gap analysis, a traditional analytical tool designated to measure the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities expected to mature or reprice in a given period. At December 31, 1998, the Company calculated its one-year cumulative gap position to be a negative 11.47% and its three-year gap position to be a positive 2.31%. There can be no assurance that the Company will be successful in either decreasing its liability costs or reducing its gap positions and that its net interest income incline will not decline.

         During the year ended December 31, 1998, management continued to pursue strategies to increase its NPV and to reduce the impact of changes in interest rates on the NPV. These strategies included extending maturities of deposits and borrowings, originating and retaining variable-rate mortgages and mortgage loans with frequent repricing features, and selling fixed-rate mortgage-backed securities currently held in the available-for-sale portfolio. During the year ended December 31, 1998, NPV decreased, due primarily to a $6.0 million net decline in consolidated equity primarily due to stock repurchases by the Company.

         The Company is continuing to pursue strategies to reduce the level of interest rate risk while also endeavoring to increase its net interest income through the origination and retention of variable-rate consumer, business, construction and commercial real estate loans which generally have higher yields than residential real estate loans.

         The following table sets forth the estimated maturity/repricing and the resulting gap between the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998. The estimated maturity/repricing amounts reflect contractual maturities and amortization, assumed loan prepayments based upon the Company's historical experience, estimates from secondary market sources, and estimated passbook deposit decay rates.

                                                                            At December 31, 1998
                                        -------------------------------------------------------------------------------------------
                                                      More than     More than     More than       Over          Non-
                                        3 Months       3 Months     1 Year to     3 Years to      Five        Interest
                                        or Less       to 1 Year      3 Years       5 Years        Years        Bearing      Total
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
                                                                          (Dollars in thousands)
Interest-earning assets (1):
   Federal funds sold and other
      short-term investments ........   $  16,951     $    --       $    --       $    --       $    --       $    --     $  16,951
   Investment securities,
      net(2)(3) .....................      19,160          --            --            --             250          --        19,410
   Loans receivable(2)(3) ...........     106,335        70,684        65,960        17,117        43,636          --       303,732
   Mortgage-backed
     securities(2)(3) ...............       3,611        10,833        76,437         7,222          --            --        98,103
   FHLB stock .......................       3,039          --            --            --            --            --         3,039
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------

      Total interest-earning
        assets ......................     149,096        81,517       142,397        24,339        43,886          --       441,235

   Allowance for loan losses ........        (973)         (647)         (604)         (157)         (399)         --        (2,780)
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------
      Net interest-earning
        assets ......................     148,123        80,870       141,793        24,182        43,487          --       438,455
   Noninterest-earning assets .......        --            --            --            --            --          16,364      16,364
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------

         Total assets ...............   $ 148,123     $  80,870     $ 141,793     $  24,182     $  43,487     $  16,364   $ 454,819
                                        =========     =========     =========     =========     =========     =========   =========

Interest-bearing liabilities:
   Money market deposit .............      10,592        31,777        18,158          --            --            --        60,528
   Passbook deposits ................         973         2,918         7,781         3,890          --            --        15,561
   Checking accounts ................       2,341         7,024        18,731         9,366          --            --        37,462
   Certificate accounts .............      63,290       155,141        34,464         4,231          --            --       257,126
   FHLB advances ....................       1,600         1,000          --          25,000         7,582          --        35,182
   Securities sold under
      agreements to repurchase ......       2,490         2,000          --            --            --            --         4,490
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------

   Total interest-bearing
     liabilities ....................      81,286       199,860        79,134        42,487         7,582          --       410,349
    Noninterest-bearing
      liabilities ...................        --            --            --            --            --           2,581       2,581
   Equity ...........................        --            --            --            --            --          41,889      41,889
                                        ---------     ---------     ---------     ---------     ---------     ---------   ---------

         Total liabilities and
           equity ...................   $  81,286     $ 199,860     $  79,134     $  42,487     $   7,582     $  44,470   $ 454,819
                                        =========     =========     =========     =========     =========     =========   =========

Interest sensitivity gap(4) .........   $  66,837     $(118,990)    $  62,659     $ (18,305)    $  35,905
                                        =========     =========     =========     =========     =========

Cumulative interest sensitivity
  gap ...............................   $  66,837     $ (52,153)    $  10,506     $  (7,799)    $  28,106
                                        =========     =========     =========     =========     =========

Cumulative interest sensitivity
  gap as a percent of total assets ..       14.70%       (11.47%)        2.31%        (1.71%)      6.18%
                                        =========     =========     =========     =========     =========

Cumulative net interest-earning
   assets as a percent of cumulative
   interest bearing liabilities .....      182.22%        81.45%       102.92%        98.06%     106.85%
                                        =========     =========     =========     =========     =========

------------------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated early payoffs, scheduled rate adjustments, and contractual maturities.
(2)  Includes assets available for sale.
(3) Investments and mortgage-backed securities are at fair market value. Assets are reported net of unearned (discount) premium and deferred loan fees.
(4) The interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

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

         During the years ended December 31, 1998, 1997, and 1996, net interest income before the provision for loan losses was $12.3 million, $11.3 million, and $9.7 million, respectively. The volume of average interest-earning assets over the same years was $416.2 million, $397.5 million, and $321.4 million, respectively. The net interest spread was 2.63 %, 2.45%, and 2.39%, respectively, during the years ended December 31, 1998, 1997, and 1996. During these same periods, the net interest margin was 2.96%, 2.83%, and 3.00%, respectively.

         For the year ended December 31, 1998, the $1.0 million, or 8.8%, increase in the Company's net interest income was due primarily to the assumption of approximately $30.0 million in deposits and the purchase of an equal amount of loans from Commercial Pacific Bank, the opening of an eighth branch, strong in-market growth of low cost deposits, and growth in loans receivable. The volume-related increase in net interest income was partially offset by the effect of prepayments of mortgage-backed securities, which caused the average yield during 1998 to decline to 6.57% from 7.01% during the prior year. The increase in the net interest spread and margin was primarily attributable to a decrease in the cost of interest-bearing savings accounts, which decline in cost from 4.89% during 1997 to 4.70% during 1998.

         For the year ended December 31, 1997, the $1.6 million, or 16.5%, increase in the Company's net interest income was due primarily to the cash assumption, during the fourth quarter of 1996, of $102.1 million of savings deposits, which resulted in an increase in the average outstanding balance of mortgage-backed securities and loans, partly offset by an increase in average savings deposits. The volume-related increase in net interest income was partially offset by the effect of a decrease in the net interest margin from 3.00% in 1996 to 2.83% in 1997. The decrease in the net interest margin was primarily attributable to a decrease in the proportion of funding provided by noninterest-bearing sources of funds, from 15% in 1996 to 12% in 1997.

Average Balances, Average Rates, and Net Interest Margin

         The following table sets forth certain information relating to the Company for the fiscal years ended December 31, 1998, 1997 and 1996. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees, which are considered adjustments to yields.

                                                                                 Year Ended December 31,
                                                      ----------------------------------------------------------------------------
                                                                      1998                                  1997
                                                      -----------------------------------     ------------------------------------
                                                                                    Average                                  Average
                                                      Average                       Yield/    Average                        Yield/
                                                      Balance       Interest         Cost     Balance      Interest           Cost
                                                      -------       --------         ----     -------      --------           ----
                                                                               (Dollars in thousands)
Assets:
  Interest-earning assets:
    Federal funds sold and other
      short-term investments ...................     $ 10,721       $    578         5.39%   $  4,272      $    231           5.42%
    Investment securities,
      net(1)(2) ................................       33,016          2,023         6.13%     46,248         2,899           6.27%
    Corporate trust preferreds .................        4,381            312         7.12%       --            --              --
    Loans receivable(3)(6)(7) ..................      259,358         20,882         8.05%    250,370        19,804           7.91%
    Mortgage-backed securities,
      net(1) ...................................      105,223          6,910         6.57%     92,842         6,510           7.01%
    FHLB stock .................................        3,512            206         5.85%      3,793           233           6.14%
                                                     --------       --------                 --------      --------
      Total interest-earning
        assets .................................      416,211       $ 30,911         7.43%    397,525      $ 29,677           7.47%
                                                                    ========                               ========
    Non interest-earning assets ................       18,379                                  17,347
                                                     --------                                --------

      Total assets .............................     $434,590                                $414,872
                                                     ========                                ========

Liabilities and Stockholders'
Equity:
  Interest-bearing liabilities:
    Money market deposits ......................     $ 42,603       $  1,716         4.03%   $ 34,612      $  1,344           3.88%
    Passbook deposits ..........................       15,204            278         1.83%     13,396           254           1.89%
    Checking accounts ..........................       29,935            227          .76%     17,925            87            .49%
    Certificate accounts .......................      266,225         14,407         5.41%    251,855        13,842           5.50%
                                                     --------       --------                 --------      --------

      Total savings accounts ...................      353,967         16,628         4.70%    317,788        15,527           4.89%
    FHLB advances ..............................       28,059          1,663         5.93%     40,520         2,400           5.92%
    Securities sold under
      agreements to repurchase .................        5,007            297         5.92%      8,234           486           5.91%
                                                     --------       --------                 --------      --------
      Total interest-bearing
        liabilities ............................      387,033       $ 18,588         4.80%    366,542      $ 18,413           5.02%
                                                                    ========                               ========
  Noninterest-bearing liabilities ..............        2,978                                   2,750
                                                     --------                                --------

      Total liabilities ........................      390,011                                 369,292
  Stockholders' equity .........................       44,579                                  45,580
                                                     --------                                --------

    Total liabilities and
      stockholders' equity .....................     $434,590                                $414,872
                                                     ========                                ========

  Net interest rate spread(4) ..................                                     2.63%                                    2.45%
  Net interest margin(5) .......................                                     2.96%                                    2.83%
  Ratio of interest-earning
    assets to interest-bearing
    liabilities ................................       107.54%                                 108.45%


                                                  Year Ended December 31,
                                                            1996
                                           -------------------------------------
                                                                         Average
                                           Average                       Yield/
                                           Balance       Interest         Cost
                                           -------       --------         ----
Assets:
  Interest-earning assets:
    Federal funds sold and other
      short-term investments .........     $  3,612      $    252          6.97%
    Investment securities,
      net(1)(2) ......................       37,593         2,314          6.15%
    Corporate trust preferreds .......         --            --         --
    Loans receivable(3)(6)(7) ........      231,530        18,015          7.78%
    Mortgage-backed securities,
      net(1) .........................       45,635         3,224          7.06%
    FHLB stock .......................        2,986           181          6.08%
                                           --------      --------
      Total interest-earning
        assets .......................      321,356      $ 23,986          7.46%
                                                         ========
    Non interest-earning assets ......       10,849
                                           --------

      Total assets ...................     $332,205
                                           ========

Liabilities and Stockholders'
Equity:
  Interest-bearing liabilities:
    Money market deposits ............     $ 19,387      $    695          3.58%
    Passbook deposits ................       13,381           254          1.90%
    Checking accounts ................       13,485            78          0.58%
    Certificate accounts .............      177,964         9,922          5.58%
                                           --------      --------

      Total savings accounts .........      224,217        10,949          4.88%
    FHLB advances ....................       43,619         2,509          5.75%
    Securities sold under
      agreements to repurchase .......       14,644           875          5.98%
                                           --------      --------
      Total interest-bearing
        liabilities ..................      282,480      $ 14,333          5.07%
                                                         ========
  Noninterest-bearing liabilities ....        3,284
                                           --------

      Total liabilities ..............      285,764
  Stockholders' equity ...............       46,441
                                           --------

    Total liabilities and
      stockholders' equity ...........     $332,205
                                           ========

  Net interest rate spread(4) ........                                     2.39%
  Net interest margin(5) .............                                     3.00%
  Ratio of interest-earning
    assets to interest-bearing
    liabilities ......................       113.76%

-----------------
(1) Includes related assets available for sale and unamortized discounts and premiums.
(2) Amount includes certificate of deposit with an original maturity of greater than 90 days.
(3) Amount is net of deferred loan fees, loan discounts and premiums, loans in process, and loan loss allowances, and includes loans held for sale.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
(6) For purposes of these calculations, the nonaccruing loans receivable have been included in the average balances.
(7) Loan fees recognized for the years ended December 31, 1998 1997, and 1996 were $233,000, $293,000, and $217,000, respectively.

Rate/Volume Analysis

         The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to the changes due to rate.

                                                              Year Ended December 31, 1998           Year Ended December 31, 1997
                                                                       Compared to                           Compared to
                                                              Year Ended December 31, 1997           Year Ended December 31, 1996
                                                           ---------------------------------      ---------------------------------
                                                              Increase (decrease) due to             Increase (decrease) due to
                                                          Average                               Average
                                                           Volume        Rate          Net        Volume        Rate          Net
                                                           -------      -------      -------      -------      -------      -------
Interest-earning assets:
   Federal funds sold and
      other short-term investments ...................     $   350      $    (3)     $   347      $    46      $   (67)     $   (21)
   Investment securities, net (1)(2) .................        (829)         (47)        (876)         532           53          585
   Corporate trust preferreds ........................         312         --            312
   Loans receivable, net(2) ..........................         711          367        1,078        1,466          323        1,789
   Mortgage-backed securities, net(2) ................         867         (467)         400        3,333          (47)       3,286
   FHLB stock ........................................         (17)         (10)         (28)          49            3           52
                                                           -------      -------      -------      -------      -------      -------

         Total interest-earning assets ...............       1,394         (160)       1,233        5,426          265        5,691
                                                           -------      -------      -------      -------      -------      -------

Interest-bearing liabilities:
   Money market deposits .............................         310           62          372          545          104          649
   Passbook deposits .................................          34          (10)          24         --           --           --
   Checking accounts .................................          59           81          140           26          (17)           9
   Certificate accounts ..............................         790         (225)         565        4,123         (203)       3,920
   FHLB advances .....................................        (738)           1         (737)        (178)          69         (109)
   Securities sold under agreements
      to repurchase ..................................        (190)           1         (189)        (383)          (6)        (389)
                                                           -------      -------      -------      -------      -------      -------

         Total interest-bearing liabilities ..........         265          (90)         175        4,133          (53)       4,080
                                                           -------      -------      -------      -------      -------      -------

Net change in net interest income ....................     $ 1,129      $   (70)     $ 1,059      $ 1,293      $   318      $ 1,611
                                                           =======      =======      =======      =======      =======      =======

-------------------------
(1) Includes certificates of deposit with original maturities greater than 90 days.
(2)  Includes assets available for sale.

Results of  Operations  for the Years Ended  December  31, 1998 and December 31,
1997

Overview

         The Company recorded net income of $1.4 million, or $0.40 per basic share ($0.38 per share diluted) for the year ended December 31, 1998, compared to $1.8 million, or $0.46 per basic share ($0.45 per share diluted) for the year ended December 31, 1997. The Company's return on average assets for 1998 was 0.33%, compared to 0.43% in 1997. The return on average equity for 1998 was 3.22%, compared with 3.87% in 1997.

         Net income for the year ended December 31, 1998 reflected higher net interest income and noninterest income compared to the year ended December 31, 1997, offset by a higher provision for loan losses and increases in general and administrative expenses. The operating results of the Company for the year ended December 31, 1998 reflect the assumption of approximately $30.0 million in deposits and the purchase of an equal amount of loans from Commercial Pacific Bank, the opening of an eighth branch, and strong in-market growth of low cost deposits. Net interest income before the provision for loan losses was $12.3 million for the year ended December 31, 1998, compared to $11.3 million for the year ended December 31, 1997. During the same periods, the average volume of interest-earning assets was $416.2 million and $397.5 million, respectively. The increase in net interest income reflects the growth in higher yielding loans and mortgage-backed securities, funded primarily by growth in low cost deposits.

         The Company has, for the last two years, focused its efforts on becoming more like a community-based commercial bank by increasing its commercial real estate, construction, multi-family and business lending activities. Additionally, the bank focused its deposit gathering efforts on low-cost transaction accounts, consisting of checking, statement savings, and money market accounts, partly by pursuing small businesses in-market, which will complement the business lending function.

         Continued implementation of the Company's strategic decision to transition from a traditional Savings Institution to a community banking orientation, and the expansion of the Company's branch locations and product lines, resulted in an increase in general and administrative expenses during 1998. Expansion activity included the Company's opening of a branch site in Felton, California, which began operations as a full service bank branch in May 1998 and the assumption of approximately $30.0 million in deposits and the purchase of an approximately equal amount of loans in April 1998 from Commercial Pacific Bank.

Interest Income

         For the year ended December 31, 1998, interest income was $30.9 million, an increase of $1.2 million, or 4.0%, over the amount recorded for the year ended December 31, 1997. The primary reason for the increase in interest income during 1998 was growth in average outstanding balances of mortgage-backed securities and loans receivable due to the purchase of approximately $30.0 million in loans from Commercial Pacific Bank as well as in-market growth of loans receivable. Interest income on loans receivable, which accounted for 68% of total interest income for the year ended December 31, 1998, grew by $1.1 million in 1998 compared to 1997. The growth in interest income on loans receivable during 1998 was due to a higher average balance of outstanding loans receivable and an increase in the average yield earned. Interest income on mortgage-backed securities grew by $0.4 million, for the year ended December 31, 1998. Interest income from other investment securities declined by $0.2 million, for the year ended December 31, 1998, due to lower average volumes and rates on investment securities in 1998 compared to 1997.

         The weighted average yield on interest-earning assets was 7.43% for the year ended December 31, 1998, compared to 7.47% for the year ended December 31, 1997. Despite a declining interest rate environment, the average yield on interest-earning assets declined only 4 basis points in 1998 compared to 1997. The magnitude of the decline in the yield on interest-earning assets was limited due to a 14% increase in the average balance of the highest interest-earning category loans receivable. The average yield on loans receivable increased 14 basis points, primarily due to the fact that 73% of the loans originated for the portfolio during 1998 were higher yielding construction, commercial real estate, multi-family and business loans. Yields on mortgage-backed securities declined slightly during 1998 due to higher prepayments and a corresponding increase in premium amortization.

Interest Expense

         Interest expense for the year ended December 31, 1998 was $18.6 million, compared to $18.4 million for the year ended December 31, 1997, an increase of $0.2 million. The increase in interest expense was primarily attributable to a higher average balance of savings deposits resulting from the assumption of approximately $29 million in deposits from Commercial Pacific Bank and the opening of the Felton branch office. The Company's average cost of interest-bearing liabilities declined to 4.80% in 1998, from 5.02% in 1997, primarily due to the effects of a more favorable mix of savings deposits and a lower interest rate environment. This reduction was primarily due to a declining interest rate environment which allowed management to lower, on average, interest rates paid to its customers on maturing and renewing term deposit accounts. Interest expense on FHLB advances and other borrowings declined by $0.9 million due to a lower average outstanding balance of borrowings in 1998.

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

         For the year ended December 31, 1998 the provision for loan losses was $692,000, compared to $375,000 for the year ended December 31, 1997. During 1998, the Company increased its provision for loan losses in connection with implementing its strategy to increase the amount of construction, commercial real estate, multifamily, and business lending. These types of loans generally involve a greater risk of loss than do one-to-four family residential mortgage loans. The provision as well as the $416,000 of allowance for loan losses provided on loans acquired from Commercial Pacific Bank, resulted in a total allowance for loan losses of $2,780,000, or .93% of loans receivable, at December 31, 1998, compared to an allowance for loan losses of $1,669,000, or
 .63% of loans receivable, at December 31, 1997. Nonperforming loans were $1.5 million, or .49% of gross loans receivable, at December 31, 1998, compared to $1.9 million, or .71% of gross loans receivable, a year earlier.

Noninterest Income

         Noninterest income increased by 34.9% to $2.2 million for the year ended December 31, 1998, compared to $1.6 million for the year ended December 31, 1997, primarily due to increases in customer service charges and commissions from sales of noninsured products during 1998. Customer service charges consist primarily of service charges on deposit accounts, fees for certain customer services, and loan-related fees. The increase in customer service charges in 1998 was primarily due to a larger customer base, a higher number of transaction-related customer deposit accounts, and a full year of surcharging foreign ATM card holders. The increase in commission income from sales of noninsured products reflects a more effective job of cross-selling these products to the Company's customer base.

         During the years ended December 31, 1998 and 1997, the Company sold $96.0 million and $38.6 million, respectively, of securities held for sale including mortgage-backed securities and investment securities and recorded net gains of $283,000 and $213,000, respectively, on the sales.

General and Administrative Expense

         General and administrative expense was $11.1 million and $9.5 million, respectively, for the years ended December 31, 1998 and 1997. The increases in 1998 were partially attributable to higher compensation and employee benefits, as new employees were hired to support the Company's deposit growth and the expansion of its branch locations and new product lines and services. In addition, general and administrative expenses for 1998 included higher data processing costs, increased professional fees and advertising expenses, higher stationery, telephone, and office expenses.

         The increases in certain categories of general and administrative expenses for the year ended December 31,1998 were partially offset by lower amortization of core deposit premium and reduced deposit insurance premiums compared to 1997. Amortization of core deposit premium was $144,000 lower in 1998 and deposit insurance premiums were $94,000 lower, compared to 1997.

Income Tax Expense

         The Company recorded income tax expense of $1.2 million for both the years ended December 31, 1998 and 1997. Income tax expense remained the same in 1998 compared to 1997 despite a decline in 1998 income before income tax due to an increase in the effective tax rate in 1998 compared to the previous year. The effective tax rate for the year ended December 31, 1998 was 46.1%, compared to 41.1% for the year ended December 31, 1997.

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

         Total assets of the Company were $454.8 million at December 31, 1998, compared to $408.1 million at December 31, 1997, an increase of $46.7 million, or 11.4%.

         Mortgage-backed securities and investment securities increased by $6.4 million, or 5.8%, during 1998. These increases were due in part to the decision to securitize approximately $48.0 million in 30 year fixed rate portfolio loans. This was partially offset by principal paydowns of $27.9 million on mortgage-backed securities and $26.2 million in maturities during the year ended December 31, 1998.

         Loans receivable held for investment were $298.8 million at December 31, 1998, compared to $263.8 million at December 31, 1997. Residential real estate loans represent the largest category in the loan portfolio. At December 31, 1998, total one-to-four family and multifamily residential real estate loans were $218.3 million, or 67% of the loan portfolio. The Company also engages in nonresidential real estate lending which includes commercial mortgage loans and construction loans secured by deeds of trust. Construction loans are made primarily to residential builders and to commercial property developers. At December 31, 1998, the Company's commercial real estate loan portfolio was $40.0 million, or 12.3% of the loan portfolio. Gross construction loans at December 31, 1998 totaled $51.6 million or 15.8% of the loan portfolio. Net construction loans totaled $27.4 million at December 31, 1998.

         During the year ended December 31, 1998, the Company's liabilities increased by $52.7 million to $412.9 million, from $360.2 million at December 31, 1997. The increase in liabilities was attributable to a increase of $50.1 million, or 15.6 %, in savings deposits. The increase in savings deposits in 1998 was due to the assumption of approximately $29 million in deposits from Commercial Pacific Bank, the opening of the Felton branch office and in-market growth of existing branches. Borrowings from the Federal Home Loan Bank and through repurchase agreements increased from $37.5 million at December 31, 1997 to $39.7 million at December 31, 1998.

         At December 31, 1998, shareholders' equity was $41.9 million, compared to $47.9 million at December 31, 1997 or a $6.0 million decline. The decrease in equity during 1998 was primarily due to the Company's repurchase of 567,094 of its outstanding treasury shares, which decreased equity by $8.2 million. This decline was partially offset by net income of $1.4 million, a $0.2 million increase in earned ESOP shares, and a net increase of $0.7 million in unrealized gains on securities available for sale. Equity was further reduced during 1998 by the payment of cash dividends totaling $463,000, or $.13 per share, on the Company's outstanding common stock.

Results of  Operations  for the Years Ended  December  31, 1997 and December 31,
1996

Overview

         The Company recorded net income of $1.8 million, or $0.46 per basic share ($0.45 per share diluted) for the year ended December 31, 1997, compared to $852,000, or $0.22 per basic share ($0.22 per share diluted) for the year ended December 31, 1996. Net income for the year ended December 31, 1996 was reduced by a $1.4 million pre-tax charge ($815,000 net of taxes) for the amount of the Federal Deposit Insurance Corporation ("FDIC") special assessment to recapitalize the Savings Association Insurance fund ("SAIF"). Excluding the SAIF charge, net income would have been $1.7 million, or $0.42 per basic and diluted share for the year ended December 31, 1996.

         Net income for the year ended December 31, 1997 reflected higher net interest income and noninterest income compared to the year ended December 31, 1996, offset by a higher provision for loan losses and increases in general and administrative expenses. The operating results of the Company for the year ended December 31, 1997 were influenced by the December 1996 assumption of $102.1 million of savings deposits (the "Deposit Assumption"). Cash proceeds from the Deposit Assumption were subsequently reinvested in mortgage-backed securities, other investment securities, and loans receivable, resulting in higher net interest income for the year ended December 31, 1997, compared to 1996. Net interest income before the provision for loan losses was $11.3 million for the year ended December 31, 1997, compared to $9.7 million for the year ended December 31, 1996. During the same periods, the average volume of interest-earning assets was $397.5 million and $321.4 million, respectively. The increase in net interest income reflects the increase in average interest-earning assets during 1997, partly offset by a higher average balance of interest-bearing savings deposits, due to the Deposit Assumption. See "Net Interest Income."

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

         The weighted average yield on interest-earning assets was 7.47% for the year ended December 31, 1997, compared to 7.46% for the year ended December 31, 1996. The average yield earned on loans receivable increased to 7.91% in 1997, from 7.78% a year earlier, primarily due to the origination of higher yielding construction, commercial real estate, and one-to-four family loans during 1997. Yields on mortgage-backed securities declined slightly during 1997 due to higher prepayments and a corresponding increase in premium amortization.

Interest Expense

         Interest expense for the year ended December 31, 1997 was $18.4 million, compared to $14.3 million for the year ended December 31, 1996, an increase of $4.1 million or 28.7%. The increase in interest expense was primarily attributable to a higher average balance of savings deposits resulting from the Deposit Assumption and the opening of the Capitola branch office. The Company's average cost of interest-bearing liabilities declined to 5.02% in 1997, from 5.07% in 1996, primarily due to the effects of a more favorable mix of savings deposits. During 1997, the average cost of certificate of deposit accounts declined by .08% to 5.50%. This reduction was primarily due to a stable to declining interest rate environment, which allowed management to lower, on average, interest rates paid to its customers on maturing and renewing term deposit accounts. Interest expense on FHLB advances and other borrowings declined by $498,000, or 14.7%, due to a lower average outstanding balance of borrowings in 1997.

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

         For the year ended December 31, 1997, the provision for loan losses was $375,000, compared to $28,000 for the year ended December 31, 1996. During 1997, the Company increased its provision for loan losses in connection with implementing its strategy to moderately increase the amount of construction,
commercial  real  estate,   multifamily,   and  business   lending  in  Northern
California. These types of loans generally involve a greater risk of loss than do one-to-four family residential mortgage loans. The provision resulted in a total allowance for loan losses of $1,669,000, or .63% of loans receivable, at December 31, 1997, compared to an allowance for loan losses of $1,311,000, or
 .56% of loans receivable, at December 31, 1996. Nonperforming loans were $1.9 million, or .71% of loans receivable, at December 31, 1997, compared to $1.4 million, or .59% of loans receivable, a year earlier.

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

Liquidity and Capital Resources

         The Company's primary sources of funds are customer deposits, principal, and interest payments on loans and mortgage-backed securities, FHLB advances and other borrowings and, to a lesser extent, proceeds from sales of securities and loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

         The Company maintains the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4%. The Bank's average liquidity ratios were 8.95%, 8.1%, and 7.7% for the years ended December 31, 1998, 1997 and 1996, respectively. The higher levels of liquidity in 1998 and 1997, compared to 1996, were primarily due to the retention of qualifying securities. The Company's strategy generally is to maintain its liquidity ratio at or near the required minimum in order to maximize its yield on alternative investments.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities amounted to $4.4 million, $2.1 million, and $24,000, respectively, for the years ended December 31, 1998, 1997 and 1996. Cash provided or used by operating activities is determined largely by changes in the level of loan sales. Loan sales are dependent on the level of loan originations and the relative customer demand for mortgage loans, which is affected by the current and expected future level of interest rates (see "General" and "Quantitative and Qualitative Disclosure of Market Risk"). The level of loans held for sale also depends on the time within which investors fund the purchase of loans from the Company. A majority of the Company's loans originated for sale are sold within 30 days of closing. During the years ended December 31, 1998, 1997, and 1996, the Company sold loans totaling $15.9 million, $3.4 million, and $2.7 million, respectively. The Company may elect to sell fixed or adjustable rate loans in the future, depending upon market opportunities and prevailing interest rates at the time such a decision is made.

         Cash provided or used by investing activities consists primarily of loan originations for the portfolio, purchases of loans receivable, purchases of mortgage-backed securities and investment securities, principal collections on loans and mortgage-backed securities, and proceeds from sales and maturities of mortgage-backed securities and investment securities. Cash disbursements to originate and purchase loans receivable were $183.6 million, $69.1 million, and $36.1 million, respectively, in 1998, 1997 and 1996. Disbursements to purchase mortgage-backed securities and investment securities totaled $119.0 million, $28.1 million, and $122.3 million during the same periods. Cash principal payments received on loans and mortgage-backed securities were $127.2 million, $52.8 million, and $42.9 million, respectively, during 1998, 1997, and 1996. The increase in principal payments during 1998 was due to a heavy refinance market driven by historically low interest rates. The Company received proceeds of $48.0 million, $38.6 million, and $8.4 million, respectively, from sales of mortgage-backed securities during 1998, 1997, and 1996, and received proceeds of $8.2 million, $31.5 million, and $14.9 million, respectively, for proceeds from maturities of investment securities during the same periods. The Company also securitized $48.4 million in primarily 30 year fixed rate residential portfolio loans during 1998.

         The Company received net cash of $42.5 million from financing activities in 1998. Of this increase, deposits increased by $50.1 million to $370.7 million at December 31, 1998, from $320.6 million a year earlier. The increase in deposits was primarily due to the assumption of approximately $29 million in deposits from Commercial Pacific Bank, the opening of the Felton branch office and in-market growth of existing branches. The net increase in deposits was partially offset by a $8.2 million net repurchase of outstanding stock. Repurchase of outstanding stock was undertaken in 1998 in order to more effectively utilize the equity position of the Company.

         The Company received net cash of $92.8 million in 1996 from financing activities. In 1996, cash provided by financing activities consisted primarily of cash proceeds of $98.4 million received in connection with the Deposit Assumption, net of core deposit premium. In 1997, cash used by financing activities totaled $20.6 million consisting primarily of repayments of Federal Home Loan Bank advances and reverse repurchase agreements of $22.3 million.

         The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and short-term investments totaled $17.0 million.

         At December 31, 1998, the Company had outstanding commitments to originate $26.6 million of real estate loans, include $2.6 million for fixed rate loans and $24 million for adjustable rate loans. Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. In addition, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

         At December 31, 1998, the Company had made available various secured and unsecured business, personal, and residential lines of credit totaling approximately $9.3 million, of which the undisbursed portion was approximately $5.3 million.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. At December 31, 1998, the Company had issued letters of credit totaling $4.1 million compared to $8.3 million at December 31, 1997. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments.

         From time to time, depending upon its asset and liability strategy, the Company converts a portion of its mortgages into FHLMC mortgage-backed securities. These conversions provide increased liquidity because the mortgage-backed securities are typically more readily marketable than the underlying loans and because they can be used as collateral for borrowings. During 1998, the Company converted approximately $48.4 million of its fixed rate residential loans into mortgage-backed securities and utilized the securities as collateral for borrowings. The Company did not securitize any portion of its mortgages during 1996 or 1997.

         The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances through its subsidiary, the Bank. The Bank's credit line with the FHLB is 40% of total assets. At December 31, 1998, this credit line represented a total borrowing capacity of approximately $177.2 million, of which $35.2 million was outstanding. Other sources of liquidity include investment securities maturing within one year. Certificates of deposit, which were scheduled to mature in one year or less from December 31, 1998, totaled $217.3 million.

         At December 31, 1998, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $29.3 million, or 6.69% of total adjusted assets, which was above the required level of $6.6 million or 1.5%; core capital of $29.3 million, or 6.69% of total adjusted assets, which was above the required level of $17.5 million or 4.00%, and risk-based capital of $31.9 million, or 11.60% of risk-weighted assets, which was above the required level of $22.0 million or 8.00%.

         During 1998, the Company acquired 566,991 shares of common stock previously approved for repurchase by the Board of Directors. Also during 1998, 35,349 stock options were exercised using treasury shares (see "Notes to Consolidated Financial Statements - Stock Benefit Plans"). As a result, the Company held 986,731 shares of treasury stock, or 22.0% of the Company's issued shares, at December 31, 1998, compared to 455,089 treasury shares held by the Company at December 31, 1997.

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

Year 2000

         The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Company could be materially and adversely affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of the Company to complete testing and renovation of its critical systems on a timely basis, could have a material adverse effect on the Company's financial condition and results of operations, as could Year 2000 problems faced by others with whom the Company does business.

         Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.

         The Company has a written plan to mitigate the risks associated with the impact of the Year 2000. The plan directs the Company's Year 2000 activities under the framework of the Federal Financial Institutions Examination Council (FFIEC) five-step program. The FFIEC's five-step program includes the following phases: awareness, assessment, renovation, validation and implementation. The awareness phase, which the Company has completed, discusses the Year 2000 problem and gains executive level support for the necessary resources to prepare the Company for Year 2000 compliance. The assessment phase, which the Company has also completed, assesses the size and complexity of the problem and details the magnitude of the effort necessary to address the Year 2000 issues. Although the awareness and assessment phases are completed, the Company will continue to evaluate any new issues as they arise. In the renovation phase, which the Company has substantially completed, the required incremental changes to hardware and software components are tested. In the validation stage, which the Company has also substantially completed, the hardware and software components are tested.

         The Company is utilizing both internal and external sources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The Company has identified fourteen vendors and fifty-eight software applications which management believes are material to the Company's operations. Based on information received from its vendors and testing results, the Company believes approximately 79% of such vendors are Year 2000 compliant as of December 31, 1998. The testing of the critical system applications for core banking product provided by the Company's primary vendor was completed and results verified during November and December 1998.

         The core banking product includes software solutions for checking, savings, time certificates of deposit, general ledger, accounts payable, automated clearing house, individual retirement accounts, commercial, mortgage and installment loans, proof of deposit and ancillary supporting products.

         The Company has identified three vendors that the Company does not believe are fully Year 2000 compliant as of December 31, 1998. Each of those vendors have advised the Company that it has completed the evaluation and renovation stages of Year 2000 compliance and is scheduled to begin implementation and validation beginning in January 1999 and all are scheduled to complete final validation by June 30, 1999.

         The Company is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. The Company has sent Year 2000 correspondence to the Bank's significant deposit and loan customers. A customer of the bank is deemed significant if the customer possesses any of the following characteristics:

         o  Total indebtedness to the bank of $750,000 or more.
         o  Credit risk rating of five (substandard) or higher.
         o The customers business is dependent on the use of high technology and/or the electronic exchange of information.
         o The customer's business is dependent on third party providers of data processing services or products.
         o An average ledger deposit balance greater than $50,000 and more than 12 transactions during the month.

         The Company has amended its credit authorization documentation to include consideration regarding the Year 2000 problem. The Company assesses its significant customer's Year 2000 readiness and assigns an assessment of "low", "medium" or "high" risks. Risk evaluation of the Bank's significant customers was substantially completed by December 31, 1998. Any depositor determined to have a high risk is scheduled for an evaluation by the Bank every 90 days until the customer can be assigned a low risk assessment. Any depositor determined to have medium risk is scheduled for a follow-up evaluation by March 31, 1999.

         Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of the Year 2000 problems or to determine the Company's worst-case scenario in the event the Company's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, the Company has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems and increased cash on hand. The contingency plans are expected to be completed by March 31, 1999, after which the appropriate implementation training is scheduled to take place.

         As of December 31, 1998, the Company had incurred approximately $200,000 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of the Company and, as of December 31, 1998, have constituted approximately 22% of the Company's information systems budget for 1998. The Company estimates that additional costs to complete Year 2000 compliance will be approximately $100,000. This estimate includes the cost of purchasing hardware and licenses for software programming tools, the cost of the time of internal staff and the cost of consultants. The estimate does not include the time that internal staff is devoting to testing programming changes. Testing is not expected to add significant incremental costs. Certain information system projects at the Company have been deferred as a result of the Company's Year 2000 compliance efforts. However, these deferrals are not expected to have a material effect on the Company's business.

Impact of New Accounting Standards

         On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement requires that all items recognized under accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other annual  financial  statements.  This  statement  also  requires  that an  entity classify items of other comprehensive income by their nature in an annual financial statement. Comprehensive income includes net income and other comprehensive income. The Company's only source of other comprehensive income is derived from unrealized gains and losses on investment securities held-for-sale. Reclassification adjustments result from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose. They are excluded from comprehensive income of the current period to avoid double counting. Annual financial statements for all prior periods have been restated.

         On January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise And Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. This statement will not impact the Company's consolidated financial position, results of operations or cash flows. The Company operates as a single operating segment and management evaluates the Company's performance as a whole and does not allocate resources based on the performance of different lending or transaction activities. Therefore, the financial disclosures of this standard related to operating performance of reportable segments do not apply.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments, and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is in the process of determining the impact of SFAS No. 133 on the Company's financial statements, which is not expected to be material.

         In October 1998, SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise was issued. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. It will allow companies that hold mortgage loans for sale to classify mortgage-backed securities retained in a securitization of such loans as either held-to-maturity, available for sale, or trading based on management's ability and intent. This guidance is consistent with the treatment established for investments covered by SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Management does not believe that SFAS No. 134 will have a material impact on its financial position, results of operations or cash flows.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Monterey Bay Bancorp, Inc.


We have audited the accompanying consolidated statements of financial condition of Monterey Bay Bancorp, Inc. and subsidiary ( the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Monterey Bay Bancorp, Inc. and subsidiary at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
San Francisco, California


February 6, 1999

MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997 (Dollars in thousands, except per share amounts)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              December 31,
                                                                                                       ----------------------------
                                                                                                         1998               1997
                                                                                                       ---------          ---------
ASSETS

Cash and due from depository institutions                                                              $  11,626          $   7,214
Overnight deposits                                                                                         5,325              6,300
                                                                                                       ---------          ---------

         Total cash and cash equivalents                                                                  16,951             13,514

Certificates of deposit                                                                                     --                   99
Loans held for sale (Note 6)                                                                               2,177                514
Securities available for sale:
   Mortgage-backed securities (amortized cost, 1998, $97,158; 1997, $70,234)
    (Note 3)                                                                                              98,006             70,465
   Corporate trust preferreds (amortized cost, 1998, $18,658) (Note 4)                                    19,154               --
   Investment securities (amortized cost, 1998, $252; 1997, $40,351) (Note 5)                                256             40,355
Securities held to maturity:
   Mortgage-backed securities (market value, 1998, $96; 1997, $138) (Note 3)                                  97                142
   Investment securities (market value, 1997, $145) (Note 5)                                                --                  145
Loans receivable held for investment (net of allowance for loan losses, 1998,
   $2,780; 1997, $1,669) (Note 6)                                                                        298,775            263,751
Federal Home Loan Bank stock, at cost (Note 8)                                                             3,039              3,383
Premises and equipment, net (Note 9)                                                                       6,316              4,817
Accrued interest receivable (Note 7)                                                                       2,537              2,339
Core deposit premiums and other intangibles, net                                                           3,630              3,229
Other assets                                                                                               3,881              5,343
                                                                                                       ---------          ---------

TOTAL ASSETS                                                                                           $ 454,819          $ 408,096
                                                                                                       =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Savings deposits (Note 10)                                                                          $ 370,677          $ 320,559
   Federal Home Loan Bank advances (Note 11)                                                              35,182             32,282
   Securities sold under agreements to repurchase (Note 12)                                                4,490              5,200
   Accounts payable and other liabilities                                                                  2,581              2,122
                                                                                                       ---------          ---------

         Total liabilities                                                                               412,930            360,163
                                                                                                       ---------          ---------

COMMITMENTS AND CONTINGENCIES (Note 15):                                                                    --                 --

STOCKHOLDERS' EQUITY (Note 14):
   Preferred stock, $.01 par value, 2,000,000 shares authorized and unissued                                --                 --
   Common stock,  $.01 par value,  9,000,000 shares  authorized  and 4,492,086 shares issued (3,505,355 shares outstanding at December 31,
      1998; and 4,036,997 shares outstanding at December 31, 1997)                                            45                 45
   Additional paid-in capital                                                                             27,586             27,261
   Unearned shares held by employee stock ownership plan (215,623 at
      December 31, 1998; and 251,561 at December 31, 1997)                                                (1,380)            (1,610)
   Treasury stock, at cost (986,731 shares at December 31, 1998; and 455,089
      shares at December 31, 1997)                                                                       (12,920)            (4,642)
   Retained earnings, substantially restricted                                                            27,764             26,741
   Accumulated other comprehensive income, net of taxes                                                      794                138
                                                                                                       ---------          ---------

         Total stockholders' equity                                                                       41,889             47,933
                                                                                                       ---------          ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                             $ 454,819          $ 408,096
                                                                                                       =========          =========

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands, except per share amounts)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Year Ended December 31,
                                                                                       ---------------------------------------------
                                                                                         1998              1997               1996
                                                                                       -------            -------            -------
INTEREST INCOME:
   Loans receivable                                                                    $20,882            $19,804            $18,015
   Mortgage-backed securities                                                            6,911              6,510              3,224
   Other investment securities                                                           3,118              3,363              2,747
                                                                                       -------            -------            -------

         Total interest income                                                          30,911             29,677             23,986
                                                                                       -------            -------            -------

INTEREST EXPENSE:
   Savings deposits                                                                     16,628             15,527             10,949
   FHLB advances and other borrowings                                                    1,960              2,886              3,384
                                                                                       -------            -------            -------

         Total interest expense                                                         18,588             18,413             14,333
                                                                                       -------            -------            -------

NET INTEREST INCOME BEFORE PROVISION
  FOR LOAN LOSSES                                                                       12,323             11,264              9,653

PROVISION FOR LOAN LOSSES                                                                  692                375                 28
                                                                                       -------            -------            -------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                                       11,631             10,889              9,625
                                                                                       -------            -------            -------

NONINTEREST INCOME:
   Gains on sale of mortgage-backed securities
      and investment securities, net                                                       283                213                168
   Commissions from sales of noninsured products                                           537                355                138
   Customer service charges                                                                824                642                403
   Income from loan servicing                                                              227                229                153
   Other income                                                                            306                175                 79
                                                                                       -------            -------            -------

         Total                                                                           2,177              1,614                941
                                                                                       -------            -------            -------

GENERAL AND ADMINISTRATIVE EXPENSE:
   Compensation and employee benefits                                                    5,310              4,358              3,372
   Occupancy and equipment                                                               1,112              1,070                914
   Deposit insurance premiums                                                              139                233                532
   SAIF recapitalization assessment                                                       --                 --                1,387
   Data processing fees                                                                    833                685                495
   Legal and accounting expenses                                                           523                421                360
   Stationery, telephone and office expenses                                               561                490                353
   Advertising and promotion                                                               359                257                194
   Amortization of core deposit premiums                                                   695                839                340
   Other expenses                                                                        1,612              1,154              1,144
                                                                                       -------            -------            -------

         Total                                                                          11,144              9,507              9,091
                                                                                       -------            -------            -------

INCOME BEFORE INCOME TAX EXPENSE                                                         2,664              2,996              1,475

INCOME TAX EXPENSE (Note 12)                                                             1,228              1,230                623
                                                                                       -------            -------            -------

NET INCOME                                                                             $ 1,436            $ 1,766            $   852
                                                                                       =======            =======            =======

BASIC EARNINGS PER SHARE (Note 17)                                                     $  0.40            $  0.46            $  0.22
                                                                                       =======            =======            =======
DILUTED EARNINGS PER SHARE (Note 17)                                                   $  0.38            $  0.45            $  0.22
                                                                                       =======            =======            =======
CASH DIVIDENDS PER SHARE                                                               $  0.12            $  0.09            $  0.04
                                                                                       =======            =======            =======

See notes to consolidated financial statements.

                                            MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (Dollar amounts in thousands)
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                        Accumulated
                                                                                                           Other
                                                                                                       Comprehensive
                                           Common Stock      Additional                                    Income,
                       Comprehensive  ---------------------   Paid-In     Acquired    Treasury    Retained   net
                          Income      Shares(1)      Amount   Capital      by ESOP    Stock(2)    Earnings  of tax      Total
                          ------      ---------      ------   -------      -------    --------    --------  ------      -----
Balance at
   December 31, 1995                  4,267,477       $ 45    $ 27,028    $ (2,070)   $ (2,201)   $ 24,633   $ 169    $ 47,604

Purchase of
   treasury stock                      (213,375)                                        (2,173)                         (2,173)

Dividends paid                                                                                        (165)               (165)

Earned ESOP shares                                                  77         230                                         307

Comprehensive income:
   Net income             $  852                                                                       852                 852

   Other Comprehensive
      income:

   Change in unrealized
      loss on
      securities
      available for
      sale, net
      of taxes of
      $ (403)               (568)

   Reclassification
      adjustment for
      gains on
      securities
      available
      for sale
      included in
      income, net of
      taxes of $69           (98)

   Other comprehensive
      income, net           (666)                                                                             (666)       (666)
                          ------
   Total comprehensive
      income              $  186
                          ======
                                      ---------       ----    --------    --------    --------    --------   -----    --------
Balance at
  December 31, 1996                   4,054,102         45      27,105      (1,840)     (4,374)     25,320    (497)     45,759
                                      ---------       ----    --------    --------    --------    --------   -----    --------

Purchase of
   treasury stock                       (28,125)                                          (376)                           (376)

Options exercised
   using treasury stock                  11,020                                            108          12                 120

Dividends paid                                                                        (357)                               (357)

Earned ESOP shares                                                 156         230                                         386

Comprehensive income:
   Net income             $1,766                                                                     1,766               1,766

   Other Comprehensive
      income:

   Change in unrealized
      gain on
      securities
      available for
      sale,
      net of taxes of
      $ 539                  760

   Reclassification
      adjustment for
      gains
      on securities
      available
      for sale included
      in income, net
      of taxes
      of $(89)             (125)

   Other comprehensive
      income, net            635                                                                               635         635
                          ------
   Total comprehensive
      income              $2,401
                          ======
                                      ---------       ----    --------    --------    --------    --------   -----    --------
Balance at
   December 31, 1997                  4,036,997       $ 45    $ 27,261    $ (1,610)   $ (4,642)   $ 26,741   $ 138    $ 47,933
                                      ---------       ----    --------    --------    --------    --------   -----    --------

                                                             -continued-

                                                                 25



                                             MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (Dollar amounts in thousands)
-------------------------------------------------------------------------------------------------------------------

                                                                                                        Accumulated
                                                                                                           Other
                                                                                                       Comprehensive
                                           Common Stock      Additional                                    Income,
                       Comprehensive  ---------------------   Paid-In     Acquired    Treasury    Retained   net
                          Income      Shares(1)      Amount   Capital      by ESOP    Stock(2)    Earnings  of tax      Total
                          ------      ---------      ------   -------      -------    --------    --------  ------      -----
Balance at
   December 31, 1997                  4,036,997       $ 45    $ 27,261    $ (1,610)   $ (4,642)   $ 26,741   $ 138    $ 47,933

Purchase of
   treasury stock                      (566,991)                                        (8,624)                         (8,624)

Options exercised
   using treasury stock                  35,349                                            346          50                 396

Dividends paid                                                                                        (463)               (463)

Earned ESOP shares                                                 325         230                                         555

Comprehensive income:
   Net income             $1,436                                                                     1,436               1,436

   Other comprehensive
      income:

   Change in unrealized
      gain on
      securities
      available for
      sale, net
      of taxes of $583       822

   Reclassification
      adjustment for
      gains
      on securities
      available
      for sale
      included in
      income, net of
      taxes
      of $(118)            (166)

   Other comprehensive
      income, net                                                                                              656         656
                             656
                          ------
   Total comprehensive
      income:             $2,092
                          ======
                                      ---------       ----    --------    --------    --------    --------   -----    --------
Balance at
   December 31, 1998                  3,505,355       $ 45    $ 27,586    $ (1,380)   $(12,920)   $ 27,764   $ 794    $ 41,889
                                      =========       ====    ========    ========    ========    ========   =====    ========

--------------------------
(1) Number of shares of common stock includes 359,375 shares which are pledged as security for a loan to the Bank's ESOP. Shares earned at December 31, 1998, 1997 and 1996 were 143,750, 107,813 and 71,875, respectively.

(2) The Company held 986,731, 455,089, and 437,984 shares of repurchased Company common stock at December 31, 1998, 1997, and 1996, respectively.

                                       26



See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Year Ended December 31,
                                                                                          -----------------------------------------
                                                                                             1998           1997            1996
                                                                                          ---------       ---------       ---------
OPERATING ACTIVITIES:

   Net income                                                                             $   1,436       $   1,766       $     852
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of premises and equipment                                   456             440             372
      Amortization of core deposit premiums                                                     695             839             340
      Amortization of purchase premiums, net of discounts                                       953             573             487
      Loan origination fees deferred, net                                                       591             457             138
      Amortization of deferred loan fees                                                       (233)           (243)           (217)
      Provision for loan losses                                                                 692             375              28
      Compensation expense related to ESOP shares released                                      555             386             307
      Gain on sale of mortgage-backed securities and
         investment securities                                                                 (283)           (213)           (168)
      Gain on sale of real estate owned                                                         (12)           --              --
      Recoveries (Charge-offs) on loans receivable, net of recoveries                             3             (17)            (79)
      Losses (gains) on sale of fixed assets                                                    (23)              4               5
      Originations of loans held for sale                                                   (15,886)         (3,405)         (2,666)
      Proceeds from sales of loans originated for sale                                       14,223           3,020           2,628
      Change in income taxes payable and deferred income taxes                                  116              66            (234)
      Change in other assets                                                                  1,360          (1,667)           (376)
      Change in interest receivable                                                            (197)            217            (447)
      Change in accounts payable and other liabilities                                            1             (26)           (947)
                                                                                          ---------       ---------       ---------

            Net cash provided by operating activities                                         4,447           2,122              24
                                                                                          ---------       ---------       ---------

INVESTING ACTIVITIES:

   Loans originated for the portfolio, net                                                 (104,742)        (54,389)        (36,061)
   Purchases of loans receivable                                                            (48,012)        (14,661)           --
   Principal payments on loans receivable                                                    99,287          37,782          31,171
   Purchases of corporate securities available for sale                                     (18,645)           --              --
   Purchases of mortgage-backed securities available for sale                               (55,278)         (6,900)        (85,467)
   Principal paydowns on mortgage-backed securities                                          27,913          14,989          11,776
   Proceeds from sales of mortgage-backed securities available for sale                      48,036          38,613           8,427
   Purchases of investment securities available for sale                                    (15,998)        (21,249)        (36,833)
   Proceeds from sales of investment securities available for sale                           29,976            --             3,194
   Proceeds from maturities of investment securities                                         26,245          31,459          14,900
   Decreases in certificates of deposit                                                          99             100             581
   Redemptions (purchases) of FHLB stock                                                        343           1,657          (2,498)
   Purchases of premises and equipment, net                                                  (2,352)           (374)         (1,235)
   Purchase of savings deposits and loans, net of core deposit premiums                      (2,267)           --              --
   Proceeds from sale of fixed assets                                                           419            --              --
                                                                                          ---------       ---------       ---------

            Net cash (used in) provided by investing activities                             (14,976)         27,027         (92,045)
                                                                                          ---------       ---------       ---------

                                                             -continued-

MONTEREY BAY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               Year Ended December 31,
                                                                                         ------------------------------------------
                                                                                           1998             1997             1996
                                                                                         --------         --------         --------
FINANCING ACTIVITIES:

   Net increase in savings deposits                                                      $ 20,467         $  2,414         $    798
   Assumption of savings deposits, net of core deposit
      premiums (Note 10)                                                                     --               --             98,395
   Purchase premium paid for investment company assets                                       --                (89)            --
   Proceeds (repayments) on Federal Home Loan Bank
      advances, net                                                                         2,900          (14,525)             287
   Repayments of reverse repurchase agreements, net                                          (710)          (7,800)          (4,360)
   Cash dividends paid to stockholders                                                       (463)            (357)            (165)
   Purchases of treasury stock, net                                                        (8,228)            (256)          (2,173)
                                                                                         --------         --------         --------

            Net cash provided by (used in) financing activities                            13,966          (20,613)          92,782
                                                                                         --------         --------         --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   3,437            8,536              761

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           13,514            4,978            4,217
                                                                                         --------         --------         --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $ 16,951         $ 13,514         $  4,978
                                                                                         ========         ========         ========

CASH PAID DURING THE PERIOD FOR:

   Interest on savings deposits and advances                                             $ 18,957         $ 18,601         $ 14,425

   Income taxes                                                                             1,037            1,740              954

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING:

   Loans transferred to held for investment, at market value                                 --                 69             --

   Mortgage-backed securities acquired in exchange for securitized
      loans, net of deferred fees                                                          47,703             --               --

   Real estate acquired in settlement of loans                                                299              610              369

See notes to consolidated financial statements.

MONTEREY BAY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

1.   DESCRIPTION OF THE BUSINESS

     Monterey Bay Bancorp, Inc. (the "Company"), is a unitary savings and loan holding company incorporated in 1994 under the laws of the state of Delaware. The Company was organized as the holding company for Monterey Bay Bank (the "Bank,") in connection with the Bank's conversion from the mutual to stock form of ownership. On February 14, 1995, the Company issued and sold 3,593,750 shares of its common stock at an issuance price of $8.00 per share to complete the conversion. Net proceeds to the Company, including shares purchased by the employee stock ownership plan, were $27.1 million, after deduction of conversion expenses and underwriting fees of $1.6 million. The Company used $13.5 million of the net proceeds to acquire all of the stock of the Bank. The Bank owns a subsidiary, Portola Investment Corporation ("Portola"), which sells insurance and brokerage services.

     The Company's primary business is providing conveniently located deposit facilities to attract checking, money market, savings and certificate of deposit accounts, and investing such deposits and other available funds in mortgage loans secured by one-to-four family residences, construction, commercial real estate, and business loans. The Bank's deposit gathering and lending markets are primarily concentrated in the communities surrounding its full service offices located in Santa Cruz, Northern Monterey, and Southern Santa Clara Counties, in California. At December 31, 1998, the Bank had eight full service offices.

     In December, 1996, the Company assumed $102.1 million of savings deposits from Fremont Investment and Loan in exchange for cash and certain assets. On December 22, 1997, as part of its growth strategy, the Bank entered into an agreement with Commercial Pacific Bank ("CPB") to assume approximately $29.0 million in deposits and to acquire certain related assets. The agreement also calls for the Company to make a $5.0 million loan to the parent holding company of CPB. Consummation of these transactions was completed April, 1998.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies of Monterey Bay Bancorp, Inc. (the "Company") are as follows:

     Basis of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Monterey Bay Bank (formerly Watsonville Federal Savings and Loan Association), and the Bank's wholly-owned subsidiary, Portola Investment Corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

     Cash Equivalents - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. A percentage of the Company's transaction account liabilities are subject to Federal Reserve requirements. The Company's Federal Reserve requirement was $764,000 and $378,000, respectively, at December 31, 1998 and 1997.

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

     Interest on loans is credited to income when earned. Interest is not recognized on loans that are considered to be uncollectible. Loans are placed on a nonaccrual status when they become 90 days delinquent and interest previously accrued is charged off. Subsequent collections of delinquent interest are recognized as interest income when received.

     Impaired and Nonperforming Loans - A loan is impaired when it is probable that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement.

     The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans, and to permit periodic evaluation of the adequacy of allowances for losses in a timely manner. Total loans include the following portfolios: (i) residential one-to-four family loans, (ii) multi-family loans, (iii) commercial real estate loans,
     (iv) construction and land loans, and (v) non-mortgage loans. In analyzing these loans, the Company has established specific monitoring policies and procedures suitable for the relative risk profile and other characteristics of the loans within the various portfolios. The Company's residential one-to four-family, multifamily and non-mortgage loans, where the outstanding balance is less than $500,000, are considered to be relatively homogeneous and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, the Company generally reviews these loans by analyzing their performance and composition of their collateral for the portfolio as a whole. For non-homogenous loans the Company conducts a periodic review of each loan. The frequency and type of review is dependent upon the inherent risk attributed to each loan, and is directly proportionate to the adversity of the loan grade. The Company evaluates the risk of loss and default for each loan subject to individual monitoring.

     Factors considered as part of the periodic loan review process to determine whether a loan is impaired address both the amount the Company believes is probable that it will collect and the timing of such collection. As part of the Company's loan review process the Company considers such factors as the ability of the borrower to continue meeting the debt service requirements, assessments of other sources of repayment, the fair value of any collateral and the creditor's prior history in dealing with these types of credits. In evaluating whether a loan is considered impaired, insignificant delays (less than six months) or shortfalls (less than 5% of the payment amount) in payment amounts, in the absence of other facts and circumstances, would not alone lead to the conclusion that a loan is impaired.

     Any loans, which meet the definition of a troubled debt restructuring, or are partially or completely classified as Doubtful or Loss, are considered impaired. Loans are classified doubtful or loss when the likelihood of a loss on the asset is high. As of December 31, 1998 and 1997, the Company had $1,437,000 and $448,000, respectively, of restructured loans. The Company had no loans classified as doubtful or loss at December 31, 1998 and 1997.

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

     Allowances for loan losses are maintained at levels that management deems adequate to cover inherent losses in the loan portfolio and are continually reviewed and adjusted. The Company adheres to an internal asset review system and an established loan loss reserve methodology. Management evaluates factors such as the prevailing and anticipated economic conditions, historic loss experiences, composition of the loan portfolio by property type, levels and trends of classified loans, and loan delinquencies in assessing overall valuation allowance levels to be maintained. While management uses currently available information to provide for losses on loans, additions to the allowance may be necessary based on new information and/or future economic conditions.

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

     Core deposit intangibles arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, generally seven years. The Company continually evaluates the periods of amortization to determine whether later events and circumstances warrant revised estimates. The carrying values of unamortized core deposit intangibles at December 31, 1998 and 1997 were $3.6 million and $3.2 million, respectively. Accumulated amortization of core deposit intangibles at December 31, 1998 and 1997 were $1.3 million and $2.0 million, respectively.

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

     Income Taxes - The Company accounts for income taxes under the asset and liability method whereby, deferred tax assets and liabilities are recognized using currently applicable tax rates for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Future tax benefits attributable to temporary differences are recognized to the extent the realization of such benefits is more likely than not.

     Commissions from annuity sales arise from Portola's sale of tax deferred annuities, mutual funds, and other investment products not insured by the FDIC. Income is based on a percentage of sales, which varies based on the investment product sold and is recognized as income upon receipt.

     Stock Split - In July, 1998, the Board of Directors of the Company authorized a five for four stock split thereby increasing the number of issued and outstanding shares. All references in the accompanying financial statements to the number of common shares and per share amounts as of and for the years ended December 31, 1997 and 1996 have been restated to reflect the stock split.

     Earnings per share - The Company accounts for earnings per share under the standards of SFAS No. 128, Measurement of Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period, net of unreleased ESOP shares. Diluted earnings per share reflects the potential dilution that could occur if the Company's stock options were exercised or converted into common stock, net of shares that could be repurchased from proceeds received from the exercise of stock options.

     Common shares outstanding included 359,375 shares purchased by the Bank's ESOP. Shares earned by the ESOP at December 31, 1998, 1997, and 1996 were 115,000, 86,250, and 57,500, respectively, adjusted for the 5 for 4 split.

     Comprehensive Income - On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement requires that all items recognized under accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. This statement also requires that an entity classify items of other comprehensive income by their nature in an annual financial statement. Comprehensive income includes net income and other comprehensive income. The Company's only source of other comprehensive income is derived from unrealized gains and losses on investment securities held-for-sale. Reclassification adjustments result from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose. Such adjustments are excluded from current period comprehensive income to avoid double counting. Annual financial statements for all prior periods have been restated.

     Segment Reporting - On January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. This statement will not impact the Company's consolidated financial position, results of operations or cash flows. The Company operates as a single operating segment and management evaluates the Company's performance as a whole and does not allocate resources based on the performance of different lending or transaction activities. Therefore, the financial disclosures of this standard related to operating performance of reportable segments do not apply.

     Recently issued Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments, and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is in the process of determining the impact of SFAS No. 133 on the Company's financial statements, which is not expected to be material.

     In October 1998, SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise was issued. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. It will allow companies that hold mortgage loans for sale to classify mortgage-backed securities retained in a securitization of such loans as either held-to-maturity, available for sale, or trading based on management's ability and intent. This guidance is consistent with the treatment established for investments covered by SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Management does not believe that SFAS No. 134 will have a material impact on its financial position, results of operations or cash flows.

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

     Reclassifications - Certain amounts in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.

3.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale and held to maturity as of December 31, 1998 and 1997 are as follows (dollars in thousands):


                                           December 31, 1998
                               ----------------------------------------------
                                                   Gross      Gross    Weighted
                            Amortized Unrealized Unrealized   Fair     Average
                               Cost     Gains      Losses     Value     Yield

     Available for sale:
        FHLMC certificates   $ 4,735   $    28   $  --      $ 4,763      6.11%
        FNMA certificates     32,870       891       (10)    33,751      7.18%
        GNMA certificates     11,927        39       (20)    11,946      6.25%
        CMO/REMIC tranches    47,626       103      (183)    47,546      6.32%
                             -------   -------   --------   ------

           Total             $97,158   $ 1,061   $  (213)   $98,006      6.60%
                             =======   =======   ========   ======

     Held to maturity:
        FNMA certificates    $    97   $  --     $    (1)   $    96      4.67%
                             =======   =======   ========   ======


                                           December 31, 1997
                               ----------------------------------------------
                                                   Gross      Gross    Weighted
                            Amortized Unrealized Unrealized   Fair     Average
                               Cost     Gains      Losses     Value     Yield

     Available for sale:
        FHLMC certificates   $27,908   $   154   $   (16)   $28,046      6.85%
        FNMA certificates     25,142       113       (53)    25,202      6.55%
        GNMA certificates     17,184        46       (13)    17,217      7.18%
                             -------   -------   --------   ------

           Total             $70,234   $   313   $   (82)   $70,465      6.82%
                             =======   =======   ========   ======

     Held to maturity:
        FNMA certificates    $   142   $  --     $    (4)   $   38       5.04%
                             =======   =======   ========   =======

     The amortized cost and fair value of mortgage-backed securities by contractual maturity are shown below (dollars in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                December 31, 1998                     December 31, 1997
                                                      ------------------------------------    ------------------------------------
                                                                   Weighted                                Weighted
                                                     Amortized       Fair          Average   Amortized       Fair          Average
                                                        Cost         Value          Yield       Cost         Value           Yield
     Mortgage-backed securities
        available for sale - due
        in 5 years or less                            $    72       $    71          7.00%    $    67       $    67          7.00%

     Mortgage-backed securities
        available for sale - due
        after 5 years through 10 years                  4,837         4,838          6.00%      5,895         5,874          6.55%

     Mortgage-backed securities
        securities available for
        sale - due after 10 years                      92,249        93,097          6.63%     64,272        64,524          6.85%
                                                      -------       -------                   -------       -------

     Total mortgage-backed
        securities available
        for sale                                      $97,158       $98,006          6.60%    $70,234       $70,465          6.82%
                                                      =======       =======                   =======       =======

     Mortgage-backed securities
        held to maturity - due
        in 5 years or less                            $    97       $    96          4.47%    $   142       $   138          5.04%
                                                      =======       =======                   =======       =======


     Sales of mortgage-backed securities available for sale are summarized as follows (dollars in thousands):

                                                 Year Ended December 31,
                                              -----------------------------
                                               1998       1997       1996

     Proceeds from sales                      $48,036    $38,613    $ 8,427
     Gross realized gains on sales                373        236         87
     Gross realized losses on sales                68         23         17

4.   CORPORATE TRUST PREFERREDS

     Corporate trust preferreds available for sale and held to maturity as of December 31, 1998 are as follows (dollars in thousands):

                                                                                     December 31, 1998
                                                              ----------------------------------------------------------------------
                                                               Gross            Gross                     Weighted
                                                             Amortized       Unrealized   Unrealized        Fair           Average
                                                                Cost            Gains       Losses          Value            Yield
     Available for sale:
        Bank of America Capital                               $ 3,812         $    13         $--         $ 3,825            6.57%
        Chase Manhattan Bank                                    3,763              64          --           3,827            6.65%
        Bankers Trust Capital                                   3,634             166          --           3,800            6.94%
        State Street Capital Trust                              3,861              11          --           3,872            6.48%
        Bank of Boston Capital                                  3,588             242          --           3,830            6.95%
                                                              -------         -------         ----        -------

           Total                                              $18,658         $   496         $--         $19,154            6.72%
                                                              =======         =======         ====        =======


     The amortized cost and fair value of corporate trust preferreds by contractual maturity are shown below (dollars in thousands).


                                                       December 31, 1998
                                                --------------------------------

                                                                       Weighted
                                                Amortized    Fair       Average
                                                  Cost       Value       Yield

     Corporate trust preferreds
        available for  sale - due
        after 10 years                           18,658     19,154       6.72%
                                                -------    -------

     Total corporate trust preferreds
        available for sale                      $18,658    $19,154       6.72%
                                                =======    =======

5.   INVESTMENT SECURITIES

     Investment  securities  available for sale and held to maturity at December
     31, 1998 and 1997 are as follows (dollars in thousands):

                                                                    December 31,1998
                                           ----------------------------------------------------------------

                                                             Gross        Gross                 Weighted
                                            Amortized   Unrealized    Unrealized        Fair      Average
                                                 Cost        Gains       Losses        Value        Yield
         Available for sale:
            U. S. government securities:
               FNMA bond                         $252         $  4         $  -         $256        6.68%
                                                 ----         ----         ----         ----

                  Total                          $252         $  4         $  -         $256        6.68%
                                                 ====         ====         ====         ====


                                                                                     December 31,1997
                                                            -----------------------------------------------------------------------

                                                                             Gross         Gross                           Weighted
                                                            Amortized      Unrealized    Unrealized        Fair             Average
                                                               Cost          Gains         Losses          Value             Yield
     Available for sale:
        U. S. government securities:
           FFCB Bond                                         $ 4,000        $    10        $  --           $ 4,010           6.40%
           FHLB Debentures                                    11,998             35             (4)         12,029           6.78%
           FHLMC Debentures                                    6,101             16           --             6,117           6.70%
           FNMA bond                                           3,252             13           --             3,265           6.47%
        Other securities:
           Smith Breeden short-term
              government securities
              fund                                            15,000           --              (66)         14,934           5.01%
                                                             -------        -------         -------        -------

                 Total                                       $40,351        $    74        $   (70)        $40,355           6.05%
                                                             =======        =======         =======        =======

     Held to maturity:
           Tennessee Valley bond                             $   145        $  --          $  --           $   145           5.28%
                                                             =======        =======         =======        =======


     The amortized cost and approximate market value of investment securities by contractual maturity are shown below (dollars in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call premiums.

                                                            December 31, 1998                        December 31, 1997
                                               -----------------------------------------   ----------------------------------------

                                               Amortized         Fair           Weighted   Amortized        Fair          Weighted
                                                  Cost           Value           Average     Cost           Value          Average
     Investment securities
       available for sale:
           Due within 1
             year                                $  --          $  --             0.00%     $15,000        $14,934           5.01%
           Due after 1 year
              through 5
              years                                 --             --             0.00%      18,998         19,037           6.59%
           Due after 5
             years
             through 10
             years                               $   252        $   256           6.68%       6,353          6,384           6.88%
                                                 -------        -------                     -------        -------
                 Total                           $   252        $   256           6.68%     $40,351        $40,355           6.05%
                                                 =======        =======                     =======        =======


     Sales of investment securities available for sale are summarized as follows:

                                                   Year Ended December 31,
                                             ---------------------------------
                                              1998         1997       1996

     Proceeds from sales                     $29,976    $   --      $ 3,194
     Gross realized gains on sales                48        --           98
     Gross realized losses on sales               70        --         --

6.   LOANS RECEIVABLE

     Loans receivable at December 31, 1998 and 1997 are summarized as follows (dollars in thousands):

                                                              December 31,
                                                        -----------------------
                                                          1998          1997

          Held for investment:
             Loans secured by real estate:
           Residential:
              One-to-four units                         $ 185,033     $ 204,704
              Five or more units                           33,340        23,355
           Commercial real estate                          39,997        20,159
           Construction                                    51,624        35,150
           Land                                             7,774         1,869
        Other loans:
           Business loans                                   6,679           943
           Business lines of credit                           595           270
           Loans secured by deposits                          519           505
           Consumer lines of credit, unsecured                138            93
                                                        ---------     ---------

     Total                                                325,699       287,048

     (Less) add:
        Loans in process (undisbursed loan funds)         (24,201)      (21,442)
        Unamortized premiums, net of discounts                491           556
        Deferred loan fees, net                              (434)         (742)
        Allowance for loan losses                          (2,780)       (1,669)
                                                        ---------     ---------

     Loans receivable held for investment               $ 298,775     $ 263,751
                                                        =========     =========

     Held for sale:
        Loans secured by residential one-to-four units  $   2,177     $     514
                                                        =========     =========

     Weighted average interest rate at end of period         7.92%         7.96%


     At December 31, 1998 and 1997, the Company was servicing loans for others with a total unpaid principal balance of $75,407,000 and $52,141,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and conducting foreclosure proceedings. Loan servicing income is recorded on an accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Income from loan servicing amounted to $227,000 and $229,000 for the years ended December 31, 1998 and 1997, respectively. At December 31, 1998, the Company held $208,000 in escrow accounts for taxes and insurance.

     The activity in the allowance for loan losses is as follows (dollars in thousands):

                                                 Year Ended December 31,
                                              -----------------------------
                                               1998       1997       1996

     Balance, beginning of year               $ 1,669   $ 1,311    $ 1,362
     Provision for loan losses                    692       375         28
     Acquired allowance associated with
        Commercial Pacific Bank loans             416      --         --
     Net (charge-offs) recoveries                   3       (17)       (79)
                                              -------   -------    -------

     Balance, end of year                     $ 2,780   $ 1,669    $ 1,311
                                              =======   =======    =======

     The following table identifies the Company's total recorded investment in impaired loans by type at December 31, 1998 and 1997 (dollars in thousands).

                                                           December 31,
                                                      ---------------------
Loans secured by real estate:                          1998           1997
        Residential:
           One-to-four units                          $2,961         $  985
           Five or more units                            648            817
           Land                                          145           --
                                                      ------         ------

     Total impaired loans                             $3,754         $1,802
                                                      ======         ======


     The principal balances of impaired loans on which valuation allowances were recorded were, $3.8 million and $1.8 million in 1998 and 1997 respectively. The related valuation allowances on impaired loans at December 31, 1998 and 1997 were $409,000 and $236,000, respectively, which were included as part of the allowance for loan losses in the Consolidated Statements of Financial Condition. The provision for losses and any related recoveries are recorded as part of the provision for estimated losses on loans in the Consolidated Statements of Operations. For the years ended December 31, 1998 and 1997, the Company recognized interest on impaired loans of $166,000 and $49,000, respectively. Interest not recognized on impaired loans at December 31, 1998 amounted to $76,000. During the year ended December 31, 1998, the Company's average investment in impaired loans was $3.1 million, compared to $1.3 million in 1997.

     Nonperforming loans consist of restructured loans not performing in accordance with their restructured terms, and all nonaccrual loans. Nonaccrual loans are loans on which the Company has ceased the accrual of interest for any one of the following reasons: (a) the payment of interest is 90 days or more delinquent, (b) the loan is in the process of foreclosure, or (c) the collection of interest and/or principal is not probable under the contractual terms of the loan agreement. Nonperforming assets include all nonperforming loans and REO. Nonperforming assets as of December 31, 1998 and 1997 were as follows (dollars in thousands).


                                                            December 31,
                                                          -----------------
                                                           1998       1997
     Residential loans secured by real estate:
        One-to-four units - in foreclosure                $1,248     $  124
        One-to-four units - not in foreclosure               248        957
        Five or more units                                  --          817
     Real estate owned                                       281        321
                                                          ------     ------

     Total nonperforming assets                           $1,777     $2,219
                                                          ======     ======

     At December 31, 1998 and 1997, the Company had $1.5 million and $1.6 million, respectively, of nonaccrual loans. For the years ended 1998 and 1997, the effect on interest income had nonaccrual and other adversely classified and impaired loans been performing in accordance with contractual terms was approximately $76,000 and $62,000, respectively.

     Loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. At December 31, 1998 and 1997, the Company had eight loans totaling $1,437,000 and four loans totaling $448,000, respectively, which met the definition of a troubled debt restructuring, of which $1,420,000 and $300,000, respectively, were current and paying according to the terms of their contractually restructured agreements on December 31, 1998 and 1997.

     At December 31, 1998 and 1997, all nonperforming loans were secured by properties located within the State of California.

     The Company made conforming loans to executive officers, directors, and their affiliates in the ordinary course of business. Activity for the year ended December 31, 1998 reflects the removal of one loan with an outstanding balance of $186,000 due to the retirement of an officer of the Company. An analysis of the activity of these loans is as follows (dollars in thousands):

                                                            Year Ended
                                                           December 31,
                                                      --------------------
                                                       1998         1997

     Balance, beginning of period                     $   780      $   811
     New loans and line of credit advances              1,104           92
     Repayments                                          (530)         (13)
     Other                                               (710)        (110)
                                                      -------      -------

     Balance, end of period                           $   644      $   780
                                                      =======      =======

     Under Office of Thrift Supervision ("OTS") regulations, the Company may not make real estate loans to one borrower in an amount exceeding 15% of the Bank's unimpaired capital and surplus, plus an additional 10% for loans secured by readily marketable collateral. At December 31, 1998 and 1997, such limitation would have been approximately $4,783,000 and $5,786,000, respectively. There were no loans originated in violation of this limitation. In calculating total loans outstanding to any one borrower, the Bank includes loans in process (undisbursed loan funds) but does not also include that portion of off-balance sheet performance letters of credit which represent the undisbursed portion of gross construction loans.

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

7.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable as of December 31, 1998 and 1997 was as follows (dollars in thousands):

                                                               December 31,
                                                            ----------------
                                                             1998     1997

     Interest receivable on loans                           $1,777   $1,521
     Interest receivable on mortgage-backed securities         583      465
     Interest receivable on other investments                  177      353
                                                            ------   ------

     Total                                                  $2,537   $2,339
                                                            ======   ======

8.   INVESTMENT IN FHLB STOCK

     As a member of the Federal Home Loan Bank of San Francisco ("FHLB"), the Bank is required to own capital stock in an amount specified by regulation. As of December 31, 1998 and 1997, the Bank owned 30,393 and 33,825 shares, respectively, of $100 par value FHLB stock. The amount of stock owned meets the last annual regulatory determination. Each Federal Home Loan Bank is authorized to make advances to its members, subject to such regulation and limitations as the OTS may prescribe (see Note 11).

9.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31, 1998 and 1997 (dollars in thousands):


                                                         December 31,
                                                    ----------------------
                                                     1998           1997

     Land                                           $ 2,312        $ 2,106
     Buildings and improvements                       3,953          2,904
     Equipment                                        2,284          1,800
                                                    -------        -------

     Total, at cost                                   8,549          6,810

     Less accumulated depreciation                   (2,233)        (1,993)
                                                    -------        -------

     Total                                          $ 6,316        $ 4,817
                                                    =======        =======


     Depreciation expense was $456,000, $440,000, and $372,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

10.  SAVINGS DEPOSITS

     A summary of savings deposits and related weighted average interest rates for the years ended December 31, 1998 and 1997 follows (dollars in thousands):

                                         December 31, 1998                December 31, 1997
                                  -----------------------------      ----------------------------

                                              Weighted                         Weighted
                                              Average     % of                  Average     % of
                                  Amount        Rate      Total      Amount       Rate      Total

     Consumer accounts:
        Passbook accounts        $15,561       1.83%      4.20%     $ 13,553     1.89%      4.23%
        Checking accounts         37,462        .76%     10.11%       21,325      .49%      6.65%
        Money market accounts     60,528       4.03%     16.33%       31,605     3.88%      9.86%
     Certificate accounts:
        Jumbo accounts            62,457       5.23%     16.85%       59,025     5.57%     18.41%
        Other term accounts      194,669       5.47%     52.51%      195,051     5.48%     60.85%
                                 -------                ------      --------              ------

           Total                $370,677                100.00%     $320,559              100.00%
                                 =======                ======       =======              ======

     Weighted average interest
       rate                                    4.70%                              4.89%

     A summary of certificate accounts by maturity as of December 31, 1998 and 1997 follows (dollars in thousands):

                                                        December 31,
                                                   ------------------------
                                                     1998           1997

     Within six months                             $141,937        $101,645
     Six months to one year                          75,391          83,546
     One to two years                                33,581          63,840
     Two to three years                               1,960           2,139
     Over three years                                 4,257           2,906
                                                   --------        --------

        Total                                      $257,126        $254,076
                                                   ========        ========

     Savings deposits included $91,582,000 and $69,246,000 of jumbo accounts ($100,000 or greater) at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, total jumbo accounts included $29,125,000 and $10,221,000, respectively, of noncertificate accounts, such as passbook, checking and money market accounts. The Company does not offer premium rates on jumbo certificate accounts. The Savings Association Insurance Fund only insures account balances up to $100,000.

     The interest expense on savings deposits is summarized as follows (dollars in thousands):

                                               Year Ended December 31,
                                          ---------------------------------
                                            1998         1997         1996

     Passbook savings                     $   278      $   254      $   254
     Checking accounts                        227           87           78
     Money market accounts                  1,716        1,344          695
     Certificates of deposit               14,407       13,842        9,922
                                          -------      -------      -------

        Total                             $16,628      $15,527      $10,949
                                          =======      =======      =======

11.  FHLB ADVANCES

     A summary of Federal Home Loan Bank advances and related maturities at December 31, 1998 and 1997 follows (dollars in thousands):

                                                          December 31,
                                                   ------------------------
     Maturity                                       1998             1997

        1998                                    $       --         $22,100
        1999                                         2,600           2,600
        2003                                        25,000             --
        2004                                           282             282
        2005                                         1,500           1,500
        2006                                         4,800           4,800
        2010                                         1,000           1,000
                                                   -------         -------

     Total                                         $35,182         $32,282
                                                   =======         =======

     Weighted average rate during the year           5.93%           5.92%
     Weighted average rate at year end               5.54%           6.09%


     At December 31, 1998 and 1997, advances were secured by pledged investment securities and mortgage-backed securities with an aggregate amortized cost of $86.9 million and $72.5 million, respectively, and the Bank's investment in FHLB stock (see Note 8). At December 31, 1998 and 1997, FHLB advances were also secured by mortgage loans with carrying values of $134.0 million and $202.9 million, respectively.

     During the years ended December 31, 1998 and 1997, the maximum amount of FHLB advances outstanding was $73.8 million and $46.4 million, respectively. The average amount of FHLB advances outstanding during the same periods was $28.1 million and $40.5 million, respectively.

12.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     At December 31, 1998 and 1997, the Company held agreements to repurchase securities resulting in net borrowings of $4.5 million and $5.2 million, respectively. The agreements were collateralized by Government National Mortgage Association bonds, United States Treasury bonds, Federal Home Loan Bank bonds, and Federal National Mortgage Association bonds which were controlled by the Company. Reverse repurchase agreements outstanding at or during the years ended December 31, 1998 and 1997 are summarized below (dollars in thousands):

                                                            December 31,
                                                    --------------------------
                                                     1998                1997

1998                                                $  --              $ 3,200
1999                                                  4,490              2,000
                                                    -------            -------
Outstanding balance at year end                     $ 4,490            $ 5,200
                                                    =======            =======

Weighted average rate during the year                 5.92%              5.91%
Weighted average rate at the end of the year          5.69%              5.95%

Value of securities  held as collateral for
  reverse repurchase agreements, at
  year end:
   Par value                                        $ 4,494            $ 6,162
   Amortized cost                                     4,633              6,357
   Market value                                       4,643              6,364


     During the years ended December 31, 1998 and 1997, the maximum amount of reverse repurchase agreements outstanding was $5.2 million and $13.0 million, respectively. The average amount of reverse repurchase agreements outstanding during the same periods was $5.0 million and $8.2 million, respectively.

13.  INCOME TAXES

     The components of the provision for income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows (dollars in thousands):


                                                Year Ended December 31,
                                           -------------------------------
                                            1998        1997        1996
Current:
        Federal                            $ 1,150     $ 1,473     $   626
        State                                  357         449         163
                                           -------     -------     -------

           Total current                     1,507       1,922         789
                                           -------     -------     -------

     Deferred:
        Federal                               (244)       (566)       (173)
        State                                  (35)       (126)          7
                                           -------     -------     -------

           Total deferred                     (279)       (692)       (166)
                                           -------     -------     -------

     Total current and deferred            $ 1,228     $ 1,230     $   623
                                           =======     =======     =======

     The differences between the statutory federal income tax rate and the Company's effective tax rate, expressed as a percentage of income before income taxes, are as follows:

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996

Statutory federal tax rate                  34.0%        34.0%        34.0%
California franchise tax, net of
   Federal income tax benefit                8.0%         7.1%         7.6%
Other                                        4.1%        (0.1%)       0.7%
                                            ----         ----         ----

       Total                                46.1%        41.0%        42.3%
                                            ====         ====         ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1997 are presented below (dollars in thousands):


                                                             December 31,
                                                          ------------------
                                                           1998        1997
     Deferred tax assets:
       Deferred loan fees                                 $   (59)   $   204
       Compensation deferred for tax purposes                 575        538
       Allowance for loan losses                              797        383
       State income taxes                                     (10)        29
       Core deposits                                          716        574
       Other                                                   58         32
                                                          -------    -------

              Total gross deferred tax assets               2,077      1,760

     Deferred tax liabilities:
       Tax over book depreciation                             (35)       (61)
       FHLB stock dividends                                  (545)      (545)
       Unrealized gain on securities available for sale      (554)       (96)
       Other                                                  (92        (27)
                                                          -------    -------

              Total gross deferred tax liabilities         (1,226)      (729)
                                                          -------    -------

     Net deferred tax asset                               $   851    $ 1,031
                                                          =======    =======


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

     A deferred tax liability has not been recognized for the tax bad debt reserves of the Company that arose in tax years that began prior to December 31, 1987. At December 31, 1998, the portion of the tax bad debt reserves attributable to pre-1988 tax years was approximately $5,700,000. The amount of unrecognized deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the savings institution fails to meet the definition of a "qualified savings institution," or the bad debt reserve is used for any purpose other than absorbing bad debt losses.

14.  REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

     In connection with the insurance of its deposits by the Federal Deposit Insurance Corporation ("FDIC") and general regulatory oversight by the Office of Thrift Supervision ("OTS"), the Bank is required to maintain minimum levels of regulatory capital, including tangible, core and risk-based capital. At December 31, 1998 and 1997, the Bank was in compliance with all regulatory capital requirements. In addition, the OTS is empowered to take "prompt, corrective action" to resolve problems of insured depository institutions. The extent of these powers depends on whether an institution is classified as "well capitalized," "adequately capitalized," "undercapitalized," "significantly under capitalized," or "critically undercapitalized." At December 31, 1998 and 1997, the Bank was considered "well capitalized."

     The following table sets forth the amounts and ratios regarding actual and minimum tangible, core, and risk-based capital requirements, together with the amounts and ratios required in order to meet the definition of a "well capitalized" institution.

                                             Minimum Capital          Well Capitalized
                                              Requirements              Requirements                 Actual
                                          ----------------------    ----------------------    ----------------------
                                           Amount       Ratio        Amount       Ratio        Amount       Ratio
                                          ----------   ---------    ----------  ----------    ----------  ----------

          As of December 31, 1998:
             Total capital
                (to risk-weighted
                  assets)                  $21,980       8.00%        $27,475      10.00%      $31,882       11.60%
             Tier 1 capital
                (to risk-weighted
                  assets)                      N/A         N/A         16,334       6.00%       29,319       10.77%
             Core (tier 1) capital
                (to adjusted assets)        17,522       4.00%         21,902       5.00%       29,319        6.69%
             Tangible capital
                (to tangible assets)         6,571       1.50%            N/A         N/A       29,319        6.69%



                                             Minimum Capital          Well Capitalized
                                              Requirements              Requirements                 Actual
                                          ----------------------    ----------------------    ----------------------
                                           Amount       Ratio        Amount       Ratio        Amount       Ratio
                                          ----------   ---------    ----------  ----------    ----------  ----------

          As of December 31, 1997:
             Total capital
                (to risk-weighted
                  assets)                  $17,898       8.00%        $22,372      10.00%      $38,570        17.24%
             Tier 1 capital
                (to risk-weighted
                  assets)                      N/A         N/A         13,323       6.00%       36,901        16.62%
             Core (tier 1) capital
                (to adjusted assets)        15,703       4.00%         19,629       5.00%       36,901         9.40%
             Tangible capital
                (to tangible assets)         5,888       1.50%            N/A         N/A       36,859         9.39%


     At periodic intervals, both the OTS and the FDIC routinely examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that a savings and loan association's financial statements be adjusted in accordance with their findings.

     The OTS rules impose certain limitations regarding stock repurchases and redemptions, cash-out mergers, and any other distributions charged against an institution's capital accounts. The payment of dividends by the Bank to the Parent Company is subject to OTS regulations. "Safe-harbor" amounts of capital distributions can be made after providing notice to the OTS, but without needing prior approval. For Tier 1 institutions such as the Bank, the safe harbor amount is the greater of (1) net income earned during the year or
     (2) the sum of net income earned during the year plus one-half of the institution's capital in excess of the OTS capital requirement as of the end of the prior year. Distributions beyond these amounts are allowed only with the specific, prior approval of the OTS. As of December 31, 1998, the Bank had the capacity to declare dividends totaling approximately $2.2 million under the "safe harbor" limitations.

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

     Following the December 1996 assumption of $102.1 million of BIF insured deposits from Fremont Investment and Loan, Monterey Bay Bank became an "Oakar" institution and began paying insurance premiums to the BIF as well as the SAIF. The Company paid FDIC insurance premiums of $139,000 in 1998 of which $127,000 were SAIF premiums and $12,000 were BIF premiums. In 1997 the Company paid $233,000 of FDIC insurance premiums of which $201,000 were SAIF premiums and $32,000 were BIF premiums. The FDIC bases its insurance premiums on the perceived risk of the savings institution. During 1998 the Company paid lower premiums as the perceived risk level of the Bank was judged by the FDIC to be lower than in prior years as a result of regulatory examinations and reports. In 1996 the Company paid $532,000 of FDIC insurance premiums excluding the one-time SAIF assessment.

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

     At December 31, 1998, the Company had outstanding commitments to originate $26.6 million of real estate loans, include $2.6 million for fixed rate loans and $24 million for adjustable rate loans. Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have expiration dates or other termination clauses. In addition, external market forces may impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

     At December 31, 1998, the Company had made available various secured and unsecured business, personal, and residential lines of credit totaling approximately $9.3 million, of which the undisbursed portion was approximately $5.3 million.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. At December 31, 1998, the Company had issued letters of credit totaling $4.1 million compared to $8.3 million at December 31, 1997.

     At December 31, 1998, 1997, and 1996, the Company was obligated under non-cancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or on the average consumer price index. Rent expense under operating leases, included in occupancy and equipment expense, was approximately $170,000, $147,000 and $158,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Certain branch offices are leased by the Company under the terms of operating leases expiring at various dates through the year 2005. At December 31, 1998, future minimum rental commitments, including renewal options, under non-cancelable operating leases with initial or remaining terms of more than one year were as follows (dollars in thousands):


                 1999                                               $ 128
                 2000                                                 131
                 2001                                                 135
                 Thereafter                                           354
                                                                    -----

                 Total                                              $ 748
                                                                    =====

16.  STOCK BENEFIT PLANS

     On August 24, 1995, the stockholders of the Company approved the 1995 Incentive Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Company may grant to executive officers and officers of the Company and its affiliate, the Bank, options to purchase an aggregate of 351,758 shares of the Company's common stock. Each option entitles the holder to purchase one share of the common stock at the fair market value of the common stock on the date of grant. The Stock Option Plan provides that options granted thereunder begin to vest one year after the date of grant ratably over five years and expire no later than ten years after the date of grant. However, all options become 100% exercisable in the event that the employee terminates his employment due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. At December 31, 1998, unexercised options were granted and outstanding for an aggregate of 338,869 shares. At December 31, 1998, 153,764 of the options granted were outstanding and exercisable and 27,888 had been exercised.

     The Company also maintains the 1995 Stock Option Plan for Outside Directors (the "Directors' Option Plan"), approved by the stockholders of the Company on August 24, 1995. Under the Directors' Option Plan, members of the Board of Directors who are not officers or employees of the Company or Bank may be granted an aggregate of 97,925 shares of the Company's common stock. Options begin to vest one year after the date of grant ratably over five years and expire no later than ten years after the date of grant. However, all options become 100% exercisable in the event that the Director terminates membership on the Board of Directors due to death, disability, or, to the extent not prohibited by the OTS, in the event of a change in control of the Company or the Bank. Unexercised options were granted and outstanding as of December 31, 1998, for an aggregate of 79,440 shares with an exercise price equal to the fair market value of the Company's common stock at the date of grant. At December 31, 1998, 37,816 of the options granted were outstanding and exercisable. Through December 31, 1998, 18,481 options had been exercised under the Directors' Option Plan.

     A  summary  of stock  option  transactions  under  the  plans for the years
     December 31, 1998, 1997, and 1996 follows:

                                                     Weighted
                                       Number         Average        Exercise
                                         Of          Exercise          Price         Expiration
                                       Shares          Price         Per Share          Date
                                       ------          -----         ---------          ----
Balance, December 31, 1995            446,957         $  9.100     $  9.100            2005
   Options granted                     19,033         $ 11.242     $ 10.700-11.800     2005
   Options cancelled/expired          (22,233)        $  9.100     $  9.100            2005
                                      -------

Balance, December 31, 1996            443,757         $ 9.192      $ 9.100-11.800      2005-2006
   Options exercised                  (11,019)        $ 9.100      $ 9.100             2005
   Options cancelled/expired          (44,084)        $ 9.100      $ 9.100             2005
                                      -------

Balance, December 31, 1997            388,654         $  9.205     $11.375-14.750      2005-2006
   Options granted                     85,496         $ 14.902     $14.312-16.600      2008
   Options cancelled/expired          (55,841)        $  9.100     $ 9.100             2005
                                      -------

Balance at December 31, 1998          418,309         $ 10.383                         2005-2008
                                      =======

Exercisable, December 31, 1998        191,580         $ 9.185
                                      =======

     The following table summarizes stock option information at year-end 1998:

                      Exercise      Number of        Remaining       Exercisable
                       Price         Options           Life            Options
                       -----         -------           ----            -------
                     $  9.100        313,780         6.7 years         183,967
                       10.700          9,658         7.5 years           3,863
                       11.800          9,375         8.0 years           3,750
                       14.800         68,750         9.5 years           --
                       16.600          7,371         9.7 years           --
                       14.312          9,375          10 years           --

                  $ 9.10 - 16.600    418,309        7.3 years          191,580


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

     On February 14, 1995, the Conversion date, the ESOP borrowed $2,300,000 from the Company and used the funds to purchase 359,375 split adjusted shares of common stock issued in the Conversion. The loan is being repaid principally by contributions by the Bank to the ESOP, but may be paid from the Company's discretionary contributions to the ESOP, over a ten year period. At December 31, 1998, the loan had an outstanding balance of $1,380,000 and carried an interest rate of 8.00%. Interest expense for the obligation was $128,000 and $147,000, respectively, for the years ended December 31, 1998 and 1997. Shares purchased with the loan proceeds are held in trust for allocation among participants as the loan is paid. Contributions to the ESOP and shares released from the loan collateral in an amount proportional to the repayment of the ESOP loan is allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after seven years of credited service. However, in the event of retirement, disability or death, as defined in the plan, any unvested portion of benefits shall vest immediately. Forfeitures will be reallocated among participating employees, in the same proportion as contributions. Benefits are payable upon separation from service based on vesting status and share allocations made. As of December 31, 1998, 143,750 shares were allocated to participants and committed to be released. As shares are released from collateral, the shares become outstanding for earnings per share computations. As of December 31, 1998, the fair market value of the 215,625 unearned shares was $3,056,133.

     The Company maintains a Performance Equity Program for Officers (the "PEP") and a Recognition and Retention Plan for Outside Directors (the "RRP"). The purpose of the PEP and RRP is to provide executive officers, officers, and directors of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. In 1998, and 1996, the Company granted 18,145 and 7,246 shares, respectively, of Company common stock under the PEP and RRP. No grant shares were awarded in 1997. Awards vest pro rata on each anniversary of the grant date and become fully vested five years from the grant date, provided that the employee has completed the specified continuous service requirement. Awards become 100% vested upon termination of employment due to death, disability, or following a change in control of the Company. Some awards are based on the attainment of certain performance goals and are forfeited if such goals are not met. At December 31, 1998, 72,913 shares were the subject of outstanding grant awards to officers and directors and 28,402 remained reserved for future awards.

     The following is a summary of transactions under the PEP and RRP:


                                              Number of Grant   Weighted Average
                                              Shares Awarded      Fair Value
                                              and Outstanding    on Grant Date
                                              ---------------    -------------

     Balance, December 31, 1995                  165,088           $  9.100
        Grant shares awarded                       7,246             11.459
        Grant shares vested and issued           (24,975)             9.100
        Grant shares forfeited                   (14,338)             9.100
                                                 -------

     Balance, December 31, 1996                  133,021              9.229
        Grant shares vested and issued           (28,069)             9.100
        Grant shares forfeited                   (13,813)             9.100
                                                 -------

     Balance, December 31, 1997                   91,140              9.288
        Grant shares awarded                      18,145             15.257
        Grant shares vested and issued           (27,058)             9.195
        Grant shares forfeited                    (7,887)             9.140
                                                 -------

     Balance, December 31, 1998                   74,340           $ 10.794
                                                 =======


     The Company recorded compensation expense for the ESOP, PEP, and RRP of $817,000, $751,000, and $599,000, respectively, for the years ended December 31, 1998, 1997, and 1996.

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


                                                Year Ended December 31,
                                          ---------------------------------
                                            1998         1997        1996
     Net income:
       As reported                        $   1,436    $   1,766    $   852
       Pro forma                              1,256        1,622        708

     Basic earnings per share:
        As reported                       $     .41    $     .47    $   .22
        Pro forma                               .36          .44        .19

     Diluted earnings per share:
        As reported                       $     .38    $     .45    $   .22
        Pro forma                               .33          .42        .19


     For these disclosure purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of .87% for 1998 and .72% for 1996, expected volatility of 12% for 1998 and 9% for 1996; expected lives of 7 years for both years; and risk-free interest rates of 5.00% for 1998 6.2% for 1996. No options were awarded in 1997. During the initial phase-in period, the effects of applying SFAS 123 may not be representative of the effects on reported net income for future years because options vest over several years and additional awards can be made each year. The weighted average fair value per share of options granted during 1998 and 1996 were $3.82 and $4.08, respectively.

17.  EARNINGS PER SHARE

     The Company calculates Basic Earnings per Share ("EPS") and Diluted EPS in accordance with SFAS 128. Basic EPS is calculated by dividing net income for the period by the weighted average common shares outstanding for that period. Weighted average shares includes ESOP shares earned. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding.

     Following is a summary of the calculation of basic and diluted EPS (dollars are in thousands except per share amounts).


                                              Year Ended December 31,
                                        ------------------------------------
                                           1998         1997         1996

     Net income                         $    1,436   $    1,766   $      852
                                        ==========   ==========   ==========

     Weighted average shares-basic       3,621,258    3,777,479    3,859,369

     Dilutive effect of option shares      127,211      128,864       44,982
                                        ----------   ----------   ----------

     Weighted average shares
        outstanding-diluted              3,748,469    3,906,343    3,904,351
                                        ==========   ==========   ==========

     Basic earnings per share           $     0.40   $     0.46   $     0.22
                                        ==========   ==========   ==========
     Diluted earnings per share         $     0.38   $     0.45   $     0.22
                                        ==========   ==========   ==========


18.  401(k) PLAN

     The Company maintains a tax deferred employee savings plan under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate who are 21 years of age, have been employed by the Company for 90 days, and have completed 1,000 hours of service. The Company does not provide contributions to the 401(k) plan.

     The trust that administers the 401(k) plan had assets of $1,623,000 and $1,532,000 at other financial institutions as of December 31, 1998 and 1997, respectively.

19.  SALARY CONTINUATION AND RETIREMENT PLAN

     The Company maintains a Salary Continuation Plan for the benefit of certain officers and a Retirement Plan for members of the Board of Directors of the Company. Officers participating in the Salary Continuation Plan are entitled to receive a monthly payment for a period of 10 years upon retirement. Directors of the Company who have served on the Board of Directors for a minimum of nine years are entitled under the Retirement Plan to receive a quarterly payment equal to the amount of their quarterly retainer fee in effect at the date of retirement for a period of ten years. The Salary Continuation Plan and the Retirement Plan provide that payments will be accelerated upon the death of a Participant or in the event of a change in control of the Company. As of December 31, 1998 and 1997, there were eight officers and Directors participating in the Plan.

     The actuarial present value of the accumulated plan benefit obligation, calculated using a discount rate of 7.0%, was $911,000 at December 31, 1998, and using a discount rate of 7.5%, was $909,000 at December 31, 1997. Plan assets are not segregated for purposes of paying benefits under the Salary Continuation and Retirement Plans. The Company accrued pension liability expenses of $52,000, $36,000 and $35,000 under the Plans for the years ended December 31, 1998, 1997 and 1996, respectively. Such expense amounts approximated the computed actuarial net periodic plan costs for each period.

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

     Following  are  the  Parent  Company's  summary   statements  of  financial
     condition  for the years ended  December 31, 1998 and 1997,  and  condensed statements  of operations  and cash flows for the years ended  December 31,
     1998, 1997, and 1996 (dollars in thousands):

     SUMMARY STATEMENTS OF FINANCIAL CONDITION                                                        Year Ended December 31,
                                                                                                    ---------------------------
                                                                                                     1998                1997
     ASSETS
        Cash and due from depository institutions                                                   $   428             $   442
        Overnight deposits                                                                              725               1,400
                                                                                                    -------             -------
             Total cash and cash equivalents                                                          1,153               1,842
        Mortgage-backed securities available for sale                                                 6,664              10,939
        Investment securities available for sale                                                       --                   101
        Loan receivable                                                                               4,850                --
        Other assets                                                                                     58                 109
        Investment in subsidiary                                                                     33,732              40,212
                                                                                                    -------             -------
             TOTAL                                                                                  $46,457             $53,203
                                                                                                    =======             =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
        Liabilities:
          Securities sold under agreements to repurchase                                            $ 4,490             $ 5,200
          Other liabilities                                                                              78                  70
                                                                                                    -------             -------
            Total liabilities                                                                         4,568               5,270
        Stockholders' equity (see Consolidated Statements
           Of Financial Condition)                                                                   41,889              47,933
             TOTAL                                                                                  $46,457             $53,203
                                                                                                    =======             =======


         SUMMARY STATEMENTS OF OPERATIONS                                                     Year Ended December 31,
                                                                                     ------------------------------------------
                                                                                      1998              1997             1996
     Interest income:
        Interest on mortgage-backed securities
           and investment securities                                                 $   641           $   569          $   582
        Interest on ESOP loan                                                            129               147              166
        Interest on loan receivable                                                      306              --               --
                                                                                     -------           -------          -------
           Total interest income                                                       1,076               716              748
                                                                                     -------           -------          -------
     Interest expense:
        Interest on reverse repurchase agreements                                        297                61                7
                                                                                     -------           -------          -------
           Total interest expense                                                        297                61                7
                                                                                     -------           -------          -------
     Provision for loan losses                                                           150              --               --
     Noninterest  revenue                                                                 (1)             --                 47
     General and administrative expense                                                  503               476              397
                                                                                     -------           -------          -------
     Income before income tax expense                                                    125               179              391
     Income tax expense                                                                   50                74              162
                                                                                     -------           -------          -------
     Income before undistributed net income of the Bank                                   75               105              229
     Undistributed net income of the Bank                                              1,361             1,661              623
                                                                                     -------           -------          -------
     Net income                                                                      $ 1,436           $ 1,766          $   852
                                                                                     =======           =======          =======

     Following are the Parent Company's condensed statements of cash flows for the years ended December 31, 1998, 1997, and 1996 (dollars in thousands):

         SUMMARY STATEMENTS OF CASH FLOWS                                                      Year Ended December 31,
                                                                                         -------------------------------------
                                                                                          1998            1997           1996

     OPERATING ACTIVITIES:
        Net income                                                                       $ 1,436        $ 1,766        $   852
        Adjustments to reconcile net income to net cash provided by operating activities:
           Undisbursed net income of subsidiary                                           (1,361)        (1,661)          (623)
           Amortization of premiums                                                          102             50              8
           Provision for loan losses                                                         150           --             --
           Compensation expense related to ESOP shares released                              555            386            307
           Unrealized (gain) loss on securities, net of taxes                                 (3)          --             --
           Change in interest receivable                                                      (4)           (32)            86
           Change in other assets                                                              3             (4)            53
           Change in income taxes payable and deferred income taxes                           50            (24)          (150)
           Change in other liabilities                                                        10             (9)           (49)
                                                                                         -------        -------        -------

              Net cash provided by operating activities                                      938            472            484
                                                                                         -------        -------        -------

     INVESTING ACTIVITIES:
        Loans originated                                                                  (5,000)          --             --
        Dividend from subsidiary                                                           8,500           --             --
        Purchases of mortgage-backed securities available for sale                          --           (6,899)        (5,284)
        Paydowns on mortgage-backed securities                                             3,199          3,094          3,010
        Proceeds from sales of mortgage-backed securities                                    975
        Purchases of investment securities available for sale                               --             --           (3,593)
        Proceeds from maturities of investment securities                                    100           --            8,500
        Proceeds from sales of investment securities                                        --             --               85
                                                                                         -------        -------        -------

              Net cash (used in) provided by investing activities                          7,774         (3,805)         2,718
                                                                                         -------        -------        -------

     FINANCING ACTIVITIES:
        Proceeds (repayments) of reverse repurchase agreements, net                         (710)         5,200           (713)
        Cash dividends paid to stockholders                                                 (463)          (357)          (165)
        Purchases of treasury stock, net                                                  (8,228)          (256)        (2,173)
                                                                                         -------        -------        -------

              Net cash (used in) provided by financing activities                         (9,401)         4,587         (3,051)
                                                                                         -------        -------        -------

     NET (DECREASE) INCREASE IN CASH AND CASH
        EQUIVALENTS                                                                         (689)         1,254            151

     CASH AND CASH EQUIVALENTS AT BEGINNING
        OF PERIOD                                                                          1,842            588            437
                                                                                         -------        -------        -------

     CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $ 1,153        $ 1,842        $   588
                                                                                         =======        =======        =======

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

         Because  of  these  limitations,   the  aggregate  fair  value  amounts
         presented in the following tables do not represent the underlying value of the Company at December 31, 1998 and 1997.

     The following methods and assumptions, were used by the Company in computing the estimated fair values:

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

     d. Loans Receivable Held for Investment - For fair value estimation purposes, these loans have been categorized by type of loan (e.g., one-to-four unit residential) and then further segmented between adjustable or fixed rates. Where possible, the fair value of these groups of loans has been based on secondary market prices for loans with similar characteristics. The fair value of the remaining loans has been estimated by discounting the future cash flows using current interest rates being offered for loans with similar terms to borrowers of similar credit quality. Prepayment estimates were based on historical experience and published data for similar loans.

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

     The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 were as follows (dollars in thousands):

                                                          December 31, 1998
                                                         -------------------
                                                         Carrying      Fair
                                                          Amount      Value
Assets:
        Cash and cash equivalents                        $ 16,951   $ 16,951
        Investment securities available for sale              256        256
        Corporate securities available for sale            19,154     19,154
        Mortgage-backed securities available for sale      98,006     98,006
        Mortgage-backed securities held to maturity            97         96
        Loans receivable held for investment              298,775    306,215
        Loans held for sale                                 2,177      2,177
        Federal Home Loan Bank stock                        3,039      3,039

     Liabilities:
        Consumer accounts                                 113,551    113,551
        Certificate accounts                              257,126    257,975
        FHLB advances                                      35,182     35,780
        Securities sold under agreements to repurchase      4,990      4,990

     Commitments to extend credit                            --         --


                                                          December 31, 1997
                                                         -------------------
                                                         Carrying      Fair
                                                          Amount      Value
Assets:
        Cash and cash equivalents                        $ 13,514   $ 13,514
        Certificates of deposit                                99         99
        Investment securities available for sale           40,355     40,355
        Investment securities held to maturity                145        145
        Mortgage-backed securities available for sale      70,465     70,465
        Mortgage-backed securities held to maturity           142        138
        Loans receivable held for investment              263,751    268,274
        Loans held for sale                                   514        514
        Federal Home Loan Bank stock                        3,383      3,383

     Liabilities:
        Consumer accounts                                  66,483     66,483
        Certificate accounts                              254,076    254,381
        FHLB advances                                      32,282     32,259
        Securities sold under agreements to repurchase      5,200      5,196

     Commitments to extend credit                            --         --

22.  LIQUIDATION ACCOUNT

     At the time of the Conversion, the Bank established a liquidation account in an amount equal to its equity as of September 30, 1994. The liquidation account is maintained by the Bank for the benefit of depositors as of the eligibility record date who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank (and only in such an event), each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Company, the existence of the liquidation account will not restrict the use or application of such net worth. At December 31, 1998, the amount of the remaining balance in this liquidation account was approximately $3.4 million.

QUARTERLY RESULTS OF OPERATIONS (Unaudited)
--------------------------------------------------------------------------------
                                                           For the Year Ended December 31, 1998
                                                    -------------------------------------------------
                                                      First      Second              Third        Fourth
                                                    Quarter      Quarter           Quarter       Quarter

     Interest income .......................       $ 7,325       $ 7,547           $ 7,749       $ 8,290
     Interest Expense ......................         4,377         4,591             4,621         4,999
                                                   -------       -------           -------       -------
        Net interest income before
            provision for loan losaes ......         2,948         2,956             3,128         3,291
     Provision for loan losses .............           109           496                77            10
                                                   -------       -------           -------       -------
        Net interest income after
            provision for loan losses ......         2,839         2,460             3,051         3,281
     Noninterest income ....................           400           492               498           787
     General and administrative expense ....         2,440         2,986             2,718         3,000
                                                   -------       -------           -------       -------
     Income (loss) before income tax expense           799           (34)              831         1,068
     Income tax expense ....................           360            31               371           466
                                                   -------       -------           -------       -------
            Net income (loss) ..............       $   439       $   (65)(1)       $   460       $   602
                                                   =======       =======           =======       =======

     Basic earnings (loss) per share .......       $   .11       $  (.02)          $   .13       $   .18
                                                   =======       =======           =======       =======
     Diluted earnings (loss) per share .....       $   .11       $  (.02)          $   .12       $   .17
                                                   =======       =======           =======       =======
     Cash dividends per share ..............       $   .06       $   .00           $   .06       $   .00
                                                   =======       =======           =======       =======


                                                           For the Year Ended December 31, 1997
                                                    -------------------------------------------------
                                                      First       Second             Third        Fourth
                                                    Quarter      Quarter           Quarter       Quarter

     Interest income .......................       $ 7,636       $ 7,425           $ 7,286       $ 7,330
     Interest expense ......................         4,624         4,624             4,559         4,538
                                                   -------       -------           -------       -------
        Net interest income before
            provision for loan losses ......         2,944         2,801             2,727         2,792
     Provision for loan losses .............           123           102                90            60
                                                   -------       -------           -------       -------
        Net interest income after
            provision for loan losses ......         2,821         2,699             2,637         2,732
     Noninterest income ....................           311           333               506           464
     General and administrative expense ....         2,337         2,401             2,276         2,493
                                                   -------       -------           -------       -------
     Income before income tax expense ......           795           631               867           703
     Income tax expense ....................           324           256               356           294
                                                   -------       -------           -------       -------
            Net income .....................       $   471       $   375           $   511       $   409
                                                   =======       =======           =======       =======

     Basic earnings per share ..............       $   .12       $   .10           $   .13       $   .11
                                                   =======       =======           =======       =======
     Diluted earnings per share ............       $   .12       $   .10           $   .13       $   .10
                                                   =======       =======           =======       =======
     Cash dividends per share ..............       $   .04       $   .00           $   .05       $   .00
                                                   =======       =======           =======       =======

-------------------------------------------------

(1) The net loss of $65,000 was primarily due to a substantial increase in the provision for loan losses and to lesser extent the settlement by the Bank of two outstanding legal matters. The Bank increased the loan loss provision to address potential losses on loans secured by properties damaged by unusually severe Winter weather conditions in its market area.